Exhibit T3E.1 - Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of GOL Linhas Aéreas Inteligentes S.A. and Its Affiliated Debtors, dated as of March 20, 2025

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	:	Chapter 11
:
GOL Linhas Aéreas Inteligentes S.A.,	:	Case No. 24-10118 (MG)
et al.,[1]	:
:
Debtors.	:	(Jointly Administered)
:
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SECOND MODIFIED THIRD amended
JOINT Chapter 11 Plan of REORGANIZATION OF
GOL Linhas Aéreas Inteligentes S.A. AND ITS AFFILIATED DEBTORS

Evan R. Fleck Lauren C. Doyle Bryan V. Uelk MILBANK LLP 55 Hudson Yards New York, NY 10001 Telephone: (212) 530-5000 Facsimile: (212) 530-5219	Andrew M. Leblanc Erin E. Dexter (admitted pro hac vice) MILBANK LLP 1850 K St. NW, Suite 1100 Washington, DC 20006 Telephone: (202) 835-7500 Facsimile: (202) 263-7586
Gregory A. Bray MILBANK LLP 2029 Century Park East, 33rd Floor Los Angeles, CA 90067 Telephone: (424) 386-4000 Facsimile: (213) 629-5063
Counsel for Debtors and Debtors-in-Possession Dated: March 20, 2025 New York, New York

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GOL Linhas Aéreas Inteligentes S.A. (N/A); GOL Linhas Aéreas S.A. (0124); GTX S.A. (N/A); GAC, Inc. (N/A); Gol Finance (Luxembourg) (N/A); Gol Finance (Cayman) (N/A); Smiles Fidelidade S.A. (N/A); Smiles Viagens e Turismo S.A. (N/A); Smiles Fidelidade Argentina S.A. (N/A); Smiles Viajes y Turismo S.A. (N/A); Capitânia Air Fundo de Investimento Multimercado Crédito Privado Investimento no Exterior (N/A); Sorriso Fundo de Investimento em Cotas de Fundos de Investimento Multimercado Crédito Privado Investimento no Exterior (N/A); and Gol Equity Finance (N/A). The Debtors’ service address is Praça Comandante Linneu Gomes, S/N, Portaria 3, Jardim Aeroporto, 04626-020 São Paulo, São Paulo, Federative Republic of Brazil.

TABLE OF CONTENTS

Article I Definitions, Rules of Interpretation, Computation of Time, and Governing Law	1
A. Definitions	1
B. Rules of Interpretation	28
C. Computation of Time	29
D. Governing Law	29
E. Reference to Monetary Figures and Exchange Rates	29
F. Plan Support Agreement	29
Article II Administrative Expenses and Other Unclassified Claims	30
A. Administrative Expenses	30
1. Treatment of Administrative Expenses	30
2. Administrative Expense Bar Date	30
B. Professional Fees	31
1. Final Fee Applications	31
2. Professional Fees Escrow Account	31
3. Post-Effective Date Fees and Expenses	32
C. DIP Facility Claims	32
D. DIP Fees and Expenses	33
E. Priority Tax Claims	33
Article III Classification and Treatment of Claims and Interests	33
A. Classification of Claims and Interests	33
B. Treatment of Claims and Interests	35
1. Class 1 – Priority Non-Tax Claims	35
2. Class 2 – Other Secured Claims	35
3. Class 3 – 2028 Notes Claims	36
4. Class 4 – 2026 Senior Secured Notes Claims	36
5. Class 5 – Glide Notes Claims	37
6. Class 6 – Debenture Banks Claims	37
7. Class 7 – AerCap Secured Note Claims	38
8. Class 8 – Safra Claims	38
9. Class 9 – Non-U.S. General Unsecured Claims	39
10. Class 10(a) – GLAI General Unsecured Claims	39
11. Class 10(b) – GLA General Unsecured Claims	39
12. Class 10(c) – GFL General Unsecured Claims	40
13. Class 10(d) – GFC General Unsecured Claims	40
14. Class 10(e) – GEF General Unsecured Claims	40
15. Class 10(f) – GAC General Unsecured Claims	41
16. Class 10(g) – GTX General Unsecured Claims	41
17. Class 10(h) – Smiles Fidelidade General Unsecured Claims	41
18. Class 10(i) – Smiles Viagens General Unsecured Claims	42
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19. Class 10(j) – Smiles Argentina General Unsecured Claims	42
20. Class 10(k) – Smiles Viajes General Unsecured Claims	42
21. Class 10(l) – CAFI General Unsecured Claims	43
22. Class 10(m) – Sorriso General Unsecured Claims	43
23. Class 11 – General Unsecured Convenience Class Claims	43
24. Class 12 – Subordinated Claims	44
25. Class 13 – Intercompany Claims	44
26. Class 14 – Existing GLAI Equity Interests	44
27. Class 15 – Intercompany Interests	45
C. Special Provision Governing Unimpaired Claims	45
D. Subordination of Claims	45
E. Third-Party Beneficiaries / Derivative Claimants	46
F. Abra Noteholder Claims	46
G. Banco Pine and Banco Rendimento Settlements	46
H. Tax Agreement	46
I. Boeing Agreement	47
Article IV Acceptance or Rejection of Plan	47
A. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	47
B. Voting Classes	47
C. Presumed Acceptance by Non-Voting Classes	47
D. Presumed Acceptance by Unimpaired Classes	47
E. Deemed Rejection by Impaired Classes	48
F. Elimination of Vacant Classes	48
G. Controversy Concerning Impairment	48
Article V Means for Implementation of Plan	48
A. General Settlement of Claims and Interests	48
B. Restructuring Transactions	48
C. Sources of Consideration for Plan Distributions	49
1. Cash	49
2. Exit Financing	50
3. Take-Back Notes	50
4. 2026 Alternative Notes	52
5. Execution of New Debt Documents	52
6. New Equity	54
D. General Unsecured Claimholder Distribution	55
1. General Unsecured Claimholder Initial Distribution	55
2. General Unsecured Claimholder Escrowed Shares	55
3. Mandatory Redemption/Exchange & Offer to Purchase/Exchange	56
E. Corporate Existence	57
F. Vesting of Assets in the Reorganized Debtors	57
G. Cancellation of Loans, Securities, and Agreements	57
H. Corporate and Other Entity Action	59
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I. New Organizational Documents	60
J. Directors and Officers of Reorganized Debtors	60
1. New GOL Parent Board	60
2. Officers of Reorganized Debtors	60
3. New Subsidiary Boards	61
K. Management Incentive Plan	61
L. Effectuating Documents; Further Transactions	61
M. Section 1146 Exemption	61
N. Preservation of Causes of Action	61
Article VI Treatment of Executory Contracts and Unexpired Leases	62
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	62
B. Aircraft Leases	63
1. Assumption and Rejection of Prepetition Aircraft Leases	63
2. Aircraft Leases Entered into After the Petition Date	64
C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	65
D. Dispute Resolution	65
E. Rejection Damages Claims	66
F. Insurance Policies & Indemnification Obligations	66
G. Modifications, Amendments, Supplements, Restatements, or Other Agreements	68
H. Reservation of Rights	68
I. Contracts and Leases (other than Aircraft Leases) Entered into After the Petition Date	68
J. Compensation and Benefits Plans	68
Article VII Procedures for resolving contingent, unliquidated, and Disputed Claims	69
A. Allowance of Claims and Interests	69
B. Claims Administration Responsibilities	69
C. General Unsecured Claim Observer	69
D. Estimation of Claims	70
E. Adjustment to Claims Register Without Objection	70
F. Time to File Objections to Claims	71
G. Disallowance of Claims	71
H. Amendments to Claims	71
I. No Distributions Pending Allowance	71
J. Distributions After Allowance	71
K. Disputed Claims Reserve	72
L. Claims Resolution Procedures Cumulative	73
Article VIII Provisions Governing Distributions	73
A. Timing and Calculation of Amounts to Be Distributed	73
B. Disbursing Agent	74
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C. Rights and Powers of Disbursing Agent	74
1. Powers of the Disbursing Agent	74
2. Incurred Expenses	74
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions	74
1. Delivery of Distributions in General	74
2. Delivery of Distributions on 2028 Notes Claims	74
3. Delivery of Distributions on 2026 Senior Secured Notes Claims	75
4. Delivery of Distributions on 2025 Senior Notes	75
5. Delivery of Distributions on 2024 Senior Exchangeable Notes	76
6. Delivery of Distributions on Perpetual Notes	76
7. Delivery of Distributions on Glide Notes	77
8. Minimum Distributions	77
9. Undeliverable Distributions and Unclaimed Property	77
E. Exemption from Securities Laws	78
F. Compliance with Tax and Antitrust Requirements	81
G. No Postpetition Interest on Claims and Interests	82
H. Setoffs and Recoupment	82
I. Claims Paid or Payable by Third Parties	82
1. Claims Paid by Third Parties	82
2. Claims Payable by Third Parties	83
3. Applicability of Insurance Contracts	83
J. Allocation Between Principal and Accrued Interest	83
Article IX Settlement, Release, Injunction, and Related Provisions	84
A. Compromise and Settlement	84
B. Discharge of Claims and Termination of Interests	84
C. Release of Liens	84
D. Release by the Debtors	85
E. Releases by Holders of Claims or Interests	86
F. Exculpation	87
G. Injunction	88
H. Additional Provisions Regarding SEC	89
Article X Conditions to Effective Date	89
A. Conditions to Effective Date	89
B. Waiver of Conditions	91
Article XI Modification, Revocation or Withdrawal of Plan	92
A. Modification and Amendments	92
B. Effect of Confirmation on Modifications	92
C. Revocation or Withdrawal of Plan	92
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Article XII Retention of Jurisdiction	92
Article XIII Miscellaneous Provisions	95
A. Immediate Binding Effect	95
B. Additional Documents	95
C. Statutory Fees and Quarterly Reports	95
D. Reservation of Rights	95
E. Successors and Assigns	96
F. Notices	96
G. Notice of Entry of Confirmation Order	97
H. Term of Injunctions or Stays	97
I. Entire Agreement	98
J. Exhibits	98
K. Non-Severability of Plan Provisions	98
L. Votes Solicited in Good Faith	98
M. Document Retention	98
N. Conflicts	99
O. Dissolution of Committee	99

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Introduction

GOL Linhas Aéreas Inteligentes S.A. (“GLAI”) and its affiliated debtors and debtors in possession (each a “Debtor” and, collectively, the “Debtors”), jointly propose this chapter 11 plan of reorganization (the “Plan”) pursuant to section 1121(a) of title 11 of the United States Code (the “Bankruptcy Code”). Although proposed jointly for administrative purposes and voting, the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan.

All holders of Claims and Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

Article I
Definitions, Rules of Interpretation, Computation of Time, and Governing Law

A.	Definitions

As used in the Plan, capitalized terms have the meanings set forth below.

1.               “12(g) Obligations” has the meaning specified in Article V.C.6.

2.               “2017 FINIMP Note” means that certain Import Financing Bank Credit Note FP-32044/17 (Cédula de Crédito Bancário para Financiamento à Importação) issued by GLA on December 4, 2017 to the Luxembourg branch of Safra.

3.               “2018 FINIMP Note” means that certain Import Financing Bank Credit Note FP-32108/17 (Cédula de Crédito Bancário para Financiamento à Importação) issued by GLA on January 29, 2018 to the Luxembourg branch of Safra.

4.               “2020 Bank Credit Note” means that certain Bank Credit Note n. 6383843 (Cédula de Crédito Bancário) issued by GLA on October 23, 2020 to Safra, guaranteed by Fundo Garantidor para Investimentos and managed by Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

5.               “2022 Bank Credit Note” means that certain Bank Credit Note n. 6409150 (Cédula de Crédito Bancário) issued by GLA on August 30, 2022 to Safra.

6.               “2024 Senior Exchangeable Notes” means the 3.75% Exchangeable Senior Notes due 2024 issued pursuant to the 2024 Senior Exchangeable Notes Documents.

7.               “2024 Senior Exchangeable Notes Claims” means all Claims on account of, arising under, or related to the 2024 Senior Exchangeable Notes Documents, except any Indenture Trustee Fees.

8.               “2024 Senior Exchangeable Notes Documents” means the documents that govern the 2024 Senior Exchangeable Notes, including that certain Indenture, dated as of March 26, 2019, among GEF, as issuer, GLAI and GLA, as guarantors, and the 2024 Senior Exchangeable Notes Trustee, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

9.               “2024 Senior Exchangeable Notes Trustee” means The Bank of New York Mellon in its capacity as trustee, note registrar, paying agent, and exchange agent under the 2024 Senior Exchangeable Notes Documents.

10.            “2025 Senior Notes” means the 7.000% Senior Notes due 2025 issued pursuant to the 2025 Senior Notes Documents.

11.            “2025 Senior Notes Claims” means all Claims on account of, arising under, or related to the 2025 Senior Notes Documents, except any Indenture Trustee Fees.

12.            “2025 Senior Notes Documents” means the documents that govern the 2025 Senior Notes, including that certain Indenture, dated as of December 11, 2017, among GFL, as issuer, GLAI and GLA, as guarantors, and the 2025 Senior Notes Trustee, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

13.            “2025 Senior Notes Trustee” means The Bank of New York Mellon in its capacity as trustee, registrar, transfer agent, and paying agent under the 2025 Senior Notes Documents.

14.            “2026 Alternative Notes” means, if the Class of 2026 Senior Secured Notes Claims votes to reject the Plan, new non-exchangeable notes in the aggregate principal amount of $33.6 million to be issued by the 2026 Alternative Notes Issuer on the Effective Date on the terms set forth herein and such other terms set forth in the 2026 Alternative Notes Documents.

15.            “2026 Alternative Notes Collateral” has the meaning specified in ArticleV.C.4.

16.            “2026 Alternative Notes Documents” means the documents that will govern the 2026 Alternative Notes, including any financing documents related to the 2026 Alternative Notes and any related term sheets, indentures, note purchase agreements, intercreditor agreements, pledges, mortgages, guarantees, and any similar documents, in each case which shall be in form and substance reasonably acceptable to the Debtors and Abra and subject to the Committee Consent Right.

17.            “2026 Alternative Notes Issuer” means one or more of Reorganized GFL and Reorganized GEF and/or such other Reorganized Debtor or entity owned directly or indirectly by the Reorganized Debtors and/or New GOL Parent as determined by the Debtors, with the consent of Abra and subject to the Committee Consent Right in accordance with the terms of the Plan Support Agreement.

18.            “2026 Senior Secured Notes” means the 8.00% Senior Secured Notes due 2026 issued pursuant to the 2026 Senior Secured Notes Documents.

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19.            “2026 Senior Secured Notes Claims” means all Claims on account of, arising under, or related to the 2026 Senior Secured Notes Documents.

20.            “2026 Senior Secured Notes Collateral Agent” means TMF Brasil Administração e Gestão De Ativos Ltda. in its capacity as collateral agent under the 2026 Senior Secured Notes Documents.

21.            “2026 Senior Secured Notes Documents” means the documents that govern the 2026 Senior Secured Notes, including that certain Indenture, dated as of December 23, 2020, among GFL, as issuer, GLAI and GLA, as guarantors, the 2026 Senior Secured Notes Trustee, and the 2026 Senior Secured Notes Collateral Agent, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

22.            “2026 Senior Secured Notes Trustee” means Wilmington Trust, National Association, as successor to The Bank of New York Mellon, in its capacity as trustee, registrar, transfer agent, and paying agent under the 2026 Senior Secured Notes Documents.

23.            “2028 Notes” means the 2028 Senior Secured Notes and 2028 Senior Secured Exchangeable Notes.

24.            “2028 Notes Claims” means all Claims on account of, arising under, or related to the 2028 Notes Documents.

25.            “2028 Notes Collateral Agent” means TMF Brasil Administração e Gestão De Ativos Ltda as collateral agent under the 2028 Senior Secured Note Purchase Agreement and 2028 Senior Secured Exchangeable Note Purchase Agreement.

26.            “2028 Notes Documents” means the documents that govern 2028 Senior Secured Notes and the 2028 Senior Secured Exchangeable Notes, including the 2028 Senior Secured Note Purchase Agreement and the 2028 Senior Secured Exchangeable Note Purchase Agreement, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

27.            “2028 Senior Secured Exchangeable Note Purchase Agreement” means that certain Senior Secured Exchangeable Note Purchase Agreement, dated as of September 29, 2023, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GEF, as issuer, GLA, GLAI, and Smiles Fidelidade, as guarantors, Abra Group Limited and Abra Global Finance, as purchasers, and the 2028 Notes Collateral Agent.

28.            “2028 Senior Secured Exchangeable Notes” means the Senior Secured Exchangeable Notes due 2028 issued pursuant to the 2028 Senior Secured Exchangeable Note Purchase Agreement.

29.            “2028 Senior Secured Note Purchase Agreement” means that certain Senior Secured Note Purchase Agreement, dated as of March 2, 2023, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GFL, as issuer, GLA, GLAI, and Smiles Fidelidade, as guarantors, Abra Group Limited, as purchaser, and the 2028 Notes Collateral Agent.

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30.            “2028 Senior Secured Notes” means the Senior Secured Notes due 2028 issued pursuant to the 2028 Senior Secured Note Purchase Agreement.

31.            “4(a)(2) Securities” has the meaning specified in Article VIII.E.

32.            “7a Debentures” means the seventh issuance of simple, non-convertible secured debentures issued by GLA, in three series, on October 28, 2018, April 16, 2020, and October 1, 2020.

33.            “7a Debentures Claims” means all Claims on account of, arising under, or related to the 7a Debentures.

34.            “8a Debentures” means the eighth issuance of simple, non-convertible secured debentures issued by GLA on October 27, 2021.

35.            “8a Debentures Claims” means all Claims on account of, arising under, or related to the 8a Debentures.

36.            “Abra” means, collectively, Abra Group Limited, Abra Global Finance, Abra Kingsland LLP, and Abra Mobi LLP (and their respective successors).

37.            “Abra Equity Distribution” means 100% of the shares of New Equity, subject to dilution by (i) the General Unsecured Claimholder Distribution, (ii) any Incremental New Money Equity, (iii) any New Equity issued to holders of Allowed 2026 Senior Secured Notes Claims (and any shares held in escrow pursuant to Article V.D.2 on account of such 2026 Senior Secured Notes Claims), if applicable, and (iv) any New Equity issued after the Effective Date, including in connection with the Management Incentive Plan, upon exchange of the Exchangeable Take-Back Notes, and upon exchange of any Incremental New Money Exchangeable Debt.

38.            “Abra Notes” has the meaning specified in the DIP Order.

39.            “Abra Notes Agents” has the meaning specified in the DIP Order.

40.            “Ad Hoc Group of Abra Noteholders” has the meaning specified in the DIP Order.

41.            “Adequate Protection” has the meaning specified in the DIP Order.

42.            “Adjusted Specified Value” means an amount equal to (i) the Specified Value plus (ii) $250 million.

43.            “Administrative Expense” means any cost or expense of administration of the Chapter 11 Cases entitled to priority pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses of preserving the Estates and operating the Debtors’ business that are incurred after the Petition Date and through the Effective Date; (ii) professional compensation and reimbursement awarded or allowed pursuant to sections 330(a) or 331 of the Bankruptcy Code, including the Professional Fees; (iii) any administrative expense described in section 503(b)(9) of the Bankruptcy Code; and (iv) any

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and all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code.

44.            “Administrative Expense Bar Date” means the deadline for filing requests for payment of Administrative Expenses (other than Professional Fees), which shall be the first Business Day that is thirty (30) days after the Effective Date.

45.            “AerCap Secured Note Claims” means the secured amounts due under the AerCap Secured Note Documents entered into pursuant to the AerCap Secured Note Order and the AerCap Settlement Order.

46.            “AerCap Secured Note Documents” means the Secured Promissory Note dated August 26, 2024, by and between GFL, GLA, GLAI, and Ballyfin Aviation II Limited, any security agreements or other documents, instruments, and agreements entered into in connection therewith, and the AerCap Secured Note Order.

47.            “AerCap Secured Note Order” means the Order (I) Authorizing the Debtors to Amend Post-Petition Payment Obligation with AerCap Ireland Limited and (II) Granting Related Relief [Docket No. 895].

48.            “AerCap Settlement Order” means the Order (I) Approving the Global Restructuring Term Sheet with AerCap Ireland Limited, (II) Authorizing and Approving the Amendment and Assumption of Certain Aircraft and Engine Leases, (III) Authorizing Entry into the Definitive Documentation, (IV) Approving the Settlement, and (V) Granting Related Relief [Docket No. 491].

49.            “AerCap Term Sheet” means the global restructuring term sheet (together with all exhibits, annexes, and schedules attached thereto) attached as Exhibit 1 to the AerCap Settlement Order.

50.            “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

51.            “Agents/Trustees” means, collectively, the Abra Notes Agents, the DIP Agent, the DIP Trustee, the 2024 Senior Exchangeable Notes Trustee, the 2025 Senior Notes Trustee, the 2026 Senior Secured Notes Collateral Agent, the 2026 Senior Secured Notes Trustee, the 2028 Notes Collateral Agent, the Glide Notes Trustee, and the Perpetual Notes Trustee.

52.            “Aircraft Equipment Transaction” has the meaning specified in the Solicitation and Voting Procedures.

53.            “Aircraft Lease” means an Unexpired Lease relating to the use or operation of an aircraft, aircraft engine, or other aircraft parts.

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54.            “Allowed” means, with reference to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date that has not been otherwise satisfied or extinguished before the Effective Date (a) as to which a Claim or an Interest was validly asserted during the Chapter 11 Cases and no objection to allowance has been interposed within the time period set forth in the Plan, (b) as to which any objection has been resolved by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (c) as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court and is not Disallowed, or (d) that has been compromised, settled, or otherwise resolved by the Debtors; (ii) any Claim or Interest expressly allowed under the Plan or a Final Order of the Bankruptcy Court; or (iii) any Claim that is listed in the Schedules as liquidated, noncontingent, and undisputed for which (a) no Proof of Claim has been filed or (b) a Proof of Claim has been filed in the same or lesser amount as such Claim is listed in the Schedules; provided, that the Reorganized Debtors (i) in their business judgment, and in consultation with the General Unsecured Claim Observer (to the extent applicable), may deem a Claim or an Interest “Allowed” following the Effective Date without further order of the Bankruptcy Court and (ii) notwithstanding anything to the contrary herein, shall retain all claims and defenses with respect to Allowed Claims or Interests that are Reinstated or otherwise Unimpaired pursuant to the Plan; provided, further, that an Allowed Claim (i) includes a previously Disputed Claim to the extent such Disputed Claim becomes Allowed and (ii) shall be net of any setoff amount that may be asserted by the applicable Debtor against such Claim, which shall be deemed to have been set off in accordance with the provisions of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

55.            “Amended Debentures” means, collectively, the 7a Debentures and the 8a Debentures, each as amended in accordance with the Debenture Banks Stipulation.

56.            “Amended Glide Notes” means the Amended Glide Senior Notes and the Amended Glide Subordinated Notes.

57.            “Amended Glide Notes Documents” means the documents that will govern the Amended Glide Notes in accordance with the terms of the Lessor Agreements, including (i) the Amended Glide Notes Indenture and (ii) all other financing documents related to the Amended Glide Notes, such as intercreditor agreements, pledges, mortgages, and guarantees.

58.            “Amended Glide Notes Indenture” means the Glide Notes Indenture, as amended by that certain supplemental indenture to be entered into on the Effective Date with The Bank of New York Mellon, as trustee, registrar, transfer agent, and paying agent, and TMF Brasil Administração e Gestão De Ativos Ltda., as collateral agent.

59.            “Amended Glide Senior Notes” means, in accordance with the Lessor Agreements, the new senior amortizing notes to be issued under the Plan pursuant to the Amended Glide Notes Documents in an aggregate principal amount of $141,662,259.

60.            “Amended Glide Subordinated Notes” means, in accordance with the Lessor Agreements, the new subordinated amortizing notes to be issued under the Plan pursuant to the Amended Glide Notes Documents in an aggregate principal amount of $66,035,947.

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61.            “Amended Safra Notes” means, collectively, the 2017 FINIMP Note, the 2018 FINIMP Note, the 2020 Bank Credit Note, and the 2022 Bank Credit Note, each as amended pursuant to the Safra Stipulation.

62.            “Applicable Premium” has the meaning specified in the 2028 Senior Secured Note Purchase Agreement and the 2028 Senior Secured Exchangeable Note Purchase Agreement, as applicable.

63.            “Assumption Dispute” has the meaning specified in Article VI.D.

64.            “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property from, or an obligation incurred by, one or more of the Debtors, that arise under (i) chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 552, and 553, and section 724(a) of the Bankruptcy Code or (ii) similar foreign or state law.

65.            “Bankruptcy Code” has the meaning specified in the Introduction.

66.            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Chapter 11 Cases.

67.            “Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure, as amended from time to time and as applicable to the Chapter 11 Cases, promulgated pursuant to 28 U.S.C. § 2075, and (ii) the general, local, and chambers rules of the Bankruptcy Court.

68.            “BdoB Letters of Credit” has the meaning specified in the Debenture Banks Order.

69.            “Boeing Agreement” has the meaning specified in the Restructuring Term Sheet.

70.            “Bradesco Letters of Credit” has the meaning specified in the Debenture Banks Order.

71.            “Brazil Business Day” means any day other than a (i) Saturday or Sunday or (ii) day on which commercial banks in São Paulo, State of São Paulo, Brazil are required or authorized by law to remain closed.

72.            “BRL Exchange Rate” means the Real/U.S. dollar offered rate for U.S. dollars, expressed as the amount of Reais per one U.S. dollar reported by the Central Bank of Brazil on its website under transaction code PTAX (consulta de câmbio), on any applicable date.

73.            “Business Combination” means any merger, acquisition, consolidation, amalgamation or similar strategic business combination transaction, other than (i) any Material Joint Venture, (ii) any joint venture, including any arrangement of limited cooperation on specific routes (such as interlining, frequent flyer programs and lounge access, code sharing, and similar arrangements) and any agreement to expand cooperation between parties to develop joint networks, or (iii) any such transaction solely among a person and its subsidiaries or Affiliates.

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74.            “Business Day” means any day other than a (i) Saturday or Sunday, (ii) “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or (iii) day on which commercial banks in New York are required or authorized by law to remain closed.

75.            “CAFI” means Capitânia Air Fundo de Investimento Multimercado Crédito Privado Investimento no Exterior.

76.            “CAFI General Unsecured Claim” means any General Unsecured Claim against CAFI.

77.            “CAFI General Unsecured Claimholder Distribution” means 0% of the General Unsecured Claimholder Distribution.

78.            “Cash” means (i) cash and cash equivalents in U.S. dollars or (ii) where non-U.S. currency is specifically referred to, cash and cash equivalents in such non-U.S. currency.

79.            “Cash Interest” has the meaning specified in the 2028 Senior Secured Note Purchase Agreement and the 2028 Senior Secured Exchangeable Note Purchase Agreement.

80.            “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, action, remedy, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law (including under any state or federal securities law). For the avoidance of doubt, “Cause of Action” includes: (i) any right of setoff or counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, including Avoidance Actions; (iv) any claim or defense, including fraud, mistake, duress, usury, recoupment, and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any Avoidance Action or foreign or state law fraudulent transfer or similar claim.

81.            “Challenge Period” has the meaning specified in the DIP Order.

82.            “Chapter 11 Cases” means the jointly administered cases of the Debtors under chapter 11 of the Bankruptcy Code.

83.            “Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code against a Debtor.

84.            “Claims Bar Date” means: (i) with respect to all Claims other than those specified in sub-clauses (ii) and (iii) of this definition, June 14, 2024 at 11:59 P.M. (prevailing Eastern time); (ii) solely with respect to Claims held by Governmental Units, July 23, 2024 at 11:59 P.M. (prevailing Eastern time); and (iii) solely with respect to Claims arising from the rejection of an

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Executory Contract or Unexpired Lease, the later of (x) June 14, 2024 at 11:59 P.M. (prevailing Eastern time) and (y) the Rejection Damages Deadline.

85.            “Class” means a class of Claims or Interests designated in Article III, pursuant to section 1122(a) of the Bankruptcy Code.

86.            “Committee” means the official committee of unsecured creditors, as it may be constituted from time to time, appointed on February 9, 2024 by the U.S. Trustee in the Chapter 11 Cases [Docket No. 114] pursuant to section 1102 of the Bankruptcy Code, the composition of which was amended by the U.S. Trustee on February 13, 2024 [Docket No. 134].

87.            “Committee Consent Right” means the consent of the Committee but solely with respect to any provision that has a material effect on the economic recoveries or rights of holders of Allowed General Unsecured Claims (whether directly or indirectly).

88.            “Confirmation Date” means the date upon which the Confirmation Order is entered.

89.            “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

90.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

91.            “Consenting Stakeholders” has the meaning specified in the Plan Support Agreement.

92.            “Consummation” means the occurrence of the Effective Date.

93.            “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) on account of a Debtor’s monetary defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

94.            “D&O Policy” means any Insurance Contract, including tail insurance policies, for directors’, members’, trustees’, and/or officers’ liability.

95.            “Debenture Banks” means, collectively, Banco Santander S.A. (Brasil), Banco do Brasil S.A., and Banco Bradesco S.A.

96.            “Debenture Banks Claims” means all Claims held by the Debenture Banks against the Debtors, including the 7a Debentures Claims, the 8a Debentures Claims, and all Claims on account of, arising under, or related to the BdoB Letters of Credit, the Santander Letters of Credit, and the Bradesco Letters of Credit.

97.            “Debenture Banks Order” means the Order Approving Stipulation and (I) Authorizing the Debtors to (A) Use Collateral, Including Cash Collateral, and Grant Adequate Protection in Connection with Certain Prepetition Debentures; (B) Amend Terms of Certain

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Prepetition Debentures; (C) Establish Procedures for Extending the Expiration Date of, and Reimbursing the Issuing Banks for Drawn, Existing Prepetition Letters of Credit; and (D) Enter into a New Factoring Agreement; (II) Approving the Consensual Assumption of Certain Prepetition Factoring Agreements, as Amended; (III) Modifying the Automatic Stay; and (IV) Granting Related Relief [Docket No. 844].

98.            “Debenture Banks Stipulation” means the stipulation, dated July 9, 2024, between GLAI, GLA, and the Debenture Banks, which is attached as Exhibit A to the Debenture Banks Order.

99.            “Debtor” or “Debtors” has the meaning specified in the Introduction.

100.         “Definitive Documents” has the meaning specified in the Plan Support Agreement.

101.         “DIP Agent” means TMF Group New York, LLC as collateral agent under the DIP Indenture.

102.         “DIP Facility” means the superpriority senior secured priming debtor-in-possession financing facility provided to the Debtors pursuant to the DIP Facility Documents.

103.         “DIP Facility Claims” means all Claims held by the DIP Agent, the DIP Noteholders, and the DIP Trustee on account of, arising under, or related to the DIP Facility or DIP Facility Documents, including any outstanding principal, accrued and unpaid interest and premiums, fees, reimbursement obligations, and all other amounts that are outstanding obligations under the DIP Facility Documents, including the DIP Fees and Expenses.

104.         “DIP Facility Documents” means the DIP Indenture, the DIP Note Purchase Agreement, the DIP Order, and any amendments, modifications, supplements thereto, as well as any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Indenture, DIP Note Purchase Agreement, and the DIP Order.

105.         “DIP Fees and Expenses” has the meaning specified in the DIP Order.

106.         “DIP Guarantors” means all Debtors other than CAFI and Sorriso.

107.         “DIP Indenture” means that certain indenture, dated as of February 21, 2024, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GFL, as issuer, the DIP Guarantors, the DIP Trustee, and the DIP Agent.

108.         “DIP Note Purchase Agreement” means that certain Superpriority Senior Secured Priming Debtor-in-Possession Note Purchase Agreement, dated as of February 21, 2024, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GFL, as issuer, the DIP Guarantors, GLAS Trust Company LLC, as settlement agent, and the initial DIP Noteholders.

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109.         “DIP Noteholders” means the holders from time to time of the Notes issued under, and as defined in, the DIP Indenture.

110.         “DIP Order” means the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B), Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, (E) Authorizing the Debtors to Use Cash Collateral and (F) Granting Related Relief [Docket No. 207].

111.         “DIP Trustee” means GLAS Trust Company LLC, as trustee, registrar, transfer agent and paying agent under the DIP Indenture.

112.         “Disallowed” means any Claim, or any portion thereof, that (i) has been disallowed by Final Order or settlement; (ii) is scheduled at zero or as contingent, disputed, or unliquidated on the Schedules and as to which a Claims Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Order (I) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Forms, Bar Date Notices, and Mailing and Publication Procedures, (III) Implementing Uniform Procedures Regarding 503(b)(9) Claims, and (IV) Providing Certain Supplemental Relief [Docket No. 691]; or (iii) is not scheduled on the Schedules and as to which a Claims Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Order (I) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Forms, Bar Date Notices, and Mailing and Publication Procedures, (III) Implementing Uniform Procedures Regarding 503(b)(9) Claims, and (IV) Providing Certain Supplemental Relief [Docket No. 691]. “Disallow” and “Disallowance” shall have correlative meanings.

113.         “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Person or Entity that the Debtors or Reorganized Debtors select to make or facilitate distributions in accordance with the Plan, including each of the Agents/Trustees, as applicable.

114.         “Disclosure Statement” means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, together with all exhibits, schedules, supplements, annexes, and attachments to such Disclosure Statement, each as may be modified or supplemented from time to time.

115.         “Disputed” means, with respect to a Claim, any Claim that is not yet Allowed or Disallowed.

116.         “Disputed Claims Reserve” means the reserve established in accordance with Article VII.K to provide for distributions to holders of Disputed Claims in the event such Disputed Claims become Allowed Claims.

117.         “Distribution Date” means any of the Initial Distribution Date and each Interim Distribution Date.

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118.         “Distribution Record Date” means, other than with respect to publicly held Securities, the Confirmation Date or such other date prior to the Effective Date that is selected by the Debtors.

119.         “DTC” means the Depository Trust Company.

120.         “Effective Date” means the date that is a Business Day selected by the Debtor(s) on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions precedent specified in Article X.A have been satisfied or waived in accordance with the Plan.

121.         “Eligible Existing GLAI Equity Interest Holders” means all holders of Existing GLAI Equity Interests registered on GLAI’s shareholders’ registry as of no earlier than the date of the shareholders’ meeting of GLAI that approves the relevant capital increase and capitalization of indebtedness contemplated hereby, which record date shall be established at such shareholders’ meeting.

122.         “Elliott” has the meaning specified in the DIP Order.

123.         “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

124.         “Estate” means, with respect to a Debtor, the estate created for such Debtor upon commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

125.         “Estates” means, collectively, each Debtor’s Estate.

126.         “Exchange Act” has the meaning specified in Article VII.E.

127.         “Exchangeable Take-Back Notes” means new exchangeable debt in an aggregate principal amount of $250 million to be issued by the Take-Back Notes Issuers on the Effective Date on the terms set forth herein and such other terms set forth in the Exchangeable Take-Back Notes Documents.

128.         “Exchangeable Take-Back Notes Documents” means the documents that will govern the Exchangeable Take-Back Notes, including any financing documents related to the Exchangeable Take-Back Notes and any related term sheets, indentures, note purchase agreements, intercreditor agreements, pledges, mortgages, guarantees, and any similar documents, in each case which shall be in form and substance reasonably acceptable to the Debtors and Abra and subject to the Committee Consent Right.

129.         “Exculpated Parties” means, collectively, and in each case in their capacities as such: (i)(a) the Debtors, (b) the Reorganized Debtors, (c) the Committee and its members, (d) the General Unsecured Claim Observer, (e) the Ad Hoc Group of Abra Noteholders and Elliott, (f) the Abra Notes Agents, (g) the DIP Agent and the DIP Trustee, (h) the 2024 Senior Exchangeable Notes Trustee, the 2025 Senior Notes Trustee, and the Perpetual Notes Trustee, and (i) Abra; (ii) with respect to each of the Entities and Persons in clause (i), all of such Entities’ and Persons’ Related Parties, solely to the extent such Related Parties are fiduciaries of the Estates or otherwise to the fullest extent provided for pursuant to section 1125(e) of the Bankruptcy Code; and (iii) each other Consenting Stakeholder, its Affiliates, and each of its and their respective Related Parties;

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provided, that with respect to the Entities and Persons in clause (iii), any exculpations provided under the Plan or the Confirmation Order shall be granted only to the extent provided in section 1125(e) of the Bankruptcy Code.

130.         “Executory Contract” means a contract to which one or more Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

131.         “Existing GLAI Equity Interests” means existing Interests in GLAI.

132.         “Existing Letters of Credit” means all outstanding wholly or partially undrawn prepetition and postpetition letters of credit issued to, or at the request of, any Debtor, in each case as amended, restated, renewed, modified, supplemented, extended, or confirmed from time to time.

133.         “Exit Notes” means the new first Lien secured notes in an aggregate principal amount not to exceed the amount required to satisfy all Allowed DIP Facility Claims, to be issued by the Exit Notes Issuer on the Effective Date on the terms set forth herein and such other terms set forth in the Exit Notes Documents.

134.         “Exit Notes Agent/Trustee” means [Wilmington Savings Fund Society, FSB,] in its capacity as [collateral agent and trustee, registrar, transfer agent, and paying agent] under the Exit Notes (or such other persons or entities as may be agreed among the parties to the Exit Notes Documents, with the consent of Abra and subject to the Committee Consent Right in accordance with the terms of the Plan Support Agreement).

135.         “Exit Notes Documents” means the documents that will govern the Exit Notes, including any financing documents related to the Exit Notes and any related term sheets, indentures, note purchase agreements, intercreditor agreements, pledges, mortgages, guarantees, and any similar documents, in each case which shall be in form and substance acceptable to the Debtors and Abra and subject to the Committee Consent Right.

136.         “Exit Notes Issuer” means one or more of Reorganized GFL and Reorganized GEF and/or such other Reorganized Debtor or entity owned directly or indirectly by the Reorganized Debtors and/or New GOL Parent as determined by the Debtors, with the consent of Abra and subject to the Committee Consent Right, in accordance with the terms of the Plan Support Agreement.

137.         “Final Basis” means, with respect to the Boeing Agreement, that (i) the definitive documents in respect of such agreement have been executed and delivered by the parties thereto and (ii) all conditions precedent to the effectiveness and operation of such definitive documents have either been satisfied or waived in accordance with the terms thereof.

138.         “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (i) that has not been reversed, stayed, modified, amended, or revoked, and as to which (a) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (b) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (ii) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or

13

rehearing has been filed and (a) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (b) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, that the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule or applicable non-bankruptcy law may be filed relating to such order shall not prevent such order from being a Final Order.

139.         “GAC” means GAC, Inc.

140.         “GAC General Unsecured Claim” means any General Unsecured Claim against GAC.

141.         “GAC General Unsecured Claimholder Distribution” means 0.005% of the General Unsecured Claimholder Distribution.

142.         “GEF” means Gol Equity Finance.

143.         “GEF General Unsecured Claim” means any General Unsecured Claim against GEF.

144.         “GEF General Unsecured Claimholder Distribution” means 0% of the General Unsecured Claimholder Distribution.

145.         “General Unsecured Claim” means any Claim that is not a Secured Claim, an Intercompany Claim, a Subordinated Claim, a Non-U.S. General Unsecured Claim, or a Claim entitled to priority under the Bankruptcy Code and includes, for the avoidance of doubt, the 2024 Senior Exchangeable Notes Claims, the 2025 Senior Notes Claims, the Perpetual Notes Claims, and any Unsecured Claim that may be asserted pursuant to a Lessor Agreement. For the avoidance of doubt, holders of Allowed (i) General Unsecured Convenience Class Claims shall receive distributions only under Class 10 and not under any sub-Class of Class 9 and (ii) 2026 Senior Secured Notes Claims (in their capacity as such) shall receive distributions only under Class 4 and not under any sub-Class of Class 9.

146.         “General Unsecured Claim Observer” has the meaning specified in Article VII.C.

147.         “General Unsecured Claimholder Distribution” means (i) the General Unsecured Claimholder Initial Distribution and (ii) any General Unsecured Claimholder Released Escrowed Shares that are released after the Effective Date in accordance with Article V.D.2.

148.         “General Unsecured Claimholder Escrowed Shares” means a number of shares of New Equity to be held in an escrow account until the first anniversary of the Effective Date pursuant to the terms and conditions of Article V.D.2.

149.         “General Unsecured Claimholder Initial Distribution” means a number of shares of New Equity having a value (based on the Specified Value) equal to:

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i.	if a Boeing Agreement has not been agreed by the parties thereto on a Final Basis (and/or Bankruptcy Court approval has not been obtained in respect of such agreement) on or before the Effective Date, $210 million (and any such additional amounts as agreed by Abra and the Committee); or
ii.	if a Boeing Agreement is reached by the parties thereto on a Final Basis (and Bankruptcy Court approval has been obtained in respect of such agreement) on or before the Effective Date, $235 million (and any such additional amounts as agreed by Abra and the Committee); and
iii.	such additional amount of value between $0 and approximately $75 million, as agreed to by Abra and the Committee, based upon an agreement to provide up to an additional $75 million of value in New Equity, which today reflects 50% of the difference between the aggregate amount of value to be distributed under the Plan to the holders of Allowed 2026 Senior Secured Notes Claims and $252,565,388.89;

in each case subject to dilution as set forth in Article V.D.1; provided, that such value will be reduced by the aggregate value of Cash and New Equity paid in respect of the Smiles General Unsecured Claims; provided, further that the extent to which the aggregate amount of Cash paid in respect of General Unsecured Convenience Class Claims will be applied to reduce the General Unsecured Claimholder Initial Distribution (if any) shall be agreed by the Debtors, Abra, and the Committee.

150.         “General Unsecured Claimholder Released Escrowed Shares” means the General Unsecured Claimholder Escrowed Shares to be released to the holders of Allowed General Unsecured Claims and, if applicable, 2026 Senior Secured Notes Claims (or to applicable holders of New Equity) (each as of a record date to be agreed) pursuant to the terms and conditions of Article V.D.2.

151.         “General Unsecured Convenience Class Claim” means a General Unsecured Claim (other than a Smiles General Unsecured Claim, 2024 Senior Exchangeable Notes Claim, 2025 Senior Notes Claim, or Perpetual Notes Claim) in an Allowed amount of $200,000 or less.

152.         “General Unsecured Convenience Class Claim Fund” means Cash in an amount not to exceed $1,000,000 for purposes of making distributions to holders of Allowed General Unsecured Convenience Class Claims.

153.         “GFC” means Gol Finance (Cayman).

154.         “GFC General Unsecured Claim” means any General Unsecured Claim against GFC.

155.         “GFC General Unsecured Claimholder Distribution” means 2.272% of the General Unsecured Claimholder Distribution.

156.         “GFL” means Gol Finance (Luxembourg).

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157.         “GFL General Unsecured Claim” means any General Unsecured Claim against GFL.

158.         “GFL General Unsecured Claimholder Distribution” means 32.156% of the General Unsecured Claimholder Distribution.

159.         “GLA” means GOL Linhas Aéreas S.A.

160.         “GLA General Unsecured Claim” means any General Unsecured Claim against GLA.

161.         “GLA General Unsecured Claimholder Distribution” means 59.684% of the General Unsecured Claimholder Distribution.

162.         “GLAI” has the meaning specified in the Introduction.

163.         “GLAI General Unsecured Claim” means any General Unsecured Claim against GLAI.

164.         “GLAI General Unsecured Claimholder Distribution” means 5.883% of the General Unsecured Claimholder Distribution.

165.         “GLAI Preemptive Rights Offering” means the preemptive rights offering with respect to equity interests in Reorganized GLAI to be made available to Eligible Existing GLAI Equity Interest Holders in accordance with the Transaction Steps and Brazilian law.

166.         “GLAI Preemptive Rights Offering Period” means, with respect to the GLAI Preemptive Rights Offering, the period during which Eligible Existing GLAI Equity Interest Holders are entitled to exercise their preemptive rights, in accordance with Brazilian law, which period may commence prior to, on, or after the Effective Date, as set forth in the Transaction Steps.

167.         “Glide Notes” means, collectively, the 5.00% Senior Secured Notes due 2026 and 3.00% Subordinated Secured Notes due 2025 issued pursuant to the Glide Notes Documents.

168.         “Glide Notes Claims” means the Glide Senior Notes Claims and the Glide Subordinated Notes Claims.

169.         “Glide Notes Documents” means the documents that govern the Glide Notes, including the Glide Notes Indenture, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

170.         “Glide Notes Indenture” means that certain Indenture dated as of December 30, 2022, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GFL, as issuer, GLAI and GLA, as guarantors, the Glide Notes Trustee, and TMF Brasil Administração e Gestão De Ativos Ltda., as collateral agent under the Glide Notes Indenture.

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171.         “Glide Notes Trustee” means Computershare Trust Company, N.A., as successor to The Bank of New York Mellon, in its capacity as trustee, registrar, transfer agent, and paying agent under the Glide Notes Indenture.

172.         “Glide Senior Notes Claims” means all Claims on account of, arising under, or related to the 5.00% Senior Secured Notes due 2026 issued pursuant to the Glide Notes Documents.

173.         “Glide Subordinated Notes Claims” means all Claims on account of, arising under, or related to the 3.00% Subordinated Secured Notes due 2025 issued pursuant to the Glide Notes Documents.

174.         “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

175.         “GTX” means GTX S.A.

176.         “GTX General Unsecured Claim” means any General Unsecured Claim against GTX.

177.         “GTX General Unsecured Claimholder Distribution” means 0% of the General Unsecured Claimholder Distribution.

178.         “Impaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

179.         “Incremental New Money Equity” means New Equity in an aggregate amount that, together with the amount of any Incremental New Money Exchangeable Debt, does not exceed $330 million and on such other terms set forth in the Incremental New Money Equity Documents.

180.         “Incremental New Money Equity Documents” means any documents that will govern the Incremental New Money Equity, including any financing documents related to the Incremental New Money Equity and any related term sheets, subscription agreements, investor rights agreements, instruments defining the rights of security holders, and any similar documents, in each case, which shall be in form and substance acceptable to the Debtor and Abra and subject to the Committee Consent Right.

181.         “Incremental New Money Exchangeable Debt” means exchangeable debt in an aggregate principal amount that, together with the amount of any Incremental New Money Equity, does not exceed $330 million and on such other terms set forth in the applicable Incremental New Money Exit Debt Documents.

182.         “Incremental New Money Exit Debt” means non-convertible, non-exchangeable secured debt in an aggregate principal amount that, together with the amount of any Incremental New Money Equity and/or Incremental New Money Exchangeable Debt, does not exceed $550 million and on such other terms set forth in the applicable Incremental New Money Exit Debt Documents.

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183.         “Incremental New Money Exit Debt Documents” means the documents that will govern any Incremental New Money Exchangeable Debt and/or Incremental New Money Exit Debt, including any financing documents related to the Incremental New Money Exchangeable Debt and/or Incremental New Money Exit Debt and any related term sheets, indentures, note purchase agreements, intercreditor agreements, pledges, mortgages, guarantees, and any similar documents, in each case, which shall be in form and substance acceptable to the Debtors and Abra and subject to the Committee Consent Right.

184.         “Incremental New Money Exit Financing” means new money exit financing in an aggregate amount of up to $550 million consisting of the issuance of Incremental New Money Exit Debt, Incremental New Money Equity, and/or Incremental New Money Exchangeable Debt.

185.         “Indemnification Obligation” means any existing or future obligation of any Debtor to indemnify current and former directors, officers, members, managers, sponsors, agents, or employees of any of the Debtors who served in such capacity, with respect to or based upon such service or any act or omission taken or not taken in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, letters, the Debtors’ respective memoranda, articles or certificates of incorporation, corporate charters, bylaws, operating agreements, limited liability company agreements, or similar corporate or organizational documents or other applicable contract or law in effect as of the Effective Date.

186.         “Indenture Trustee Charging Lien” means any Lien, indemnification, and priority of payment rights in favor of an indenture trustee under the 2026 Senior Secured Notes Documents, the Glide Notes Documents, the 2024 Senior Exchangeable Notes Documents, the 2025 Senior Notes Documents, and the Perpetual Notes Documents, on or with respect to distributions to be made on account of the 2026 Senior Secured Notes Claims, the Glide Notes Claims, the 2024 Senior Exchangeable Notes Claims, the 2025 Senior Notes Claims, and the Perpetual Notes Claims, as applicable.

187.         “Indenture Trustee Fees” means the compensation, fees, expenses, disbursements, and indemnity claims of an indenture trustee that are required to be paid under the 2024 Senior Exchangeable Notes Documents, the 2025 Senior Notes Documents, and the Perpetual Notes Documents, including any fees, expenses, and disbursements of attorneys, advisors, or agents retained or utilized by an indenture trustee, whether prior to or after the Petition Date and whether prior to or after the Effective Date.

188.         “Initial Distribution Date” means the Effective Date or a date selected by the Reorganized Debtors, in consultation with the General Unsecured Claim Observer (to the extent applicable) and Abra, that is as soon as reasonably practicable thereafter.

189.         “Insurance Contracts” means all insurance policies whose term of coverage includes the Effective Date issued to any of the Debtors (or their predecessors) and all agreements, documents, or instruments relating thereto, including but not limited to any agreement with a third party administrator for claims handling. Insurance Contracts shall not include surety bonds, surety guaranties, or surety-related products.

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190.         “Insurers” means any Entities or Persons (other than the Debtors) that issued or entered into Insurance Contracts (including any third-party administrator for any Insurance Contracts) and any respective predecessors and/or affiliates of any of the foregoing.

191.         “Intercompany Claim” means a Claim against a Debtor held by another Debtor.

192.         “Intercompany Interest” means any Interest in a Debtor held (i) by another Debtor or (ii) by a non-Debtor that is a wholly owned direct or indirect subsidiary of a Debtor.

193.         “Intercreditor Agreement” has the meaning specified in Article V.C.2.

194.         “Interest” means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) or other equity interest in a Debtor, including any share of common or preferred stock, membership interest, partnership unit, or other evidence of ownership of, or a similar interest in, a Debtor, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe, or acquire any such equity security or other equity interest in a Debtor, whether or not transferable, issued or unissued, authorized, or outstanding. For the avoidance of doubt, “Interest” includes American depositary receipts that are linked to other Interests.

195.         “Interim Distribution Date” means any date that is after the Initial Distribution Date on which the Reorganized Debtors, in consultation with the General Unsecured Claim Observer (to the extent applicable) and Abra, determine that an interim distribution should be made to holders of Allowed Claims, in light of, among other things, resolutions of Disputed Claims and the administrative costs of such a distribution.

196.         “Investment Exchange” shall be defined in the Plan Supplement.

197.         “Lessor Agreement” means any agreement or summary of terms approved by the Bankruptcy Court between the Debtors and one or more Aircraft Lease lessors related to the restructuring of any prepetition Aircraft Lease.

198.         “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

199.         “Management Incentive Plan” means the post-Effective Date management equity incentive plan at New GOL Parent, to be determined and allocated by the New GOL Parent Board.

200.         “Material Joint Venture” means a commercial collaboration that is material to each of the participants, as determined in good faith by the Board of Directors of Abra Group Limited; provided that it is expressly understood that arrangements of limited cooperation on specific routes (such as interlining, frequent flyer programs and lounge access, code sharing, and similar arrangements) and agreements to expand cooperation between parties to develop joint networks shall not constitute a Material Joint Venture.

201.         “New Boards” means the New GOL Parent Board and New Subsidiary Boards.

202.         “New Debt Documents” means, collectively, the Exit Notes Documents, the Take-Back Notes Documents, the Amended Glide Notes Documents, the documents governing

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the Amended Debentures, the documents governing the Amended Safra Notes, and, if applicable, the 2026 Alternative Notes Documents and the Incremental New Money Exit Debt Documents.

203.         “New Equity” means equity interests in New GOL Parent to be issued under the Plan on the terms set forth in Article V.C.6, which may include shares of common and preferred equity as determined by the Debtors, Abra, and the Committee, subject to compliance with the laws of Brazil and/or such other applicable jurisdiction, the rules, regulations, or requirements of any applicable stock exchange, and the terms of any New GOL Parent Organizational Documents, including any relevant shareholders’ agreements, if applicable.

204.         “New Equity Documents” means documents that will govern the New Equity, including any financing documents related to the New Equity and any related term sheets, subscription agreements, investor rights agreements, instruments defining the rights of security holders, and any similar documents, in each case, which shall be in form and substance acceptable to the Debtor and Abra and subject to the Committee Consent Right.

205.         “New GOL Parent” means a new entity to be formed or acquired on or prior to the Effective Date to hold, directly or indirectly through one or more entities, 100% of the equity interests of Reorganized GLAI (excluding the Existing GLAI Equity Interests and any equity issued through the GLAI Preemptive Rights Offering).

206.         “New GOL Parent Board” means the initial board of directors of New GOL Parent.

207.         “New Organizational Documents” means, collectively, the New GOL Parent Organizational Documents and the New Reorganized Subsidiary Debtor Organizational Documents.

208.         “New GOL Parent Organizational Documents” means the new bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, certificates of limited partnership, agreements of limited partnership, shareholder agreements, investor rights agreements, instruments defining the rights of security holders, or such other organizational documents of New GOL Parent included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors, Abra, and the Committee.

209.         “New Money Securities” has the meaning specified in Article VIII.E.

210.         “New Reorganized Subsidiary Debtor Organizational Documents” means the new bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, certificates of limited partnership, agreements of limited partnership, shareholder agreements, investor rights agreements, instruments defining the rights of security holders, or such other organizational documents of the Reorganized Debtors included in the Plan Supplement.

211.         “New Subsidiary Boards” means the initial boards of directors or managers (as applicable) of the Reorganized Debtors.

212.         “Non-Exchangeable Take-Back Notes” means new non-exchangeable debt to be issued by the Take-Back Notes Issuers on the Effective Date, in the aggregate principal amount of

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(x) if the Class of 2026 Senior Secured Claims votes to accept the Plan, $700 million, and (y) if the Class of 2026 Senior Secured Notes votes to reject the Plan, $600 million, in each case on the terms set forth herein and such other terms set forth in the Non-Exchangeable Take-Back Notes Documents.

213.         “Non-Exchangeable Take-Back Notes Documents” means the documents that will govern the Non-Exchangeable Take-Back Notes, including any financing documents related to the Non-Exchangeable Take-Back Notes and any related term sheets, indentures, note purchase agreements, intercreditor agreements, pledges, mortgages, guarantees, and any similar documents, in each case which shall be in form and substance reasonably acceptable to the Debtors and Abra and subject to the Committee Consent Right.

214.         “Non-U.S. General Unsecured Claim” means any Unsecured Claim (i) arising from or related to a Brazilian Litigation Claim (as such term is used in the Final Order (I) Authorizing the Debtors to Pay Certain Lien Claimants and (II) Granting Related Relief [Docket No. 194]), (ii) held by Brazilian trade vendors or service providers that provide, or will provide, goods or services necessary to the operation of the Reorganized Debtors and over which the Bankruptcy Court does not have personal jurisdiction (in each case as determined by the Debtors or the Reorganized Debtors, as applicable; provided, that the amount of such Claims, in the aggregate, shall be consistent with the Debtors’ five-year business plan (as most recently provided to Abra as of the date of the Plan Support Agreement)), or (iii) with the consent of Abra, which shall not be unreasonably withheld, conditioned, or delayed, and in consultation with the General Unsecured Claim Observer (to the extent applicable), any other Claim held by a person or entity over which the Bankruptcy Court does not have personal jurisdiction, as determined by the Debtors or the Reorganized Debtors, as applicable.

215.         “Other Secured Claim” means any Secured Claim other than a Priority Tax Claim (except as set forth in Article II.E), a DIP Facility Claim, a 2028 Notes Claim, a 2026 Senior Secured Notes Secured Claim, a Glide Notes Claim, a Debenture Banks Claim, and a Safra Claim.

216.         “Perpetual Notes” means the 8.75% Perpetual Notes issued pursuant to the Perpetual Notes Documents.

217.         “Perpetual Notes Claims” means all Claims on account of, arising under, or related to the Perpetual Notes Documents, except any Indenture Trustee Fees.

218.         “Perpetual Notes Documents” means the documents that govern the Perpetual Notes, including the Perpetual Notes Indenture, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

219.         “Perpetual Notes Indenture” means that certain Indenture, dated as of April 5, 2006, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GFC, as issuer, GLAI and GLA, as guarantors, and the Perpetual Notes Trustee.

220.         “Perpetual Notes Trustee” means, collectively, The Bank of New York Mellon in its capacity as trustee, registrar, transfer agent, and principal paying agent under the Perpetual

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Notes Indenture and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent and transfer agent under the Perpetual Notes Indenture.

221.         “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

222.         “Petition Date” means January 25, 2024.

223.         “Plan” has the meaning specified in the Introduction.

224.         “Plan Supplement” means the compilation of documents (or forms or term sheets thereof), schedules, and exhibits to the Plan, as each may be amended, supplemented, or modified from time to time in accordance with the Plan and the Plan Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, to be filed with the Bankruptcy Court no later than fourteen (14) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court, which may include, as applicable: (i) the New Organizational Documents; (ii) the Schedule of Assumed Contracts (as amended, supplemented, or modified); (iii) the Schedule of Retained Causes of Action; (iv) a list of the members of the New Boards (to the extent known); (v) any amendments, modifications, or supplements to the Transaction Steps attached hereto as Exhibit 1; (vi) the Exit Notes Documents; (vii) the Take-Back Notes Documents; (viii) the Amended Glide Notes Documents; (ix) the 2026 Alternative Notes Documents (if applicable); (x) the Incremental New Money Exit Debt Documents and Incremental New Money Equity Documents (in each case, if applicable); (xi) the New Equity Documents; (xii) the definitive instruments evidencing the terms of the mandatory redemption or exchange of New Equity issued on account of the General Unsecured Claimholder Distribution and to the holders of 2026 Senior Secured Notes Claims, if applicable, into equity of Abra Group Limited (or any successor) pursuant to Article V.D.3; (xiii) documents evidencing the procedures for the issuance of equity of Reorganized GLAI (as applicable pursuant to Article V.C.6); and (xiv) such other documents as are necessary or advisable to implement the Restructuring Transactions. For the avoidance of doubt, the Debtors shall have the right to amend, supplement, or modify the Plan Supplement (including, for the avoidance of doubt, the Transaction Steps (if included in the Plan Supplement)) through the Effective Date in accordance with the terms of the Plan and the Plan Support Agreement.

225.         “Plan Support Agreement” means that certain Plan Support Agreement, dated as of November 5, 2024, including the Restructuring Term Sheet, and any other exhibits, schedules, and annexes thereto, by and among the Debtors, the Committee, Abra, and any other Entity that may become a party thereto, as attached to the Disclosure Statement as Exhibit E, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms.

226.         “Pre-Dilution Specified Value” means an amount equal to (i) $950 million, plus (ii) the amount of accrued and unpaid PIK interest, if any, on the 2028 Notes from and after April 30, 2025, to but excluding the Effective Date, plus (iii) the value of the General Unsecured Claimholder Initial Distribution, plus (iv) the value of the General Unsecured Claimholder Escrowed Shares, plus (v) the aggregate amount of Cash paid in respect of the General Unsecured Convenience Class Claims, plus (vi) the aggregate value of Cash and New Equity paid in respect of Smiles General Unsecured Claims, plus (vii) an amount equal to the value of any additional equity provided to General Unsecured Claimholders pursuant to Article I.A.149.iii, plus (viii) the

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aggregate value of New Equity issued to holders of Allowed 2026 Senior Secured Notes Claims (and, in the case of any escrow shares, the applicable holders of New Equity), if applicable.

227.         “Preference Actions” means Avoidance Actions arising under section 547 of the Bankruptcy Code.

228.         “Prepetition Debtor Abra Notes Pledged Liens” has the meaning specified in the DIP Order.

229.         “Priority Claim” means any Priority Non-Tax Claim or Priority Tax Claim.

230.         “Priority Non-Tax Claim” means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Expense, DIP Facility Claim, or Priority Tax Claim.

231.         “Priority Tax Claim” means any Claim of a Governmental Unit that is entitled to priority pursuant to section 502(i) or 507(a)(8) of the Bankruptcy Code.

232.         “Professional” means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code. “Professional” does not include any professional-service Entity that the Debtors are authorized to employ, compensate, and reimburse in the ordinary course of business.

233.         “Professional Fees” means the accrued, contingent, and/or unpaid compensation for services rendered (including hourly, transaction, and success fees), and reimbursement of expenses incurred, by Professionals, that: (i) are awardable and allowable pursuant to sections 327, 328, 329, 330, 331, 503(b)(4), and/or 1103 of the Bankruptcy Code or otherwise rendered allowable prior to the Confirmation Date; (ii) have not been denied by the Bankruptcy Court by Final Order; (iii) have not been previously paid (regardless of whether a fee application has been filed for any such amount); and (iv) remain outstanding after applying any retainer that has been provided to such Professional. To the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by Final Order, such amount shall no longer constitute Allowed Professional Fees.

234.         “Professional Fees Escrow Account” means the account established on the Effective Date pursuant to Article II.B.2.

235.         “Pro Rata” means, for the holder of an Allowed Claim in a particular Class, proportional to the ratio of the amount of such Allowed Claim to the aggregate amount of all Allowed Claims in the same Class or, as applicable and as specifically set forth in the Plan, sub-Classes.

236.         “Proof of Claim” means a proof of Claim and/or Interest filed in the Chapter 11 Cases.

237.         “Qualified Listing Event” means (i) the admission (including by way of direct listing) of all or any of the Abra Group Limited ordinary shares to trading on any Investment Exchange, (ii) a merger or other business combination transaction by Abra Group Limited with a

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“special purpose acquisition company” (or similar entity without an operating business incorporated, formed or otherwise organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, contribution, consolidation or similar business combination with one or more businesses or entities) whose equity interests have been admitted to trading on any Investment Exchange as a result of which the shareholders (or other relevant equity securities holders) of Abra Group Limited hold, following completion of the relevant transaction, any of the publicly listed equity interests of the “special purpose acquisition company” (or similar entity or surviving entity in respect of such transaction), or (iii) a Business Combination or other reorganization that results in Abra Group Limited ordinary shares being admitted for trading on any Investment Exchange.

238.         “Quarterly Fees” has the meaning specified in Article XIII.C.

239.         “Reimbursement Agreement” has the meaning specified in the Debenture Banks Order.

240.         “Reinstate,” “Reinstated,” or “Reinstatement” means leaving a Claim Unimpaired under the Plan under section 1124(2) of the Bankruptcy Code.

241.         “Rejection Damages Deadline” means the deadline by which a Proof of Claim on account of damages resulting from rejection of an Executory Contract or Unexpired Lease must be filed, which shall be thirty (30) days after the date of entry of an order of the Bankruptcy Court authorizing such rejection.

242.         “Related Parties” means, with respect to any Entity or Person, in each case in its capacity as such with respect to such Entity or Person, such Entity’s or Person’s current and former directors, managers, officers, investment committee members, special committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

243.         “Released Parties” means, collectively, each of the following, in each case in its capacity as such: (i) the Debtors; (ii) the Reorganized Debtors; (iii) the Committee and its members; (iv) the other Consenting Stakeholders; (v) the DIP Noteholders, (vi) the Agents/Trustees; (vii) the Ad Hoc Group of Abra Noteholders and Elliott; and (viii) with respect to each of the foregoing Entities and Persons set forth in clause (i) through (vii), each of such Entities’ and Persons’ Affiliates and its and their respective Related Parties. Notwithstanding the foregoing, (i) any Entity or Person that opts out of the releases set forth in Article IX.E shall not be deemed a Released Party and (ii) any Entity or Person that would otherwise be a Released Party hereunder but is party to one or more Retained Causes of Action shall not be deemed a Released Party with respect to such Retained Causes of Action.

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244.         “Releasing Parties” means, collectively, each of the following, in each case in its capacity as such: (i) each of the Released Parties; (ii) all holders of Claims that vote to accept the Plan and do not affirmatively opt out of granting the releases in Article IX.E by checking the box on the applicable ballot; (iii) all holders of Claims or Interests that are Unimpaired under the Plan and do not affirmatively opt out of granting the releases in Article IX.E by checking the box on the applicable notice; (iv) all holders of Claims in Classes that are entitled to vote under the Plan but that (a) vote to reject the Plan or do not vote either to accept or reject the Plan and (b) do not affirmatively opt out of granting the releases in Article IX.E by checking the box on the applicable ballot; and (v) with respect to each of the foregoing Entities and Persons set forth in clauses (ii) through (iv), all of such Entities’ and Persons’ respective Related Parties. For the avoidance of doubt, holders of Claims or Interests in Classes that are deemed to reject the Plan and therefore are not entitled to vote under the Plan are not Releasing Parties in their capacities as holders of such Claims or Interests.

245.         “Reorganized” means, as to any Debtor, such Debtor as reorganized pursuant to and under the Plan or any successor thereto on or after the Effective Date.

246.         “Reorganized Debtors” means, collectively, the Debtors as reorganized pursuant to and under the Plan or any successor thereto on or after the Effective Date.

247.         “Restructuring Term Sheet” has the meaning specified in the Plan Support Agreement.

248.         “Restructuring Transactions” has the meaning specified in Article V.B.

249.         “Retained Causes of Action” means all Causes of Action held by the Debtors that are not expressly settled or released by the Debtors under the Plan, which shall include any actions specifically enumerated in the Schedule of Retained Causes of Action.

250.         “Safra” means, collectively, Banco Safra S.A. and Banco Safra S.A. (Luxembourg Branch).

251.         “Safra Claims” means all Claims held by Safra against the Debtors, including all Claims on account of, arising under, or related to the 2017 FINIMP Note, the 2018 FINIMP Note, the 2020 Bank Credit Note, the 2022 Bank Credit Note, and the Safra Trade Payables.

252.         “Safra Stipulation” means the Stipulation and Agreed Order Between the Debtors, Banco Safra S.A., and Banco Safra S.A. (Luxembourg Branch) Authorizing Post-Petition Interest Payments to Banco Safra in Exchange for Agreement to Factor Receivables [Docket No. 648].

253.         “Safra Trade Payables” means certain unsecured trade payables owed by GLA to Safra in the amount of $15,046.00.

254.         “Santander Letters of Credit” has the meaning specified in the Debenture Banks Order.

255.         “Schedule of Assumed Contracts” means the schedule of Executory Contracts and Unexpired Leases that shall be assumed by the applicable Debtors as of the Effective Date (or such

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other date as designated in such schedule) filed as part of the Plan Supplement, including the Cure Claim (if any) for each such assumed Executory Contract and Unexpired Lease; provided, however, that any such Executory Contract or Unexpired Lease may be subject to amendment, modification or rejection in accordance with the terms of the Plan.

256.         “Schedule of Retained Causes of Action” means the schedule of certain of the Retained Causes of Action, filed as part of the Plan Supplement, which shall be reasonably acceptable to the Committee; provided, that the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, regardless of whether such Retained Causes of Action are specifically enumerated in the Schedule of Retained Causes of Action.

257.         “Schedules” means the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

258.         “SEC” means the United States Securities and Exchange Commission.

259.         “Section 1145 Securities” has the meaning specified in Article VIII.E.

260.         “Secured Claim” means any Claim that is (i) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or (ii) subject to setoff pursuant to section 553 of the Bankruptcy Code, in either case, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

261.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

262.         “Servicer” means any Person or Entity that has been empowered to act in the capacity of the Disbursing Agent with respect to a particular Class of Claims.

263.         “Smiles Argentina” means Smiles Fidelidade Argentina S.A.

264.         “Smiles Argentina General Unsecured Claim” means any General Unsecured Claim against Smiles Argentina.

265.         “Smiles Fidelidade” means Smiles Fidelidade S.A.

266.         “Smiles Fidelidade General Unsecured Claim” means any General Unsecured Claim against Smiles Fidelidade.

267.         “Smiles General Unsecured Claims” means, collectively, the Smiles Argentina General Unsecured Claims, the Smiles Fidelidade General Unsecured Claims, the Smiles Viagens General Unsecured Claims, and the Smiles Viajes General Unsecured Claims.

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268.         “Smiles General Unsecured Claims Cap” means Cash and/or New Equity in an aggregate amount not to exceed $4 million.

269.         “Smiles Viagens” means Smiles Viagens e Turismo S.A.

270.         “Smiles Viagens General Unsecured Claim” means any General Unsecured Claim against Smiles Viagens.

271.         “Smiles Viajes” means Smiles Viajes y Turismo S.A.

272.         “Smiles Viajes General Unsecured Claim” means any General Unsecured Claim against Smiles Viajes.

273.         “Solicitation and Voting Procedures” has the meaning specified in the Disclosure Statement.

274.         “Sorriso” means Sorriso Fundo de Investimento em Cotas de Fundos de Investimento Multimercado Crédito Privado Investimento no Exterior.

275.         “Sorriso General Unsecured Claim” means any General Unsecured Claim against Sorriso.

276.         “Sorriso General Unsecured Claimholder Distribution” means 0% of the General Unsecured Claimholder Distribution.

277.         “Specified Value” means an amount equal to (i) the Pre-Dilution Specified Value plus (ii) the Incremental New Money Equity, if applicable.

278.         “Subordinated Claims” means Claims that are subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.

279.         “Take-Back Notes” means, collectively, the Exchangeable Take-Back Notes and Non-Exchangeable Take-Back Notes.

280.         “Take-Back Notes Documents” means, collectively, the Exchangeable Take-Back Notes Documents and Non-Exchangeable Take-Back Notes Documents.

281.         “Take-Back Notes Issuers” means one or more of Reorganized GFL and Reorganized GEF and/or such other Reorganized Debtors or entities owned directly or indirectly by the Reorganized Debtors and/or New GOL Parent as determined by the Debtors, with the consent of Abra and subject to the Committee Consent Right, in accordance with the terms of the Plan Support Agreement.

282.         “Tax Agreement” means that certain settlement agreement entered into by the Debtors, the Brazilian Federal Revenue Service, and the General Counsel for the National Treasury, substantially in the form attached as Exhibit B to the Debtors’ Motion for Entry of an Order Authorizing the Debtors to Enter into a Settlement Agreement with the Brazilian

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Government Parties [Docket No. 1126] and as approved by the Bankruptcy Court on December 18, 2024 [Docket No. 1164].

283.         “Transaction Steps” means certain actions or steps to be taken by the Debtors to implement the Restructuring Transactions, which is attached hereto as Exhibit 1, as may be amended, supplemented, or modified from time to time by the Debtors through the Effective Date with the consent of Abra and the Committee.

284.         “Underwriter Securities” has the meaning specified in Article VIII.E.

285.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

286.         “Unimpaired” means, with respect to a Class, Claim, or Interest, that such Class, Claim, or Interest is not Impaired.

287.         “Unsecured” means, with respect to a Claim, a Claim that is not a Secured Claim.

288.         “U.S. Trustee” means the Office of the United States Trustee for Region 2.

289.         “Voting Deadline” means May 12, 2025, or such other date and time as may be set by the Bankruptcy Court.

290.         “Voting Record Date” means March 12, 2025.

B.	Rules of Interpretation

For purposes of the Plan and unless otherwise specified herein: (i) each term, whether stated in the singular or the plural, shall include, in the appropriate context, both the singular and the plural; (ii) each pronoun stated in the masculine, feminine, or neuter gender shall include, in the appropriate context, the masculine, feminine, and the neuter gender; (iii) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (iv) the words “include,” “includes,” and “including” are by way of example and not limitation; (v) all references to articles or Articles are references to the Articles hereof; (vi) all captions and headings are inserted for convenience of reference only and are not intended to be a part of, or to affect the interpretation of, the Plan; (vii) any reference to an Entity as a holder of a Claim or an Interest includes that Entity’s successors and assigns; (viii) any reference to an existing document, schedule, or exhibit, whether or not filed, having been filed, or to be filed, shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (ix) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; (x) any reference to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions except as specifically provided herein; (xi) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time and as applicable to the Chapter 11 Cases; (xii) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising

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pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (xiii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (xiv) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may or shall occur pursuant to the Plan is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, and unless specifically stated otherwise, the laws of the State of New York, without giving effect to the principles of conflict of laws that would require application of the law of another jurisdiction, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or entity governance matters relating to the Debtors or the Reorganized Debtors shall be governed by the laws of the state or country of incorporation or organization of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures and Exchange Rates

All references in the Plan to monetary figures, “dollars,” or “$” refer to the currency of the United States of America, unless otherwise expressly provided. Except as otherwise noted herein, with respect to any Claim filed in these Chapter 11 Cases in a currency other that the currency of the United States of America, the amount of such Claim shall be converted to the currency of the United States of America using an exchange rate as of closing on the Petition Date of 1 USD: 4.92 BRL for purposes of determining the value and percentage of any recovery of Cash or equity distributed under the Plan. Notwithstanding the foregoing, for purposes of determining the total amount in BRL of the equity interests to be issued by Reorganized GLAI pursuant to the applicable Transaction Steps and Brazilian law, the dollar amount of the relevant Claims will be converted into BRL using the BRL Exchange Rate as of closing on the Brazil Business Day immediately preceding the Effective Date.

F.	Plan Support Agreement

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Plan Support Agreement as set forth in the Plan Support Agreement with respect to the form and substance of the Plan, any Definitive Documents, all exhibits to the Plan, the Plan Supplement and/or any other agreement or matter contemplated thereby, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated

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herein by this reference (including to the applicable definitions in Article I.A) and be fully enforceable as if stated in full herein.

Article II
Administrative Expenses and Other Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses, DIP Facility Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Expenses
1.	Treatment of Administrative Expenses

Each holder of an Allowed Administrative Expense (other than Professional Fees), to the extent such Allowed Administrative Expense has not already been paid during the Chapter 11 Cases and without any further action by such holder, shall receive, in full and final satisfaction of its Administrative Expense, Cash equal to the Allowed amount of such Administrative Expense on the Effective Date (or, if payment is not then due, when such payment becomes due in the applicable Reorganized Debtor’s ordinary course of business without further notice to, or order of, the Bankruptcy Court), unless otherwise agreed by the holder of such Administrative Expense and the applicable Debtor or Reorganized Debtor.

2.	Administrative Expense Bar Date

Unless previously filed or as otherwise governed by an order of the Bankruptcy Court or an agreement with the Debtors, requests for payment of Administrative Expenses (other than Professional Fees) that accrued on or before the Effective Date but remained unpaid as of such date must be filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Expense Bar Date or such date specified in an order of the Bankruptcy Court or agreement with the Debtors. Holders of Allowed Administrative Expenses that are required to file and serve a request for payment and that do not timely file and serve such a request shall be forever barred from asserting such Administrative Expenses against the Debtors, the Reorganized Debtors, or their respective property, and such Administrative Expense shall be automatically discharged as of the Effective Date. Objections to requests for payment of Administrative Expenses must be filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than the date that is the later of (i) 180 days after the Effective Date and (ii) such later date as may be set by an order of the Bankruptcy Court.

HOLDERS OF ADMINISTRATIVE EXPENSES THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE EXPENSES BY THE ADMINISTRATIVE EXPENSE BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE EXPENSES AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR THE ASSETS OR PROPERTY OF ANY OF THE FOREGOING, AND SUCH ADMINISTRATIVE EXPENSES SHALL BE DISCHARGED AS OF THE EFFECTIVE DATE.

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B.	Professional Fees
1.	Final Fee Applications

All final requests for payment of Professional Fees incurred prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors, the U.S. Trustee, counsel to the Committee, and all other parties that have requested notice in the Chapter 11 Cases by no later than forty-five (45) days after the Effective Date, unless the Reorganized Debtors agree otherwise in writing; provided, that, with respect to any professionals who are engaged by the Debtors after the Confirmation Date and who were not previously retained by order of the Bankruptcy Court pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, the Debtors (i) shall not be subject to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code and (ii) may, in the ordinary course of business and without any further notice to, or action, order, or approval of, the Bankruptcy Court, pay, without further approval, the reasonable and documented fees and expenses of such professionals. Objections to Professional Fees must be filed with the Bankruptcy Court and served on the Reorganized Debtors and the applicable Professional within thirty (30) days after the filing of the applicable final fee application. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of all Professional Fees shall be determined by the Bankruptcy Court and, once approved by the Bankruptcy Court, shall be paid in full in Cash from the Professional Fees Escrow Account as promptly as practicable; provided, however, that if the funds in the Professional Fees Escrow Account are insufficient to pay the full Allowed aggregate amount of the Professional Fees, the Reorganized Debtors shall promptly pay any remaining Allowed amounts from their Cash on hand.

For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that the Debtors are permitted to pay without seeking authority from the Bankruptcy Court in the ordinary course of the Debtors’ business (and in accordance with any relevant prior order of the Bankruptcy Court), which payments may continue notwithstanding entry of the Confirmation Order and the Effective Date.

2.	Professional Fees Escrow Account

Professionals shall estimate their unpaid Professional Fees incurred in rendering services to the Debtors, their Estates, or the Committee, as applicable, as of the Effective Date and shall deliver such estimate to counsel for the Debtors no later than five (5) Business Days before the anticipated Effective Date; provided, that such estimate shall not be deemed to limit the Allowed Professional Fees of any Professional. If a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional for the purposes of funding the Professional Fees Escrow Account.

On the Effective Date, the Reorganized Debtors shall fund the Professional Fees Escrow Account in an amount equal to all Professional Fees incurred but unpaid as of the Effective Date (including, for the avoidance of doubt, any reasonable estimates for unbilled amounts provided prior to the Effective Date). The Professional Fees Escrow Account may be an interest-bearing account. Amounts held in the Professional Fees Escrow Account shall not constitute property of

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the Reorganized Debtors; provided, however, that, in the event there is a remaining balance in the Professional Fees Escrow Account following payment of all Allowed Professional Fees, any such balance shall be promptly returned to, and constitute property of, the Reorganized Debtors.

3.	Post-Effective Date Fees and Expenses

From and after the Effective Date, the Reorganized Debtors may, in the ordinary course of business and without any further notice to, or action, order, or approval of, the Bankruptcy Court, promptly pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors, or the Committee in accordance with Article XIII.O, on and after the Effective Date. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

C.	DIP Facility Claims

On the Effective Date, the DIP Facility Claims shall be Allowed in the amount of the aggregate principal amount outstanding on such date (inclusive of any previously capitalized interest and fees) plus the aggregate amount of (i) accrued and unpaid interest to but excluding such date and (ii) accrued and unpaid fees, expenses, and noncontingent indemnification obligations arising and payable under and pursuant to the DIP Indenture as of such date. For the avoidance of doubt, the DIP Facility Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

Subject to Article II.D, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for (if applicable), the Allowed DIP Facility Claims, each holder of an Allowed DIP Facility Claim shall receive either (i) payment in full in Cash or (ii) at the mutual election of such holder and the Debtors, an aggregate principal amount of Exit Notes equal to the amount of such holder’s Allowed DIP Facility Claim.

Upon the satisfaction in full of the Allowed DIP Facility Claims in accordance with the terms of the preceding paragraph, all Liens and security interests granted to secure the DIP Facility Claims shall be automatically terminated and of no further force and effect, without any further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity. In connection with confirmation of the Plan, unless and until the Allowed DIP Facility Claims are satisfied, (i) the DIP Facility Claims shall not be discharged, satisfied, or released or otherwise affected in whole or in part, and each of the DIP Facility Claims shall remain outstanding, and (ii) the Liens securing the DIP Facility Claims shall not be deemed to have been waived, released, satisfied, subordinated, or discharged.

Notwithstanding anything to the contrary herein, on the Effective Date, the DIP Agent and its sub-agents shall be relieved of all further duties and responsibilities under the DIP Facility

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Documents and shall be deemed to have resigned, pursuant to section 12.03 of the DIP Indenture, as of the Effective Date; provided, that any provisions of the DIP Facility Documents that by their terms survive the termination of the DIP Facility Documents (including any applicable surviving indemnities) shall survive in accordance with the terms of the DIP Facility Documents as obligations of the Reorganized Debtors; provided, further, that the DIP Agent and its sub-agents shall take all steps and/or execute and/or deliver all instruments or documents, in each case reasonably requested by the Reorganized Debtors to effect the release, transfer, or assignment (as applicable) of the Liens granted pursuant to the DIP Documents and/or reflect on the public record the consummation of the payoff, releases, terminations, transfers, and assignments (as applicable) contemplated thereby.

Notwithstanding anything in the Plan or Confirmation Order to the contrary, on the Effective Date, the Challenge Period shall expire for all parties in interest and the Debtors’ stipulations, admissions, agreements, and releases contained in the DIP Order shall be binding upon the Debtors and any successor thereto.

D.	DIP Fees and Expenses

To the extent not previously paid during the course of the Chapter 11 Cases, the DIP Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the DIP Facility Documents, without (i) any requirement to file a fee application with the Bankruptcy Court, (ii) the need for itemized time detail, and (iii) any requirement for Bankruptcy Court’s review or approval. All DIP Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such DIP Fees and Expenses. On the Effective Date, final invoices for all DIP Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Reorganized Debtors.

E.	Priority Tax Claims

Except to the extent that an Allowed Priority Tax Claim has not been previously paid in full or the holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction of each Priority Tax Claim, each Allowed Priority Tax Claim shall be treated in accordance with the terms of section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is Allowed as a Secured Claim, it shall be classified and treated as an Allowed Other Secured Claim.

Article III
Classification and Treatment of Claims and Interests

A.	Classification of Claims and Interests

Claims and Interests, except for Administrative Expenses, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or an Interest is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest qualifies within the description of that Class and is

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classified in another Class to the extent that any portion of the Claim or Interest qualifies within the description of such other Class. To the extent there are no Allowed Claims or Allowed Interests, as applicable, in a Class, such Class shall be deemed not to exist.

The Plan constitutes a separate chapter 11 plan for each Debtor. Pursuant to section 1122 of the Bankruptcy Code, the classification of Claims and Interests is as follows:

Class	Claims or Interests	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Presumed to accept
2	Other Secured Claims	Unimpaired	Presumed to accept
3	2028 Notes Claims	Impaired	Entitled to vote
4	2026 Senior Secured Notes Claims	Impaired	Entitled to vote
5	Glide Notes Claims	Impaired	Entitled to vote
6	Debenture Banks Claims	Impaired	Entitled to vote
7	AerCap Secured Note Claims	Impaired	Entitled to vote
8	Safra Claims	Impaired	Entitled to vote
9	Non-U.S. General Unsecured Claims	Unimpaired	Presumed to accept
10(a)	GLAI General Unsecured Claims	Impaired	Entitled to vote
10(b)	GLA General Unsecured Claims	Impaired	Entitled to vote
10(c)	GFL General Unsecured Claims	Impaired	Entitled to vote
10(d)	GFC General Unsecured Claims	Impaired	Entitled to vote
10(e)	GEF General Unsecured Claims	Impaired	Deemed to reject
10(f)	GAC General Unsecured Claims	Impaired	Entitled to vote
10(g)	GTX General Unsecured Claims	Impaired	Deemed to reject
10(h)	Smiles Fidelidade General Unsecured Claims	Impaired	Entitled to vote
10(i)	Smiles Viagens General Unsecured Claims	Impaired	Entitled to vote
10(j)	Smiles Argentina General Unsecured Claims	Impaired	Entitled to vote
10(k)	Smiles Viajes General Unsecured Claims	Impaired	Entitled to vote
10(l)	CAFI General Unsecured Claims	Impaired	Deemed to reject
10(m)	Sorriso General Unsecured Claims	Impaired	Deemed to reject
11	General Unsecured Convenience Class Claims	Impaired	Entitled to vote
12	Subordinated Claims	Impaired	Deemed to reject
13	Intercompany Claims	Impaired/ Unimpaired	Deemed to reject/ presumed to accept
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14	Existing GLAI Equity Interests	Impaired	Deemed to reject
15	Intercompany Interests	Impaired/ Unimpaired	Deemed to reject/ presumed to accept
B.	Treatment of Claims and Interests
1.	Class 1 – Priority Non-Tax Claims
a.	Classification: Class 1 consists of all Priority Non-Tax Claims.
b.	Treatment: Except to the extent previously paid or the holder of a Priority Non-Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Non-Tax Claim shall (i) receive from the applicable Reorganized Debtor, in full and final satisfaction of its Priority Non-Tax Claim, payment, in Cash, equal to the Allowed amount of such Claim, on the later of the Effective Date and the date when its Priority Non-Tax Claim becomes due and payable in the ordinary course or (ii) be otherwise rendered Unimpaired.
c.	Voting: Class 1 is Unimpaired under the Plan. Holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
2.	Class 2 – Other Secured Claims
a.	Classification: Class 2 consists of all Other Secured Claims.
b.	Treatment: Except to the extent previously paid during the Chapter 11 Cases or the holder agrees to less favorable treatment, each holder of an Allowed Other Secured Claim, at the option of the Debtors or Reorganized Debtors, as applicable, shall, subject to applicable law and any applicable Lessor Agreement, (i) receive Cash in an amount equal to the Allowed amount of such Claim on the later of the Effective Date and the date that is ten (10) Business Days after the date such Claim becomes an Allowed Claim; (ii) have its Allowed Other Secured Claim Reinstated on the Effective Date; (iii) receive such other treatment sufficient to render its Allowed Other Secured Claim Unimpaired on the Effective Date; or (iv) on the Effective Date, receive delivery of, or retain, the applicable collateral securing any such Claim up to the secured amount of such Claim pursuant to section 506(a) of the Bankruptcy Code and payment of any interest required under section 506(b) of the Bankruptcy Code in satisfaction of the Allowed amount of such Other Secured Claim.
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c.	Voting: Class 2 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
3.	Class 3 – 2028 Notes Claims
a.	Classification: Class 3 consists of all 2028 Notes Claims.
b.	Allowance: The 2028 Notes Claims shall be Allowed Secured Claims in the aggregate principal amount of $1,477,538,000, plus accrued and unpaid interest, the premiums (including each Applicable Premium), and all other applicable fees, costs, expenses, and other amounts due under the terms of the 2028 Notes Documents, subject to reduction for payments made by the Debtors.
c.	Treatment: On the Effective Date, each holder of an Allowed 2028 Notes Claim shall receive, in full and final satisfaction of its Allowed 2028 Notes Claim, its Pro Rata share of: (i) $600 million in aggregate principal amount of Non-Exchangeable Take-Back Notes, (ii) $250 million in aggregate principal amount of Exchangeable Take-Back Notes, (iii) the Abra Equity Distribution, and (iv) Cash in an amount equal to accrued and unpaid Cash Interest to but excluding the Effective Date. In no event shall any holder of a 2028 Notes Claims (in its capacity as such) be entitled to any recovery from the General Unsecured Claimholder Distribution on account of any unsecured or deficiency Claims.
d.	Voting: Class 3 is Impaired under the Plan. Holders of 2028 Notes Claims are entitled to vote to accept or reject the Plan.
4.	Class 4 – 2026 Senior Secured Notes Claims
a.	Classification: Class 4 consists of all 2026 Senior Secured Notes Claims.
b.	Treatment: On the Effective Date, each holder of an Allowed 2026 Senior Secured Notes Claim will receive, in full and final satisfaction of such Allowed 2026 Senior Secured Notes Claim, (i) if Class 4 votes to accept the Plan, its Pro Rata share of $100,000,000 of Non-Exchangeable Take-Back Notes; and (ii) if Class 4 votes to reject the Plan, its Pro Rata share of (a) the 2026 Alternative Notes and (b) a number of shares of New Equity having a value that would entitle such holder to receive the same recovery (expressed as a percentage of such holder’s Claim) on account of its unsecured deficiency claim that holders of Allowed General Unsecured Claims in the same amounts in each of Class 10(a), 10(b), and 10(c) are entitled to receive. No holder of a 2026 Senior Secured Notes Claim (in its capacity as such) shall be entitled to receive any recovery from the General Unsecured Claimholder Distribution.
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c.	Voting: Class 4 is Impaired under the Plan. Holders of 2026 Senior Secured Notes Secured Claims are entitled to vote to accept or reject the Plan.
5.	Class 5 – Glide Notes Claims
a.	Classification: Class 5 consists of all Glide Notes Claims.
b.	Allowance: The Glide Senior Notes Claims shall be Allowed in the aggregate principal amount of $141,662,259, and the Glide Subordinated Notes Claims shall be Allowed in the aggregate principal amount of $66,035,947, in each case, plus accrued and unpaid interest to but excluding the Effective Date and all applicable fees, costs, expenses, and other amounts due under the terms of the Glide Notes Documents, subject to reduction for payments made by the Debtors.
c.	Treatment: Pursuant to the Lessor Agreements, on the Effective Date, in full and final satisfaction of their respective Claims, (i) each holder of an Allowed Glide Senior Notes Claim shall receive its Pro Rata share of the Amended Glide Senior Notes and Cash in an amount equal to accrued and unpaid interest under the Glide Notes Documents in respect of such holder’s 5.00% Senior Secured Notes due 2026, and (ii) each holder of an Allowed Glide Subordinated Notes Claim shall receive its Pro Rata share of the Amended Glide Subordinated Notes and Cash in an amount equal to accrued and unpaid interest under the Glide Notes Documents in respect of such holder’s 3.00% Subordinated Secured Notes due 2025.
d.	Voting: Class 5 is Impaired under the Plan. Holders of Glide Notes Claims are entitled to vote to accept or reject the Plan.
6.	Class 6 – Debenture Banks Claims
a.	Classification: Class 6 consists of all Debenture Banks Claims.
b.	Allowance: Pursuant to the Debenture Banks Order, the Debenture Banks shall each have an Allowed Secured Claim in accordance with the Debenture Banks Order.
c.	Treatment: Pursuant to the Debenture Banks Stipulation and Debenture Banks Order, on the Effective Date, in full and final satisfaction of its Allowed Debenture Banks Claim, each holder of an Allowed Debenture Banks Claim shall receive the treatment set forth in the Debenture Banks Stipulation and Debenture Banks Order, and the Amended Debentures shall become binding on, and vest with, the applicable Reorganized Debtors, in each case as agreed to by the Debenture Banks in the Debenture Banks Stipulation and Debenture Banks Order. On the Effective Date, the outstanding BdoB Letters of Credit, Santander Letters of Credit, and Bradesco Letters of Credit, and the Reimbursement Agreement applicable to each of the foregoing, shall be Reinstated and, following the Effective
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Date, shall continue in full force and effect and continue to be renewed subject to the terms and conditions of the Debenture Banks Stipulation and Debenture Banks Order. Any amounts due and owing to a Debenture Bank as of the Effective Date under any such Reimbursement Agreement shall be paid to the applicable Debenture Bank on the later of the (x) Effective Date and (y) date such amounts are due under the Reimbursement Agreement, and the Debenture Banks shall not be obligated to file a request for payment of any Administrative Expense arising under any Reimbursement Agreement on or before the Administrative Expense Bar Date. For the avoidance of doubt, any BdoB Letters of Credit, Santander Letters of Credit, or Bradesco Letters of Credit that are drawn on or after the Effective Date shall be repaid in the ordinary course of the Reorganized Debtors’ business.

d.	Voting: Class 6 is Impaired under the Plan. Holders of Debenture Banks Claims are entitled to vote to accept or reject the Plan.
7.	Class 7 – AerCap Secured Note Claims
a.	Classification: Class 7 consists of the AerCap Secured Note Claims.
b.	Allowance: Pursuant to the AerCap Settlement Order, the AerCap Term Sheet, and the AerCap Secured Note Order, the AerCap Secured Note Claims shall be Allowed in accordance with, and on the terms set forth in, the AerCap Settlement Order, the AerCap Secured Note Order, and the AerCap Secured Note Documents entered into in connection with the AerCap Secured Note Order.
c.	Treatment: The Allowed AerCap Secured Note Claims shall be entitled to the treatment set forth in the AerCap Secured Note Order and the AerCap Secured Note Documents, and the obligations, security interests, and guarantees provided for in the AerCap Secured Note Documents shall become binding on, and vest with, the applicable Reorganized Debtors on the Effective Date.
d.	Voting: Class 7 is Impaired under the Plan. Holders of AerCap Secured Note Claims are entitled to vote to accept or reject the Plan.
8.	Class 8 – Safra Claims
a.	Classification: Class 8 consists of all Safra Claims.
b.	Allowance: Pursuant to the Safra Stipulation, Safra shall have an (i) Allowed Secured Claim in the amount of (A) of $2,344,452.34 on account of 2017 FINIMP Notes, (B) $1,726,696.68 on account of the 2018 FINIMP Notes, (C) $1,396,333.33 on account of the 2020 Bank Credit Note, and (D) $985,054.96 on account of the 2022 Bank Credit Note, and (ii) Allowed Unsecured Claim in the amount of $15,046.00 on account of the Safra Trade Payables.
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c.	Treatment: Pursuant to the Safra Stipulation, on the Effective Date, in full and final satisfaction of the Allowed Safra Claims, (i) each holder of an Allowed Safra Claim shall receive its Pro Rata share of the Amended Safra Notes and (ii) the Safra Trade Payables shall be Reinstated and paid in the ordinary course of the Reorganized Debtors’ business.
d.	Voting: Class 8 is Impaired under the Plan. Holders of Safra Claims are entitled to vote to accept or reject the Plan.
9.	Class 9 – Non-U.S. General Unsecured Claims
a.	Classification: Class 9 consists of all Non-U.S. General Unsecured Claims.
b.	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Non-U.S. General Unsecured Claim agrees to less favorable treatment, each Non-U.S. General Unsecured Claim shall continue in effect and, to the extent Allowed, be paid in the ordinary course of the Reorganized Debtors’ business. For the avoidance of doubt, this treatment shall be without prejudice to the rights, claims, and defenses of the Debtors and/or the Reorganized Debtors, as applicable, under all applicable non-bankruptcy law.
c.	Voting: Class 9 is Unimpaired under the Plan. Holders of Non-U.S. General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
10.	Class 10(a) – GLAI General Unsecured Claims
a.	Classification: Class 10(a) consists of all GLAI General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GLAI General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GLAI General Unsecured Claim, its Pro Rata share of the GLAI General Unsecured Claimholder Distribution.
c.	Voting: Class 10(a) is Impaired under the Plan. Holders of GLAI General Unsecured Claims are entitled to vote to accept or reject the Plan.
11.	Class 10(b) – GLA General Unsecured Claims
a.	Classification: Class 10(b) consists of all GLA General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GLA General Unsecured Claim shall receive, in full and final satisfaction of its
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Allowed GLA General Unsecured Claim, its Pro Rata share of the GLA General Unsecured Claimholder Distribution.

c.	Voting: Class 10(b) is Impaired under the Plan. Holders of GLA General Unsecured Claims are entitled to vote to accept or reject the Plan.
12.	Class 10(c) – GFL General Unsecured Claims
a.	Classification: Class 10(c) consists of all GFL General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GFL General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GFL General Unsecured Claim, its Pro Rata share of the GFL General Unsecured Claimholder Distribution.
c.	Voting: Class 10(c) is Impaired under the Plan. Holders of GFL General Unsecured Claims are entitled to vote to accept or reject the Plan.
13.	Class 10(d) – GFC General Unsecured Claims
a.	Classification: Class 10(d) consists of all GFC General Unsecured Clams.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GFC General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GFC General Unsecured Claim, its Pro Rata share of the GFC General Unsecured Claimholder Distribution.
c.	Voting: Class 10(d) is Impaired under the Plan. Holders of GFC General Unsecured Claims are entitled to vote to accept or reject the Plan.
14.	Class 10(e) – GEF General Unsecured Claims
a.	Classification: Class 10(e) consists of all GEF General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GEF General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GEF General Unsecured Claim, its Pro Rata share of the GEF General Unsecured Claimholder Distribution.
c.	Voting: Class 10(e) is Impaired under the Plan. Holders of GEF General Unsecured Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
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15.	Class 10(f) – GAC General Unsecured Claims
a.	Classification: Class 10(f) consists of all GAC General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GAC General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GAC General Unsecured Claim, its Pro Rata share of the GAC General Unsecured Claimholder Distribution.
c.	Voting: Class 10(f) is Impaired under the Plan. Holders of GAC General Unsecured Claims are entitled to vote to accept or reject the Plan.
16.	Class 10(g) – GTX General Unsecured Claims
a.	Classification: Class 10(g) consists of all GTX General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed GTX General Unsecured Claim shall receive, in full and final satisfaction of its Allowed GTX General Unsecured Claim, its Pro Rata share of the GTX General Unsecured Claimholder Distribution.
c.	Voting: Class 10(g) is Impaired under the Plan. Holders of GTX General Unsecured Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
17.	Class 10(h) – Smiles Fidelidade General Unsecured Claims
a.	Classification: Class 10(h) consists of all Smiles Fidelidade General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed Smiles Fidelidade General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Smiles Fidelidade General Unsecured Claim, subject to the Smiles General Unsecured Claims Cap, payment in an amount equal to the Allowed amount of such Claim, either in Cash or in New Equity at the Debtors’ election, in consultation with Abra and the Committee.
c.	Voting: Class 10(h) is Impaired under the Plan. Holders of Smiles Fidelidade General Unsecured Claims are entitled to vote to accept or reject the Plan.
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18.	Class 10(i) – Smiles Viagens General Unsecured Claims
a.	Classification: Class 10(i) consists of all Smiles Viagens General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed Smiles Viagens General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Smiles Viagens General Unsecured Claim, subject to the Smiles General Unsecured Claims Cap, payment in an amount equal to the Allowed amount of such Claim, either in Cash or in New Equity at the Debtors’ election, in consultation with Abra and the Committee.
c.	Voting: Class 10(i) is Impaired under the Plan. Holders of Smiles Viagens General Unsecured Claims are entitled to vote to accept or reject the Plan.
19.	Class 10(j) – Smiles Argentina General Unsecured Claims
a.	Classification: Class 10(j) consists of all Smiles Argentina General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed Smiles Argentina General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Smiles Argentina General Unsecured Claim, subject to the Smiles General Unsecured Claims Cap, payment in an amount equal to the Allowed amount of such Claim, either in Cash or in New Equity at the Debtors’ election, in consultation with Abra and the Committee.
c.	Voting: Class 10(j) is Impaired under the Plan. Holders of Smiles Argentina General Unsecured Claims are entitled to vote to accept or reject the Plan.
20.	Class 10(k) – Smiles Viajes General Unsecured Claims
a.	Classification: Class 10(k) consists of all Smiles Viajes General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed Smiles Viajes General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Smiles Viajes General Unsecured Claim, subject to the Smiles General Unsecured Claims Cap, payment in an amount equal to the Allowed amount of such Claim, either in Cash or in New Equity at the Debtors’ election, in consultation with Abra and the Committee.
c.	Voting: Class 10(k) is Impaired under the Plan. Holders of Smiles Viajes General Unsecured Claims are entitled to vote to accept or reject the Plan.
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21.	Class 10(l) – CAFI General Unsecured Claims
a.	Classification: Class 10(l) consists of all CAFI General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed CAFI General Unsecured Claim shall receive, in full and final satisfaction of its Allowed CAFI General Unsecured Claim, its Pro Rata share of the CAFI General Unsecured Claimholder Distribution.
c.	Voting: Class 10(l) is Impaired under the Plan. Holders of CAFI General Unsecured Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
22.	Class 10(m) – Sorriso General Unsecured Claims
a.	Classification: Class 10(m) consists of all Sorriso General Unsecured Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed Sorriso General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Sorriso General Unsecured Claim, its Pro Rata share of the Sorriso General Unsecured Claimholder Distribution.
c.	Voting: Class 10(m) is Impaired under the Plan. Holders of Sorriso General Unsecured Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
23.	Class 11 – General Unsecured Convenience Class Claims
a.	Classification: Class 11 consists of all General Unsecured Convenience Class Claims.
b.	Treatment: Except to the extent previously paid or the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Convenience Class Claim shall receive, in full and final satisfaction of its Allowed General Unsecured Convenience Class Claim, Cash in an amount equal to 15% of the amount of such Allowed General Unsecured Convenience Class Claim; provided, however, if the aggregate amount of distributions to holders of Allowed General Unsecured Convenience Class Claims would otherwise exceed the General Unsecured Convenience Class Claim Fund, holders of such Claims shall receive their Pro Rata share of the General Unsecured Convenience Class Claim Fund. For the avoidance of doubt, holders of Allowed General Unsecured
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Convenience Class Claims shall receive distributions solely under this Class 11 and not under Class 10.

c.	Voting: Class 11 is Impaired under the Plan. Holders of General Unsecured Convenience Class Claims are entitled to vote to accept or reject the Plan.
24.	Class 12 – Subordinated Claims
a.	Classification: Class 12 consists of all Subordinated Claims, if any.
b.	Treatment: All Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and the holders of Subordinated Claims shall not receive any distribution or retain any property on account of such Subordinated Claims.
c.	Voting: Class 12 is Impaired under the Plan. Holders of Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
25.	Class 13 – Intercompany Claims
a.	Classification: Class 13 consists of all Intercompany Claims.
b.	Treatment: Without effecting the settlements embodied herein, each Intercompany Claim shall be either Reinstated or released and cancelled, as determined by the Debtors or Reorganized Debtors, as applicable, in consultation with Abra, or as required by Brazilian law. No property will be distributed to the holders of Intercompany Claims.
c.	Voting: Depending on the treatment accorded, Class 13 is either Unimpaired or Impaired under the Plan. Holders of Intercompany Claims are either conclusively presumed to have accepted or deemed to have rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code, as applicable, and, in either case, are not entitled to vote to accept or reject the Plan.
26.	Class 14 – Existing GLAI Equity Interests
a.	Classification: Class 14 consists of all Existing GLAI Equity Interests.
b.	Treatment: On the Effective Date, Existing GLAI Equity Interests shall be Reinstated, subject to dilution by the transactions contemplated by the Plan and the Transaction Steps (including any equity interest in Reorganized GLAI that is purchased through the GLAI Preemptive Rights Offering). The Existing GLAI Equity Interests have no value, and retained Existing GLAI Equity Interests will have de minimis value, if any, following the implementation of the Plan and the Transaction Steps.
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c.	Voting: Class 14 is Impaired under the Plan. Holders of Existing GLAI Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.
27.	Class 15 – Intercompany Interests
a.	Classification: Class 15 consists of all Intercompany Interests.
b.	Treatment: Intercompany Interests shall be Reinstated solely to the extent necessary to maintain the Reorganized Debtors’ corporate structure. No property will be distributed to the holders of Intercompany Interests.
c.	Voting: Depending on the treatment accorded, Class 15 is either Unimpaired or Impaired under the Plan. Holders of Intercompany Interests are either conclusively presumed to have accepted or deemed to have rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code, as applicable, and, in either case, are not entitled to vote to accept or reject the Plan.
C.	Special Provision Governing Unimpaired Claims

Except as otherwise specifically provided in the Plan or by Final Order of the Bankruptcy Court, nothing in the Plan shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claim, including legal and equitable defenses to setoffs or recoupment against Unimpaired Claims, and, except as otherwise specifically provided in the Plan or by Final Order of the Bankruptcy Court, nothing herein shall be deemed to constitute a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date against or with respect to any Claim that is Unimpaired by the Plan. Except as otherwise specifically provided in the Plan, the Debtors and the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ and Reorganized Debtors’ legal and equitable rights with respect to any Claim that is Unimpaired by the Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

D.	Subordination of Claims

Except as expressly provided herein, the Allowance, classification, and treatment of all Claims and Interests and the respective treatments thereof under the Plan take into account and conform to the relative priority and rights of all Claims and Interests and comply with any contractual, legal, or equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

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E.	Third-Party Beneficiaries / Derivative Claimants

Any Claims asserted against the Debtors that are not direct obligations of any of the Debtors but are derivative of other Claims asserted against the Debtors shall not receive any recoveries under the Plan and shall be deemed satisfied by virtue of the treatment of the applicable direct obligation of the Debtors.

F.	Abra Noteholder Claims

Without affecting any right to Adequate Protection payments under the DIP Order, any Claims asserted against the Debtors by the Abra Notes Agents and any holders of the Abra Notes (in their capacities as such) shall not receive any recovery under the Plan, and all Prepetition Debtor Abra Notes Pledged Liens asserted in connection therewith have been previously released consensually.

G.	Banco Pine and Banco Rendimento Settlements

On the Effective Date, the Reorganized Debtors shall reaffirm their obligations under (i) that certain Bank Credit Note-Loan No. 0651/22 (Cédulas de Crédito Bancário) issued by GLA to Banco Pine S.A. on September 21, 2022 and (ii) the Order Authorizing the Debtors to Enter into a Settlement with Banco Pine S.A. [Docket No. 903]. Accordingly, such obligations shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, subject to, and except as such terms may have been modified by, an order of the Bankruptcy Court.

On the Effective Date, the Reorganized Debtors shall reaffirm their obligations under (i) that certain Partnership and Cooperation Agreement, as amended from time to time, between Banco Rendimento S.A. and GLA, pursuant to which Banco Rendimento S.A. agreed to purchase GLA’s trade payables directly from GLA’s suppliers, and (ii) the Order Authorizing the Debtors to Enter into a Settlement with Banco Rendimento S.A. [Docket No. 904]. Accordingly, such obligations shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, subject to, and except as such terms may have been modified by, an order of the Bankruptcy Court.

H.	Tax Agreement

On the Effective Date, the Reorganized Debtors shall reaffirm their obligations under the Tax Agreement and all ancillary documents executed by the Debtors related thereto, including any fiduciary lien agreements or other similar security agreements executed by the Debtors. Accordingly, such obligations under all such agreements shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by and against the applicable Reorganized Debtor in accordance with its terms and the applicable order of the Bankruptcy Court.

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I.	Boeing Agreement

On the Effective Date, if a Boeing Agreement has been agreed by the parties thereto on a Final Basis (and Bankruptcy Court approval has been obtained in respect of such agreement), the Reorganized Debtors shall reaffirm their obligations under such Boeing Agreement. Accordingly, such obligations shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, subject to, and except as such terms may have been modified by, an order of the Bankruptcy Court.

Article IV
Acceptance or Rejection of Plan

A.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of confirmation of the Plan by acceptance thereof by any Impaired Class of Claims. The Debtors shall seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

B.	Voting Classes

Holders of Claims as of the Voting Record Date in the following Classes are entitled to vote to accept or reject the Plan: Classes 3, 4, 5, 6, 7, 8, 10(a), 10(b), 10(c), 10(d), 10(f), 10(h), 10(i), 10(j), 10(k), and 11.

The Bankruptcy Code defines “acceptance” of a plan by a Class of (i) Impaired Claims as acceptance by creditors in that class that hold at least two-thirds (⅔) in amount and more than one-half (½) in number of the Claims in such Class that cast ballots to accept or reject the Plan and (ii) Impaired Interests as acceptance by the holders of Interests that hold at least two-thirds (⅔) in amount of the Interests in that Class that cast ballots to accept or reject the Plan.

C.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class to the fullest extent permitted by law.

D.	Presumed Acceptance by Unimpaired Classes

Classes 1, 2, and 9, and, depending on their respective treatment, Classes 13 and 15, are Unimpaired under the Plan. Holders of Claims and Interests, as applicable, in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

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E.	Deemed Rejection by Impaired Classes

Classes 10(e), 10(g), 10(l), 10(m), 12, and 14, and, depending on their respective treatment, Classes 13 and 15 are Impaired under the Plan. Holders of Claims and Interests, as applicable, in such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

F.	Elimination of Vacant Classes

Any Class that does not have a holder of a Claim or an Interest shall be deemed eliminated from the Plan for all purposes.

G.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Article V
Means for Implementation of Plan

A.	General Settlement of Claims and Interests

The Plan is predicated on a global settlement between the Debtors, the Committee, Abra, and various other stakeholders regarding various issues, including, among others, the settlement of potential Causes of Action, the Plan value, and the allocation of value amongst creditors, and the allocation of value amongst the Debtors’ estates.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute an arms’ length and good faith compromise and settlement of all Claims, Interests, and controversies, which provides substantial value to the Estates, and all distributions made to holders of Allowed Claims and Interests in any Class in accordance with the Plan are intended to be, and shall be, final.

B.	Restructuring Transactions

Prior to, on, or after the Effective Date, subject to and consistent with the terms of the Plan and Plan Support Agreement (and subject to the applicable consent and approval rights thereunder), the Debtors and the Reorganized Debtors, as applicable, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect the transactions described in, contemplated by, or necessary to effectuate, the Plan, which transactions may include one or more mergers, consolidations, dispositions, transfers, assignments, contributions, conversions, liquidations, dissolutions, or other transactions, as may be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of the Debtors vesting in one or more surviving, resulting, or acquiring entities, and the other Transaction Steps (collectively, the “Restructuring Transactions”). Subject to the terms of the Plan, in each case in which the surviving, resulting, or acquiring Entity is a

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successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor under the Plan, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which may provide that another Debtor will perform such obligations.

In effecting the Restructuring Transactions, the Debtors and Reorganized Debtors, as applicable, shall implement the Transaction Steps and be permitted to: (i) execute and deliver any appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, dissolution, or other transaction containing terms consistent with the Plan and that satisfy the requirements of applicable non-bankruptcy law, rule, or regulation; (ii) form new Entities and issue equity interests in such newly formed Entities, execute and deliver appropriate documents in connection therewith containing terms that are consistent with the Plan and that satisfy the requirements of applicable non-bankruptcy law, rule, or regulation; (iii) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the Plan and having such other terms to which the applicable Entities may agree and effectuate such transfers, assignments, assumptions, or delegations, including to any new Entities formed in accordance with the Restructuring Transactions; (iv) file appropriate certificates or articles of merger, consolidation, dissolution, or other documents pursuant to applicable non-bankruptcy law, rule, or regulation; and (v) take all other actions that the applicable Entities determine to be necessary or appropriate, including any filings or recordings, or withdrawing previously made filings or recordings, as may be required by applicable non-bankruptcy law, rule, or regulation. All of the Debtors’ agents and all other Persons authorized to make filings or recordings on the Debtors’ behalf are directed to cooperate with and to take direction from the Debtors and the Reorganized Debtors, as applicable, with respect to the foregoing. To the extent known, the actions or steps to be taken by the Debtors to implement the Restructuring Transactions will be set forth in the Transaction Steps. In all cases, such transactions shall be subject to the terms and conditions of the Plan and the Plan Support Agreement and any consents or approvals required under the Plan and the Plan Support Agreement.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions
1.	Cash

The Reorganized Debtors shall fund distributions under the Plan required to be paid in Cash, if any, with Cash on hand (including Cash from operations and Cash received under the DIP Facility and refinanced pursuant to the Exit Notes) and from the Cash proceeds from the issuance of any Incremental New Money Exit Financing.

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2.	Exit Financing
a.	Exit Notes

On the Effective Date, the Exit Notes Issuer shall issue the Exit Notes on the terms herein and such other terms set forth in the Exit Notes Documents. The initial obligors in respect of the Exit Notes will be the Exit Notes Issuer and the applicable guarantors set forth in the Exit Notes Documents.

The Liens on any shared collateral securing the Exit Notes, the Incremental New Money Exit Debt, the Incremental New Money Exchangeable Debt (to the extent issued), the 2026 Alternative Notes (to the extent issued, and solely with respect to the 2026 Alternative Notes Collateral), and/or the Take Back Notes, and the priorities of such Liens shall be set forth in, and subject to, one or more intercreditor agreements consistent with the terms set forth herein and otherwise in form and substance reasonably satisfactory to Abra, the Debtors, and the applicable purchasers and/or holders (or agents) thereof (each, an “Intercreditor Agreement”).

The maturity date for the Exit Notes shall be the date that is five (5) years after the Effective Date. The Exit Notes will accrue interest at a rate of [__]% per annum.

b.	Incremental New Money Exit Financing

In addition to the Exit Notes, the Debtors may issue Incremental New Money Exit Debt, Incremental New Money Equity, and/or Incremental New Money Exchangeable Debt on the terms set forth herein and in the applicable Incremental New Money Exit Debt Documents and Incremental New Money Equity Documents, as applicable. Notwithstanding anything to the contrary herein, the aggregate amount of Incremental New Money Exit Debt, Incremental New Money Equity, and/or Incremental New Money Exchangeable Debt that may be issued is subject to adjustment as agreed by the Debtors and Abra and subject to the Committee Consent Right in accordance with the terms of the Plan Support Agreement.

3.	Take-Back Notes
a.	Non-Exchangeable Take-Back Notes

On the Effective Date, the Take-Back Notes Issuers shall issue the Non-Exchangeable Take-Back Notes in the aggregate principal amount of (x) if the Class of 2026 Senior Secured Claims votes to accept the Plan, $700 million, and (y) if the Class of 2026 Senior Secured Notes votes to reject the Plan, $600 million, in each case on the terms set forth herein and such other terms set forth in the Non-Exchangeable Take-Back Notes Documents. The initial obligors in respect of the Non-Exchangeable Take-Back Notes will be the Take-Back Notes Issuers and the applicable guarantors set forth in the Non-Exchangeable Take-Back Notes Documents.

The Non-Exchangeable Take-Back Notes shall be secured by a Lien on the terms set forth in the Non-Exchangeable Take-Back Notes Documents and subject to the terms of the applicable Intercreditor Agreement.

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The maturity date for the Non-Exchangeable Take-Back Notes shall be six (6) months after the maturity date of the Exit Notes. The Non-Exchangeable Take-Back Notes will accrue interest at nine and one-half (9.5) percent per annum, which shall be payable quarterly in Cash; provided, that notwithstanding the foregoing, from and after the second anniversary of the Effective Date, the Reorganized Debtors shall have the option to pay-in-kind up to one hundred (100) percent of the interest accruing from and after such date. The Non-Exchangeable Take-Back Notes will amortize (or be mandatorily redeemable) quarterly with principal payments amounting to $25 million per annum (or, from and after the date on which the Exchangeable Take-Back Notes are no longer outstanding, $50 million per annum), commencing with the first interest payment date occurring on or after the date that is three (3) months after the Effective Date

b.	Exchangeable Take-Back Notes

On the Effective Date, the Take-Back Notes Issuers shall issue the Exchangeable Take-Back Notes in the aggregate principal amount of $250 million that will be exchangeable into New Equity on the terms set forth herein and such other terms set forth in the Exchangeable Take-Back Notes Documents. The initial obligors in respect of the Exchangeable Take-Back Notes will be the Take-Back Notes Issuers and the applicable guarantors set forth in the Exchangeable Take-Back Notes Documents.

The Exchangeable Take-Back Notes shall be secured by a Lien on the terms set forth in the Exchangeable Take-Back Notes Documents and subject to the terms of the applicable Intercreditor Agreement.

The maturity date for the Exchangeable Take-Back Notes shall be six (6) months after the maturity date of the Exit Notes. The Exchangeable Take-Back Notes will accrue interest at nine and one-half (9.5) percent per annum, which shall be payable quarterly in Cash; provided, that notwithstanding the foregoing, from and after the second anniversary of the Effective Date, the Reorganized Debtors shall have the option to pay-in-kind up to one hundred (100) percent of the interest accruing from and after such date.

The Exchangeable Take-Back Notes may be exchanged into a fixed number of shares of New Equity to be specified in the Exchangeable Take-Back Notes Documents (with exchange into common and/or preferred equity to be agreed between Abra and the Debtors) resulting in equity splits between Abra, on the one hand, and recipients of the General Unsecured Claimholder Distribution, on the other, that would have resulted on the Effective Date if the number of shares constituting the General Unsecured Claimholder Distribution had been determined based on Adjusted Specified Value rather than Specified Value, subject to customary anti-dilution protection, if:

(i) a majority of the holders of the Exchangeable Take-Back Notes provide the Reorganized Debtors and the trustee or agent, as applicable, with fifteen (15) days’ written notice of their intention to seek exchange of the Exchangeable Take-Back Notes (or such shorter period as reasonably comports with the applicable notice period following a notice of prepayment or redemption, as applicable, of the Exchangeable Take-Back Notes); or

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(ii) on or after the later of 30 months after the Effective Date and October 31, 2027, (x) the Reorganized Debtors provide the holders of Exchangeable Take-Back Notes with fifteen (15) days’ written notice of their intention to seek exchange of the Exchangeable Take-Back Notes and (y) the value of the New Equity issued in respect of such exchange, measured based upon the then most recent applicable four calendar quarters using a total enterprise value to LTM EBITDAR multiple of 4.25x (with LTM EBITDAR and net debt determined in accordance with Abra’s debt arrangements), is greater than or equal to one-hundred and five (105) percent of the then-outstanding principal amount (for the avoidance of doubt, excluding any previously capitalized interest) under the Exchangeable Take-Back Notes, in each case on and subject to the terms and conditions to be set forth in the Exchangeable Take-Back Notes Documents.

For the avoidance of doubt, all Exchangeable Take-Back Notes must be exchanged at the same time. Any previously capitalized interest on the Exchangeable Take-Back Notes as of, and accrued and unpaid interest on the Exchangeable Take-Back Notes up to but excluding, the date that the Exchangeable Take-Back Notes are exchanged into New Equity, shall be paid in full in Cash by the Reorganized Debtors on such exchange date.

4.             2026 Alternative Notes

If the Class of 2026 Senior Secured Notes Claims votes to reject the Plan, then, on the Effective Date, the 2026 Alternative Notes Issuer shall issue the 2026 Alternative Notes on the terms and conditions set forth herein and in the 2026 Alternative Notes Documents and as otherwise necessary to satisfy 1129(b)(2) of the Bankruptcy Code. The initial obligors in respect of the 2026 Alternative Notes will be the 2026 Alternative Notes Issuer and the applicable guarantors set forth in the 2026 Alternative Notes Documents.

The 2026 Alternative Notes shall be secured by the same collateral securing the 2026 Senior Secured Notes as of the Petition Date (the “2026 Alternative Notes Collateral”) on the terms set forth in the 2026 Alternative Notes Documents and subject to the terms of the applicable Intercreditor Agreement. To the extent the 2026 Alternative Notes are issued, the Liens on the shared Collateral securing the Exit Notes and the 2026 Alternative Notes shall be subject to a pari passu intercreditor agreement on terms substantially consistent with the existing pari passu intercreditor agreement for the prepetition Liens securing the 2026 Senior Secured Notes.

The maturity date for the 2026 Alternative Notes shall be seven and one-half (7.5) years after the Effective Date. The 2026 Alternative Notes will accrue interest at nine and one-half (9.5) percent per annum, which shall be payable semi-annually; provided, that notwithstanding the foregoing, from and after the Effective Date, the Reorganized Debtors shall have the option to pay-in-kind up to one hundred (100) percent of the interest accruing from and after such date.

5.	Execution of New Debt Documents

Except as otherwise noted herein, on the Effective Date, the applicable Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Debt Documents, without further (i) notice to or order of the Bankruptcy Court, (ii) vote, consent, authorization, or approval of any Person or Entity, or (iii) action by the holders of Claims or Interests.

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The New Debt Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purpose whatsoever under applicable law, the Plan, or the Confirmation Order and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The financial accommodations to be extended pursuant to the New Debt Documents shall be deemed reasonable and having been extended in good faith and for legitimate business purposes.

Notwithstanding anything to the contrary herein, the Exit Notes, Take-Back Notes and/or Incremental New Money Exit Debt may be structured as loans rather than notes as agreed among the respective parties to the Exit Notes Documents, Take-Back Notes Documents, and Incremental New Money Exit Debt Documents, respectively, with the reasonable consent of Abra and subject to the Committee Consent Right.

On the Effective Date, to the fullest extent permitted by applicable law, all of the Liens to be granted or continued in accordance with the New Debt Documents shall (i) be deemed to be approved; (ii) be legal, binding, and enforceable Liens on the property and assets granted under the New Debt Documents in accordance with the terms thereof; (iii) be deemed perfected on the Effective Date or, if necessary, after the fulfillment of any legal formality required by Brazilian law, and have the priorities as set forth in the New Debt Documents, subject only to such Liens as may be permitted under such documents; and (iv) not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purpose whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. For the avoidance of doubt, notwithstanding Article IX.C of the Plan or any other provision in the Plan, the Confirmation Order, or any other document entered into in connection with the Plan, including the New Debt Documents (other than the documents governing the Amended Safra Notes and the Amended Debentures, respectively) and any documents in connection with the Exit Notes, Incremental New Money Exit Debt, Take-Back Notes, and 2026 Alternative Notes, Safra and the Debenture Banks shall retain their respective first-priority liens and security interests (including through any “fiduciary assignment” granted under Brazilian law) in any collateral securing the Amended Safra Notes and Amended Debentures, BdoB Letters of Credit, Santander Letters of Credit, and Bradesco Letters of Credit, respectively, which liens shall be senior to any liens on collateral granted in connection with the Plan, including in connection with the Exit Notes, Incremental New Money Exit Debt, Take-Back Notes, and 2026 Alternative Notes.

The Reorganized Debtors and the secured parties (and their designees and agents) under the New Debt Documents are hereby authorized to make all filings and recordings and to obtain all governmental approvals and consents to create (or continue) and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that creation (or continuation) and perfection of the Liens granted under the New Debt Documents shall occur automatically (to the fullest extent permitted by applicable law) by virtue of the entry of the Confirmation Order or, if necessary, after the fulfillment of any legal formality required by Brazilian law (subject to the occurrence of the Effective Date), and any such filings, recordings,

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approvals, and consents shall not be necessary or required), and the Reorganized Debtors and the secured parties (and their designees and agents) under such New Debt Documents shall nevertheless cooperate to make all filings and recordings that otherwise would be necessary under applicable law to give effect to such creation (or continuation) and perfection and to give notice of such Liens to third parties, in each case to the extent required under the New Debt Documents.

6.	New Equity

On or prior to the Effective Date, there shall be a shareholders’ meeting to take the appropriate and necessary steps at GLAI, in accordance with the Transaction Steps and Brazilian law, to effectuate a capital increase at Reorganized GLAI, to give effect to the (i) capitalization of the 2028 Notes Claims, the General Unsecured Claims, and, if applicable, the 2026 Senior Secured Notes Claims and (ii) corresponding GLAI Preemptive Rights Offering, in accordance with the Transaction Steps. As a result thereof, prior to, on, or after the Effective Date, GLAI shall provide notice, as required under applicable Brazilian law, of Eligible Existing GLAI Equity Interest Holders’ right to participate in the GLAI Preemptive Rights Offering during the GLAI Preemptive Rights Offering Period in accordance with the Transaction Steps and applicable Brazilian law requirements. Any proceeds of the GLAI Preemptive Rights Offering shall be applied in accordance with the Transaction Steps, subject to requirements under Brazilian law.

On the Effective Date, New GOL Parent shall issue the New Equity in accordance with the terms of the Transaction Steps and the Plan without (i) further notice to, or order of, the Bankruptcy Court, (ii) act or action under any applicable law, regulation, order, or rule, or (iii) the vote, consent, authorization, or approval of any Person or Entity. It is currently contemplated that New GOL Parent will be organized under the laws of Luxembourg, as set forth in the Transaction Steps, and that the New Equity will not be traded on any public listing exchange on the Effective Date; provided, that the jurisdiction of New GOL Parent, its capitalization, and whether New Equity is publicly traded is subject to change as agreed among the Debtors, Abra, and the Committee in a manner designed to maximize the liquidity of New Equity and minimize cost. Such terms shall be disclosed in the Plan Supplement, including the New Organizational Documents.

The New Equity shall be distributed through the facilities of DTC, and applicable holders of Allowed Claims entitled to receive a distribution of New Equity under the Plan shall, unless otherwise agreed by the Debtors or Reorganized Debtors, as applicable, with the consent of Abra and the Committee, be required to hold New Equity through the facilities of DTC regardless of whether they held their Claims through the facilities of DTC prior to the Effective Date; provided, however, that, with respect to holders of Claims who are legally or contractually restricted from holding the New Equity through the facilities of DTC, the Debtors or Reorganized Debtors, as applicable, and Abra may, at their mutual election in their respective sole discretion, make accommodations for any such holder (including, without limitation, by selling the New Equity to which any such holder is otherwise entitled on the open market, provided the purchaser thereof holds such New Equity through the facilities of DTC, and distributing Cash to the Claim holder in an amount equal to the proceeds from such sale less any transaction expenses related to such sale).

Transfers of New Equity will require the prior written consent of New GOL Parent if such transfer could cause New GOL Parent or Abra to be required to, or could reasonably be expected to create the risk of New GOL Parent or Abra being required in the reasonably near future to, have

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Exchange Act Section 12(g) registration obligations (in each case as determined in good faith by New GOL Parent or Abra, as applicable) (“12(g) Obligations”). Abra ordinary shares received in exchange for New Equity may also be subject to restrictions on transfer designed to avoid triggering 12(g) Obligations.

The New Equity issued and/or distributed pursuant to the Plan shall be duly authorized, validly issued, and fully paid and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person or Entity receiving such distribution or issuance. The pre-money value of any Incremental New Money Equity shall be set at not less than the Pre-Dilution Specified Value and the terms thereof shall otherwise be satisfactory to the Debtors and Abra.

As a result of the exchange of debt for New Equity and the GLAI Preemptive Rights Offering contemplated under the Plan, Existing GLAI Equity Interests will be significantly diluted. The Debtors expect the resulting equity holdings of Existing GLAI Equity Interest holders to be de minimis.

D.	General Unsecured Claimholder Distribution
1.	General Unsecured Claimholder Initial Distribution

The percentage of the New Equity to be held by holders of General Unsecured Claims as a result of the General Unsecured Claimholder Distribution shall be subject to dilution by (i) any Incremental New Money Equity, (ii) any New Equity issued to holders of Allowed 2026 Senior Secured Notes Claims (and any shares held in escrow pursuant to Article V.D.2 on account of such 2026 Senior Secured Notes Claims), if applicable, and (iii) any New Equity issued after the Effective Date, including in connection with the Management Incentive Plan, upon exchange of the Exchangeable Take-Back Notes, and upon exchange of any Incremental New Money Exchangeable Debt.

2.	General Unsecured Claimholder Escrowed Shares

If a Boeing Agreement has not been agreed by the parties thereto on a Final Basis (and/or Bankruptcy Court approval has not been obtained in respect of such agreement) on or before the Effective Date, the General Unsecured Claimholder Escrowed Shares shall have a value (based on the Specified Value) equal to $25 million. If, on or before the first anniversary of the Effective Date, the Boeing Agreement has been agreed by the parties thereto on a Final Basis, then all $25 million of the General Unsecured Claimholder Escrowed Shares shall be released to the holders of General Unsecured Claims (or to the applicable holders of New Equity) (as of a record date to be agreed). If any General Unsecured Claimholder Escrowed Shares remain in escrow on the first anniversary of the Effective Date, then such General Unsecured Claimholder Escrowed Shares shall not be distributed to the holders of General Unsecured Claims (or to applicable holders of New Equity) and such shares instead shall be returned to the issuer thereof automatically and without need for a further order by the Bankruptcy Court.

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If the Class of 2026 Senior Secured Notes votes to reject the Plan, the holders of Allowed 2026 Senior Secured Notes Claims (or the applicable holders of New Equity) (as of a record date to be agreed) will receive a number of escrow shares in accordance with, and subject to, this Article V.D.2 consistent with their treatment under Article III.4.b.

Holders of Allowed General Unsecured Claims that are entitled to rights to receive the General Unsecured Claimholder Escrowed Shares shall not be permitted to trade their right to receive the General Unsecured Claimholder Escrowed Shares prior to their release. To the extent that a holder is entitled to receive its share of New Equity outside of DTC, such holder shall also receive its right to General Unsecured Claimholder Escrowed Shares outside of DTC, and, in that case, the New Equity and the right to receive General Unsecured Claimholder Escrowed Shares may only be traded together with each other and may not be traded separately. Any such separate trade will be considered void by the Debtors and Reorganized Debtors, as applicable, and will not be registered in the applicable registers.

3.	Mandatory Redemption/Exchange & Offer to Purchase/Exchange

Upon the earliest to occur of (i) any Qualified Listing Event and (ii) a future bankruptcy filing by New GOL Parent, Reorganized GLAI, or Reorganized GLA, the New Equity issued on account of the General Unsecured Claimholder Distribution and, if applicable, the 2026 Senior Secured Notes Claims shall be (x) in the case of clause (i) above, exchanged for ordinary shares of Abra Group Limited (or any successor) (subject to, if agreed among the Debtors, Abra, and the Committee as set forth in the Plan Supplement, Abra’s right to instead mandatorily redeem such New Equity for cash), and (y) in the case of clause (ii) above, mandatorily redeemed in cash or (at Abra Group Limited’s sole discretion) exchanged for ordinary shares of Abra Group Limited (or any successor). The definitive instruments evidencing the terms of such mandatory redemption or exchange shall specify an exchange ratio, the methodology for determining the redemption price, and other terms to be agreed and shall be filed as part of the Plan Supplement.

In addition, Abra Group Limited (or its successor) shall make an offer to purchase or exchange New Equity issued on account of the General Unsecured Claimholder Distribution and, if applicable, the 2026 Senior Secured Notes Claims for cash or (at Abra Group Limited’s sole discretion) ordinary shares of Abra Group Limited (or any successor) upon the earliest to occur of any of the following events: (i) any Business Combination (other than a Business Combination that is a Qualified Listing Event) between Abra Group Limited (or any successor) and Azul S.A. or (ii) any Material Joint Venture between Abra Group Limited (or any successor) and Azul S.A. or any of their material Affiliates, excluding any joint venture between New GOL Parent or any of its subsidiaries and Azul S.A. and any of its Affiliates. For the avoidance of doubt, the events referenced in the foregoing sentence do not include any Business Combination or joint venture between New GOL Parent and/or any of its subsidiaries and Azul S.A. and/or any of its Affiliates. The definitive instruments evidencing the terms of such mandatory offer to purchase such New Equity or exchange such New Equity for ordinary shares of Abra Group Limited (or any successor) shall specify an exchange ratio, the methodology for determining the cash purchase price, and other terms to be agreed and shall be filed as part of the Plan Supplement.

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E.	Corporate Existence

Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, limited partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, limited partnership, or other form, as the case may be, pursuant to the applicable law of the jurisdiction in which the applicable Debtor is incorporated or formed and pursuant to the respective bylaws, limited liability company agreement, operating agreement, limited partnership agreement, or other formation documents in effect on the Effective Date, except to the extent such formation documents are amended pursuant to the Plan, which amendment shall require no further action or approval (other than any requisite filings required under applicable law).

F.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Estate, and any property acquired by the Debtors pursuant to the Plan shall vest in the applicable Reorganized Debtors or, if applicable, any Entities formed pursuant to the Restructuring Transactions, free and clear of all Liens, Claims, Interests, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

The Plan shall be conclusively deemed to be adequate notice that Liens, Claims, Interests, charges, or other encumbrances are being extinguished. Any Person having a Lien, Claim, Interest, charge, or other encumbrance against any of the property vested in accordance with the foregoing paragraph shall (i) be conclusively deemed to have consented to the transfer, assignment, and vesting of such property to or in the applicable Reorganized Debtor (or, if applicable, any Entities formed pursuant to the Restructuring Transactions) free and clear of all Liens, Claims, Interests, charges, or other encumbrances by failing to object to the confirmation of the Plan and (ii) provide any written consents as required under applicable law to the extent requested by the Debtors or Reorganized Debtors, as applicable.

G.	Cancellation of Loans, Securities, and Agreements

Except for the Existing GLAI Equity Interests and the Existing Letters of Credit, and except as otherwise provided in the Plan, on the Effective Date: (i) the DIP Documents, 2028 Notes Documents, 2026 Senior Secured Notes Documents, 2024 Senior Exchangeable Notes Documents, 2025 Senior Notes Documents, Perpetual Notes Documents, and any other certificate, security, share, note, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or other obligation of, or ownership interest in, a Debtor (except such certificates, securities, shares, notes, purchase rights, options, warrants, or other instruments or documents evidencing a Claim or an Interest that is Reinstated or otherwise retained by the holders thereof pursuant to the Plan), shall, to the fullest extent permitted by applicable law, be deemed cancelled, released, surrendered, extinguished, and discharged without any need for further action or approval of the Bankruptcy Court or any holder thereof or any other

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Person or Entity, and the Reorganized Debtors shall not have any continuing obligations thereunder or in any way related thereto; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors (except such agreements, certificates, notes, or other instruments evidencing a Claim or an Interest that is Reinstated pursuant to the Plan or otherwise retained by the holders thereof pursuant to the Plan) shall be deemed satisfied in full, released, and discharged without any need for further action or approval of the Bankruptcy Court or any holder thereof or any other Person or Entity.

Notwithstanding such cancellation and discharge, the DIP Documents, 2028 Notes Documents, 2026 Senior Secured Notes Documents, Glide Notes Documents, 2024 Senior Exchangeable Notes Documents, 2025 Senior Notes Documents, and Perpetual Notes Documents shall continue in effect solely to the extent necessary to allow (i) the holders of Claims thereunder to receive distributions under the Plan; (ii) the Reorganized Debtors and the applicable Agents/Trustees to take other actions pursuant to the Plan on account of such Claims; (iii) holders of such Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to such documents; (iv) the applicable Agents/Trustees to enforce their rights and claims under such documents against Persons and Entities other than the Debtors or Reorganized Debtors, including any rights to payment of fees, expenses, indemnification obligations, and any Indenture Trustee Charging Lien; (v) the Agents/Trustees to enforce any obligations owed to them under the Plan; (vi) the Agents/Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the such documents; provided, that nothing in this Article V.G shall affect the discharge of Claims pursuant to the Plan. The Agents/Trustees shall take all steps and/or execute and/or deliver all instruments or documents, in each case, reasonably requested by the Debtors or Reorganized Debtors, as applicable, to effect the release of the Liens granted pursuant to the DIP Documents, the 2028 Notes Documents, the 2026 Senior Secured Notes Documents, the Glide Notes Documents, the 2024 Senior Exchangeable Notes Documents, the 2025 Senior Notes Documents, and the Perpetual Notes Documents and/or reflect on the public record the consummation of the payoff, releases, and terminations contemplated thereby.

Except for the foregoing, on the Effective Date, the Agents/Trustees shall be automatically and fully discharged and relieved of all further duties and responsibilities related to such documents; provided, that any provisions of such documents that by their terms survive their termination shall survive in accordance with their terms.

All Indenture Trustee Fees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with the Plan, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. The Debtors shall provide the applicable Agents/Trustees notice of the anticipated Effective Date at least seven (7) calendar days in advance thereof. At least three (3) Business Days before the anticipated Effective Date, summary invoices for all Indenture Trustee Fees incurred, and an estimate of Indenture Trustee Fees to be incurred (including the cost of providing notice of the Effective Date), up to and including the Effective Date shall be submitted to the Debtors; provided, that such estimates shall

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not be considered an admission or limitation with respect to such Indenture Trustee Fees. From and after the Effective Date, the Debtors and Reorganized Debtors (as applicable) shall pay, upon receipt of summary invoices, all reasonable and documented Indenture Trustee Fees solely to the extent incurred in connection with taking any action required by the Indenture Trustee to implement the Plan or requested by the Debtors or Reorganized Debtors, as applicable.

On and after the final distribution on account of the 2026 Senior Secured Notes Claims, the Glide Notes Claims, the 2024 Senior Exchangeable Notes Claims, the 2025 Senior Notes Claims, and the Perpetual Notes Claims, the 2026 Senior Secured Notes, the Glide Notes, the 2024 Senior Exchangeable Notes, the 2025 Senior Notes, and the Perpetual Notes, as applicable, shall be deemed to be null, void, and worthless, and DTC shall take down the relevant positions at the request of the applicable Agent/Trustee (and such Agent/Trustee shall make such request at the request of the Debtors or Reorganized Debtors, as applicable) without any requirement of indemnification or security on the part of the Agent/Trustee, the Debtors, or the Reorganized Debtors (as applicable).

Upon the payment or other satisfaction of an Allowed Other Secured Claim, the holder of such Allowed Other Secured Claim shall deliver to the Reorganized Debtors any collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests that may be reasonably requested by the Reorganized Debtors to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, lis pendens, or similar interests or documents and take all other steps reasonably requested by the Reorganized Debtors that are necessary to cancel and/or extinguish Liens securing such holder’s Allowed Other Secured Claim.

H.	Corporate and Other Entity Action

On the Effective Date, to the fullest extent permitted by applicable law, all actions contemplated under the Plan (including, for the avoidance of doubt, the documents in the Plan Supplement) shall be deemed authorized and approved in all respects, including: (i) the appointment of the New Boards and any other managers, directors, or officers for the Reorganized Debtors; (ii) the issuance and distribution of the New Equity by New GOL Parent; (iii) the adoption of the New Organizational Documents; (iv) entry into the New Equity Documents; (v) entry into the New Debt Documents; (vii) implementation of the Restructuring Transactions (which may be implemented before, on, or after the Effective Date); and (viii) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date).

All matters provided for in the Plan involving the corporate or other Entity structure of the Debtors or the Reorganized Debtors, and any corporate or other Entity action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, managers, or officers of the Debtors or Reorganized Debtors. On or before the Effective Date, the appropriate officers of the Debtors or Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments and documents contemplated under the Plan (or necessary or desirable to effectuate the transactions contemplated under the Plan) in the name, and on behalf, of the Reorganized Debtors. The authorizations and

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approvals contemplated by this Article V.G shall be effective notwithstanding any requirements of any otherwise applicable non-bankruptcy law.

I.	New Organizational Documents

On or prior to the Effective Date, the applicable Reorganized Debtors shall, if so required under applicable non-bankruptcy law, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable persons in their respective states or jurisdictions of organization in accordance with the laws, rules, and regulations of such jurisdictions. Pursuant to (and only to the extent required by) section 1123(a)(6) of the Bankruptcy Code, the New GOL Parent Organizational Documents shall prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective states or jurisdictions of organization or formation and their respective New Organizational Documents without further order of the Bankruptcy Court.

J.	Directors and Officers of Reorganized Debtors
1.	New GOL Parent Board

On the Effective Date, the New GOL Parent Board shall consist of a maximum of nine (9) directors, at least one of whom shall be independent and shall serve a minimum term of two (2) years (subject to applicable law), and whose identities will, to the extent known, be disclosed in the Plan Supplement. The Committee shall be entitled to appoint, in consultation with Abra, an independent director to the initial New GOL Parent Board. All the other members of the New GOL Parent Board shall be selected by Abra in consultation with the Debtors and the Committee.

Except to the extent that a member of a Debtor’s board of directors or managers, as applicable, continues to serve as a director or manager of the corresponding Reorganized Debtor after the Effective Date, such Persons shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date in their capacities as such, and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors or managers, as applicable, of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents and may be replaced or removed in accordance with such documents.

2.	Officers of Reorganized Debtors

Except as otherwise provided in the Plan Supplement, the officers of the Debtors immediately before the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be in accordance with the Reorganized Debtors’ respective organizational documents.

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3.	New Subsidiary Boards

On the Effective Date, the applicable New Subsidiary Boards shall be appointed in accordance with the applicable New Organizational Documents.

K.	Management Incentive Plan

The New GOL Parent Board shall determine the percentage of New Equity to allocate to the Management Incentive Plan.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the applicable Reorganized Debtors and their respective officers and members of the boards are authorized to and may issue, execute, deliver, file, or record, such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the securities issued pursuant to the Plan in the name, and on behalf, of the applicable Reorganized Debtors, without the need for any approvals, authorization, or consents, except for those expressly required pursuant to the Plan, or the New Organizational Documents.

M.	Section 1146 Exemption

Pursuant to section 1146 of the Bankruptcy Code, (i) the issuance, transfer, or exchange of any securities, instruments, or documents, (ii) the creation of any Lien, mortgage, deed of trust, or other security interest, (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated by the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (iv) the grant of collateral under the New Debt Documents, and (v) the issuance, renewal, modification, or securing of indebtedness, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument related to the foregoing is to be recorded shall be directed to accept such instrument without requiring the payment of any recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article IX.D, the Reorganized Debtors shall retain and may enforce, in their discretion and in

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accordance with the best interests of the Reorganized Debtors, all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, that the Reorganized Debtors waive their rights to assert Preference Actions against holders of General Unsecured Claims (but reserve the right to assert any such Preference Actions solely as counterclaims or defenses to Claims asserted against the Debtors; provided, further, that any such assertion may solely be defensive, without any right to seek or obtain an affirmative recovery on account of any such counterclaim).

No Person or Entity may rely on the absence of a specific reference in the Plan (including, for the avoidance of doubt, the Plan Supplement) or the Disclosure Statement to any Retained Cause of Action against them as an indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. Unless any Retained Cause of Action is expressly waived, relinquished, exculpated, released, compromised, or settled by the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all available Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of, the confirmation of the Plan or the occurrence of the Effective Date.

Article VI
Treatment of Executory Contracts and Unexpired Leases

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed rejected, without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court, as of the Effective Date, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to reject, assume, or assume and assign filed on or before the Confirmation Date; or (iv) is listed on the Schedule of Assumed Contracts.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of such contracts to the Debtors’ Affiliates.  Unless previously approved by the Bankruptcy Court, the Confirmation Order will constitute an order approving the above-described rejections, assumptions, and assumptions and assignments, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code, effective on the occurrence of the Effective Date.

The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Contracts, which may be amended, supplemented, or otherwise modified through the Effective Date. Any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan (other than those Executory Contracts and Unexpired Leases that were previously assumed by the Debtors or are the subject of a motion or notice to assume or assume and assign filed on or before

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the Confirmation Date) must be filed, served, and actually received by the Debtors no later than seven (7) days prior to the Confirmation Hearing; provided, that, if the Debtors file an amended Schedule of Assumed Contracts prior to the Confirmation Hearing, then, with respect to any lessor or counterparty affected by such amended Schedule of Assumed Contracts, objections to the assumption of the relevant Executory Contract or Unexpired Lease must be filed by the later of (i) ten (10) days from the date the amended Schedule of Assumed Contracts has been filed and served upon the applicable counterparties via electronic mail or overnight courier and (ii) the Confirmation Hearing; provided, further, that if the Debtors file an amended Schedule of Assumed Contracts after the Confirmation Hearing, but prior to the Effective Date, then, with respect to any lessor or counterparty affected by such amended Schedule of Assumed Contracts, objections to the assumption of the relevant Executory Contract or Unexpired Lease must be filed by ten (10) days from the date the amended Schedule of Assumed Contracts is filed and served upon the applicable counterparties via electronic mail or overnight courier; provided, further, that the Debtors may file an amended Schedule of Assumed Contracts after the Effective Date with the consent of the lessors or counterparties affected by such amended Schedule of Assumed Contracts.

To the extent any provision in any Executory Contract or Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan restricts, limits or prevents, or purports to restrict, limit or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), any such anti-assignment provision shall be unenforceable pursuant to section 365(f) of the Bankruptcy Code. To the maximum extent permitted by law, such provision shall be deemed modified or stricken such that the transactions contemplated by the Plan shall not entitle the non-Debtor counterparty to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Confirmation of the Plan and consummation of the transactions contemplated by the Plan shall not constitute a change of control under any Executory Contract or Unexpired Lease assumed by the Debtors on or prior to the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each Executory Contract and Unexpired Lease assumed pursuant to this Article VI.A or by any order of the Bankruptcy Court, that has not been assigned to a third party prior to the Effective Date, shall revest in, be fully enforceable by, and constitute binding obligations of the applicable Reorganized Debtor in accordance with its terms (including any amendments entered into after the Petition Date), except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court.

B.	Aircraft Leases

1.             Assumption and Rejection of Prepetition Aircraft Leases

With respect to Aircraft Leases entered into before the Petition Date that were not already assumed pursuant to an order of the Bankruptcy Court, that have not previously expired or terminated pursuant to their terms, or that are not subject to a pending motion to assume or pending stipulation providing for assumption filed on or before the Confirmation Date, the Debtors shall assume only those Aircraft Leases that are designated on the Schedule of Assumed Contracts, which may be amended, supplemented, or otherwise modified through the Effective Date; provided, however, that any Aircraft Lease that has not previously been assumed but is subject to

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a Lessor Agreement that has been approved by an order of the Bankruptcy Court shall be assumed, on the later of the Effective Date and the date on which the applicable definitive documentation is executed, and, notwithstanding anything to the contrary herein, subject to the terms of the applicable Bankruptcy Court order or Lessor Agreement, without any further action by the Debtors or the Reorganized Debtors, as applicable.

  Any agreements or documents by the Debtors that are ancillary to Aircraft Leases that have been previously assumed or are being assumed under the Plan shall be, and shall be deemed, assumed with the applicable Aircraft Lease. To the extent that certain of the Aircraft Leases identified on the Schedule of Assumed Contracts include finance leases of the Debtors that were amended during the course of the Chapter 11 Cases, the debt associated with such leases shall be provided the treatment agreed between the Debtors and other parties in the applicable governing amendment documents. To the extent that contracts of the Debtors that are subject to Lessor Agreements (in each case including documents that are ancillary to such contracts) are not subject to section 365 of the Bankruptcy Code (including so-called finance leases and guarantees by the Debtors), such contracts shall be deemed assumed to the extent necessary to effectuate terms of the Lessor Agreements, and the debt and obligations associated with such contracts, documents and guarantees shall be provided the treatment agreed between the Debtors and other parties in the applicable Lessor Agreements.

Subject to the terms of any Lessor Agreement, to the extent any provision in any Aircraft Lease to be assumed or assumed and assigned pursuant to the Plan restricts, limits or prevents, or purports to restrict, limit or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), any such anti-assignment provision shall be unenforceable pursuant to section 365(f) of the Bankruptcy Code. Subject to the terms of any Lessor Agreement, to the maximum extent permitted by law, such provision shall be deemed modified or stricken such that the transactions contemplated by the Plan shall not entitle the non-Debtor counterparty to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. As provided in the applicable Aircraft Lease, confirmation of the Plan and consummation of the transactions contemplated by the Plan shall not constitute a change of control under any Aircraft Lease assumed by the Debtors on or prior to the Effective Date.

With respect to Aircraft Leases not assumed pursuant to the terms hereof, such Aircraft Leases shall be rejected and the property subject to such lease shall be deemed abandoned subject to agreement by the parties or order of the Bankruptcy Court providing for alternative treatment of such Aircraft Lease and/or property.

With respect to any property subject to an Aircraft Lease that has been returned or redelivered to the applicable party, such Aircraft Lease shall be deemed rejected as of the date of such return or redelivery, subject to any agreement of the parties or an order of the Bankruptcy Court providing otherwise.

2.	Aircraft Leases Entered into After the Petition Date

Aircraft Leases entered into after the Petition Date by the Debtors, together with any other agreements or documents by the Debtors that are ancillary to such Aircraft Leases, will be

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reaffirmed and performed by the applicable Debtor or Reorganized Debtor, as the case may be, in the ordinary course of its business or as authorized by the Bankruptcy Court.  Accordingly, such Aircraft Leases, agreements, and documents shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by and against the applicable Reorganized Debtor in accordance with its terms, subject to, and except as such terms may have been modified by, an order of the Bankruptcy Court.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Except as set forth below, Cure Claims shall be satisfied by payment in Cash, on the Effective Date, of the respective amounts set forth on the Schedule of Assumed Contracts or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Subject to satisfaction of any applicable Cure Claims and the terms of any applicable Lessor Agreement, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under such Executory Contract or Unexpired Lease at any time before the date that the Debtors assume or assume and assign such Executory Contract or Unexpired Lease. Subject to the terms of any applicable Lessor Agreement, the resolution of any timely objections in accordance with Article VI.D below, and the satisfaction of the any applicable Cure Claims, any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed Disallowed and expunged, without further notice to, or action, order, or approval of, the Bankruptcy Court.

D.	Dispute Resolution

To the extent there is a dispute with respect to (i) the amount of a Cure Claim, (ii) the ability of the Reorganized Debtors or the applicable assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under an Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to assumption or the cure of defaults required by section 365(b)(1) of the Bankruptcy Code (each, an “Assumption Dispute”), the Debtors or Reorganized Debtors, as applicable, may settle any such Assumption Dispute without any further notice to, or action, order, or approval of, the Bankruptcy Court.

Subject to the terms of any applicable Lessor Agreement, in the event that an Assumption Dispute cannot be resolved consensually and a timely objection is filed by a counterparty, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order). Subject to the terms of any applicable Lessor Agreement, during the pendency of an Assumption Dispute, the applicable counterparty shall continue to perform under the applicable Executory Contract or Unexpired Lease.

To the extent an Assumption Dispute relates solely to the amount of a Cure Claim, the Debtors may assume or assume and assign the applicable Executory Contract or Unexpired Lease prior to the resolution of such Assumption Dispute; provided, that, pending resolution of the

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Assumption Dispute, the Debtors reserve Cash in an amount sufficient to pay the Cure Claim asserted by the counterparty. Subject to the terms of any applicable Lessor Agreement, to the extent that the Assumption Dispute is resolved unfavorably to the Debtors, the Debtors may reject the applicable Executory Contract or Unexpired Lease after such resolution.

For the avoidance of doubt, if the Debtors are unable to resolve an Assumption Dispute relating solely to the amount of a Cure Claim prior to the Confirmation Hearing, such Assumption Dispute may be scheduled to be heard by the Bankruptcy Court after the Confirmation Hearing; provided, that the Reorganized Debtors may settle any such dispute after the Effective Date without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

E.	Rejection Damages Claims

Any counterparty to an Executory Contract or Unexpired Lease that is rejected by the Debtors pursuant to the Plan must file and serve a Proof of Claim on the applicable Debtor that is party to the Executory Contract or Unexpired Lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such Executory Contract or Unexpired Lease. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, as applicable, or any property thereof, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity.

Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and subject to the provisions of Article VI.D and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

F.	Insurance Policies & Indemnification Obligations

Notwithstanding anything to the contrary in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Plan Support Agreement, the New Debt Documents, the Incremental New Money Equity Documents, the New Equity Documents, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including any provision that purports to be preemptory or supervening; grants an injunction, discharge, or release; confers Bankruptcy Court jurisdiction; or requires a party to opt out of any releases):

(i)       each of the Insurance Contracts, including all D&O Policies, shall be deemed to have been assumed all Insurance Contracts, such that the applicable Reorganized Debtors shall become and remain liable in full for all of their and the applicable Debtors’ obligations under the Insurance Contracts, regardless of whether such obligations arise on, before, or after the Effective Date, without the requirement or need for any Insurer to file a Proof of Claim or a request for payment of an Administrative Expense; provided, that the Reorganized Debtors shall not indemnify their respective officers, directors, equity holders, agents, or employees for any claims or Causes of Action arising out of or relating to any act or omission that constitutes a criminal act, intentional fraud, gross negligence, or willful misconduct;

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(ii)       nothing shall alter, modify, amend, waive, release, discharge, prejudice, or impair in any respect (a) the terms and conditions of any Insurance Contract, (b) any rights or obligations of the Debtors or the Reorganized Debtors, as applicable, or Insurers thereunder, whether arising before or after the Effective Date, or (c) the duty, if any, of Insurers to pay claims covered by the Insurance Contracts or the right to seek payment or reimbursement from the Debtors or the Reorganized Debtors, as applicable, or to draw on any collateral or security therefor; and

(iii)       the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article IX.G, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (a) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; and (b) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (1) workers’ compensation claims, (2) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article IX.G to proceed with its claim, and (3) all costs in relation to each of the foregoing.

In addition, after the Effective Date, all current and former officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, solely to the extent set forth in such D&O Policies and subject to any terms and conditions thereof. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy in effect as of the Petition Date; provided, that, for the avoidance of doubt, any Insurance Contract, including tail insurance policies, for directors’, members’, trustees’, and officers’ liability to be purchased or maintained by the Reorganized Debtors after the Effective Date shall be subject to the ordinary-course corporate governance of the Reorganized Debtors.

Notwithstanding anything in the Plan, any Indemnification Obligation to indemnify current and former officers, directors, members, managers, agents, sponsors, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall (i) remain in full force and effect, (ii) not be discharged, impaired, or otherwise affected in any way, including by the Plan (including, for the avoidance of doubt, the Plan Supplement) or the Confirmation Order, (iii) not be limited, reduced, or terminated after the Effective Date, and (iv) survive unimpaired and unaffected irrespective of whether such Indemnification Obligation is owed for an act or event occurring before, on, or after the Petition Date; provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Debtors for any claims or Causes of Action that are not indemnified by such Indemnification Obligation. All such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors, and, if necessary to effectuate such assumption under local law, New GOL Parent shall contractually assume such obligations. Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

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G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract and Unexpired Lease that is assumed and, if applicable, assigned to the Reorganized Debtors, shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts or Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of such Executory Contracts or Unexpired Leases, or the validity, priority, or amount of any Claim that may arise in connection therewith, unless expressly noted therein.

H.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any Executory Contract or Unexpired Lease is, in fact, an Executory Contract or Unexpired Lease or that any Debtor or the Reorganized Debtor has any liability thereunder.

I.	Contracts and Leases (other than Aircraft Leases) Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor, as the case may be, in the ordinary course of its business or as authorized by the Bankruptcy Court. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

J.	Compensation and Benefits Plans

All employment, confidentiality, and non-competition agreements, collective bargaining agreements, offer letters (including any severance set forth therein), bonus, gainshare and incentive programs, additional pay required by Brazilian and other local law, vacation pay, holiday pay, severance, retirement, supplemental retirement, indemnity, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, agreements, and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations (including, for the avoidance of doubt, letter agreements with respect to certain employees’ rights and obligations in the event of certain terminations of their employment in connection with and following the implementation of the Restructuring Transactions) are deemed to be, and shall be treated as, Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (or, in the event that GLAI is party to such agreements or arrangements, assumed and assigned to New GOL Parent) pursuant to sections 365 and 1123 of the Bankruptcy Code (in each case, as amended prior to or on the Effective Date).

Article VII

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Procedures for resolving
contingent, unliquidated, and Disputed Claims

A.	Allowance of Claims and Interests

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order (including the Confirmation Order) Allowing such Claim. On and after the Effective Date, each of the Reorganized Debtors shall have, and retain any and all rights and defenses the corresponding Debtor had, with respect to any Claim immediately before the Effective Date.

B.	Claims Administration Responsibilities

Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the authority (i) to file, withdraw, or litigate to judgment objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim without any further notice to, or action, order, or approval of, the Bankruptcy Court; and (iii) to administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to, or action, order, or approval of, the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein or by an order of the Bankruptcy Court, from and after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had immediately prior to the Effective Date with respect to any Disputed Claim, including the Retained Causes of Action.

C.	General Unsecured Claim Observer

The Committee may appoint, as of the Effective Date, a Person or Entity with duties limited in all respects as set forth herein to consult with the Reorganized Debtors with respect to the Allowance of any General Unsecured Claims in excess of $5 million (the “General Unsecured Claim Observer”); provided, that the General Unsecured Claim Observer shall have standing to appear before the Bankruptcy Court with respect to matters arising out of or related to reconciliation, Allowance, and settlement of any General Unsecured Claims, as well as any objections thereto.

The General Unsecured Claim Observer may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out the duties described in this Article VII.C, and the reasonable and documented costs of the General Unsecured Claim Observer, including reasonable and documented external professionals’ fees and expenses, shall be reimbursed by the Reorganized Debtors in the ordinary course of business in an aggregate amount not to exceed $250,000 as soon as reasonably practicable after invoiced. In addition, subject to the fee cap in the preceding sentence, the General Unsecured Claim Observer may review and respond to inquiries from holders of Claims regarding distributions and implementation of the Plan and consult with the Reorganized Debtors with respect to the selection of the Distribution Dates.

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The General Unsecured Claim Observer will be selected by a majority of the members of the Committee in accordance with the Committee’s by-laws and will be identified prior to the Confirmation Hearing. The General Unsecured Claim Observer’s role is to represent the interests of all holders of General Unsecured Claims. The General Unsecured Claim Observer will work with the Reorganized Debtors to ensure that Claims are reconciled, and distributions are made, in a fair and equitable manner. The General Unsecured Claim Observer minimizes the risk that the Reorganized Debtors reconcile General Unsecured Claims in a way that leads to Claims being Allowed at too high of an amount (which would otherwise harm all holders of General Unsecured Claims). The Debtors will be free to reconcile claims below $5,000,000 without oversight by the General Unsecured Claim Observer because the costs of such oversight would outweigh the benefits to all holders of General Unsecured Claims, whose claims in the aggregate are in excess of $1,000,000,000. Any Distribution Date selected in consultation with the General Unsecured Claim Observer will apply to all holders of General Unsecured Claims regardless of the size of any such holder’s Claim.

Upon the death, resignation, or removal of the General Unsecured Claim Observer, the Reorganized Debtors shall appoint a successor General Unsecured Claim Observer with approval of the Bankruptcy Court. Upon the resolution of all Disputed General Unsecured Claims, the General Unsecured Claim Observer shall be released and discharged of and from further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Cases.

D.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may at any time request the Bankruptcy Court to estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan. If the estimated amount constitutes a maximum limitation of the amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to the ultimate Allowance of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code be entitled to seek reconsideration of such estimation unless such holder has filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

E.	Adjustment to Claims Register Without Objection

Any duplicate Claim or any Claim that has been paid or otherwise satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims register by the Debtors or Reorganized Debtors, as applicable, upon stipulation between the parties without an

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objection to such Claim having to be filed and without any further notice or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

The Debtors and Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, except as expressly provided herein to the contrary, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim, except with respect to any Claim that is Allowed. Any objections to Proofs of Claim shall be served and filed on or before the later of (i) 180 days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors filed before the date that is 180 days after the Effective Date. Any Claims for which the Debtors do not timely file an objection to Proof of Claim pursuant to this section shall be Allowed. The expiration of such period shall not limit or affect the Debtors’ rights to dispute Claims asserted in the ordinary course of business other than through a Proof of Claim.

G.	Disallowance of Claims

Any Claims held by a Person or Entity from whom property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, or 549 of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims shall not receive any distributions on account of such Claims until such time as the applicable Cause of Action against that Person or Entity has been settled or a Bankruptcy Court order with respect thereto has been entered, and, if such Cause of Action has been resolved in favor of the applicable Debtor, all sums due from that Person or Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable. All Claims filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and may be expunged from the Claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to, or action, order, or approval of, the Bankruptcy Court.

H.	Amendments to Claims

On and after the Effective Date, a Claim may not be amended without the prior authorization of the Reorganized Debtors or order of the Bankruptcy Court.

I.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, or if the time to object to a Claim has not elapsed and the Claim has not been Allowed by the Plan or by Final Order, then no distribution shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

J.	Distributions After Allowance

As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction Allowing any Disputed Claim becomes a Final Order, the Reorganized

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Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable non-bankruptcy law.

K.	Disputed Claims Reserve

The Disputed Claims Reserve shall be established and funded on or about the Effective Date; provided, that the Disputed Claims Reserve shall be funded with any General Unsecured Claimholder Released Escrowed Shares allocable to any Disputed Claims at the time of any release of such General Unsecured Claimholder Released Escrowed Shares. Any property that would be distributable in respect of any Disputed General Unsecured Claim had such Disputed General Unsecured Claim been Allowed on the Effective Date, together with all earnings thereon (net of any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve), as applicable, shall be deposited in the Disputed Claims Reserve. The amount of, or the amount of property constituting, the Disputed Claims Reserve shall be determined prior to the Confirmation Hearing, based on the Debtors’ good faith estimates or an order of the Bankruptcy Court estimating such Disputed Claims.

The Disputed Claims Reserve shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes.

To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Initial Distribution Date, the Disbursing Agent shall distribute to the holder thereof out of the Disputed Claims Reserve any property to which such holder is entitled hereunder (net of any allocable taxes imposed thereon or otherwise incurred or payable by the Disputed Claims Reserve, including in connection with such distribution) in accordance with Article VIII.A.

The Disbursing Agent may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Disputed Claims Reserve for all taxable periods through the date on which final distributions are made.

In the event the assets of the Disputed Claims Reserve are insufficient to satisfy all the Disputed General Unsecured Claims that have become Allowed, such Allowed General Unsecured Claims shall be satisfied Pro Rata from any remaining assets. After all assets in the Disputed Claims Reserve have been distributed, no further distributions shall be made in respect of Disputed General Unsecured Claims. At such time as all Disputed General Unsecured Claims have been resolved, any remaining assets in the Disputed Claims Reserve shall be distributed Pro Rata to all holders of Allowed General Unsecured Claims.

On or before the Effective Date, in accordance with the terms of the Transaction Steps, a number of shares of New Equity equal to the General Unsecured Claimholder Distribution will be authorized and issued. On, or as soon as reasonably practicable after, the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will determine the number of shares of New

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Equity that can be distributed to holders of Allowed General Unsecured Claims, while reserving a sufficient number of shares of New Equity (the “Reserved Shares”) to provide an equal percentage of recovery to holders of Disputed General Unsecured Claims should such Disputed General Unsecured Claims be Allowed in full. The Reserved Shares will be held in the Disputed Claims Reserve. Holders of Allowed General Unsecured Claims on the Effective Date, or if such claim is Allowed thereafter, will have the right to receive shares of New Equity that are deposited in the Disputed Claim Reserve but ultimately not distributed to holders of Disputed Claims that are ultimately Disallowed. At the time of the General Unsecured Claimholder Initial Distribution, or at each such later date as a Disputed General Unsecured Claims becomes an Allowed General Unsecured Claim and a distribution is paid thereon, New GOL Parent will keep a register of distributions and obtain an escrow CUSIP which corresponds to the holder’s right to receive a pro rata portion of the Reserved Shares that are not distributed to Disputed Claims that are ultimately Disallowed. Holders of Allowed General Unsecured Claims who hold their Allowed General Unsecured Claims through DTC will receive their escrow CUSIP through DTC at the time their distribution of New Equity is issued. All holders of Allowed General Unsecured Claims who hold their Allowed General Unsecured Claims outside of DTC will be tracked on a separate register maintained by New GOL Parent. The escrow CUSIP number and any interest related thereto will be non-transferable whether it is held in DTC or separately on the register maintained by New GOL Parent. Upon resolution of all Disputed General Unsecured Claims, the remaining Reserved Shares (if any) will be released and distributed Pro Rata to the holders of Allowed General Unsecured Claims with the escrow CUSIP number through DTC (to the extent that the escrow CUSIP is held in DTC) or to New GOL Parent’s register. A similar mechanism will be utilized for any General Unsecured Claimholder Released Escrowed Shares held in escrow and released therefrom pursuant to Article V.D.2 of the Plan.

L.	Claims Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures with respect to Disputed Claims are cumulative and not exclusive of one another. Claims may be, with the consent of the holders of the Claims, estimated and subsequently compromised, settled, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

Article VIII
Provisions Governing Distributions

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or paid pursuant to a prior Bankruptcy Court order, and subject to any reserves or holdbacks established pursuant to the Plan, on the applicable Distribution Date or as soon as reasonably practicable thereafter, each holder of an Allowed Claim shall receive the distributions that the Plan provides for Allowed Claims in the applicable Class as of such date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day.

If and to the extent there are Disputed Claims as of the applicable Distribution Date, distributions on account of such Disputed Claims (which will only be made if and when they

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become Allowed Claims) shall be made pursuant to the provisions set forth in the Plan on or as soon as reasonably practicable after the next Distribution Date that is after the Allowance of each such Claim. No interest shall be paid on any Disputed Claim that becomes an Allowed Claim after the Initial Distribution Date.

For the avoidance of doubt, the Reorganized Debtors shall retain the ability to pay Claims pursuant to a prior Bankruptcy Court order after the Effective Date. The Debtors and Reorganized Debtors shall be entitled to withhold distributions on any Claim that they intend to pay pursuant to such an order.

B.	Disbursing Agent

Unless otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the applicable Distribution Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C.	Rights and Powers of Disbursing Agent
1.	Powers of the Disbursing Agent

Without further order of the Bankruptcy Court, the Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Incurred Expenses

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and documented expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes and reasonable attorney fees and expenses) in connection with making distributions shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions
1.	Delivery of Distributions in General

Except as otherwise provided in the Plan or Bankruptcy Court order, the Disbursing Agent shall make distributions to holders of Allowed Claims as of the Distribution Record Date at the address for each such holder as indicated on the applicable Proofs of Claim (or, if no Proof of Claim has been filed, the Debtors’ records as of the date of any such distribution); provided, however, that the manner of such distributions shall be determined at the reasonable discretion of the Disbursing Agent. For the avoidance of doubt, the Distribution Record Date shall not apply to holders of public Securities.

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2.	Delivery of Distributions on 2028 Notes Claims

Except as otherwise reasonably requested by holders of Allowed 2028 Notes Claims, all distributions to holders of Allowed 2028 Notes Claims shall be deemed completed when made to such holders.

3.	Delivery of Distributions on 2026 Senior Secured Notes Claims

Except as otherwise reasonably requested by the 2026 Senior Secured Notes Trustee, all distributions to holders of Allowed 2026 Senior Secured Notes Claims shall be deemed completed when made to the 2026 Senior Secured Notes Trustee. The 2026 Senior Secured Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 2026 Senior Secured Notes Claims. As soon as practicable following the Effective Date, the 2026 Senior Secured Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders in accordance with the terms of the applicable 2026 Senior Secured Notes Documents and the Plan.

Notwithstanding anything in the Plan to the contrary, the 2026 Senior Secured Notes Trustee shall not have any liability to any Person or Entity with respect to distributions made or directed to be made by the 2026 Senior Secured Notes Trustee in accordance with the Plan, nor shall the 2026 Senior Secured Notes Trustee have any obligation to make any distribution that is not delivered to it in a form that is distributable through the facilities of the DTC. The 2026 Senior Secured Notes Trustee shall be deemed a “Servicer” for purposes of the Plan.

4.	Delivery of Distributions on 2025 Senior Notes

Except as otherwise reasonably requested by the 2025 Senior Notes Trustee, all distributions to holders of Allowed 2025 Senior Notes Claims shall be deemed completed when made to the 2025 Senior Notes Trustee. The 2025 Senior Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 2025 Senior Notes Claims. As soon as practicable following the Effective Date, the 2025 Senior Notes Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed 2025 Senior Notes Claims in accordance with the terms of the applicable 2025 Senior Notes Documents, the Plan, and the Confirmation Order. Subject to the applicable Indenture Trustee Charging Lien, the 2025 Senior Notes Trustee (at its election) may transfer, direct the transfer of, or facilitate such distributions (and may rely upon information received from the Debtors or the Disbursing Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices. Additionally, the 2025 Senior Notes Trustee may (but is not required to) establish its own record date for distributions to holders of Allowed 2025 Senior Notes Claims. DTC shall be considered a single holder of all 2025 Senior Notes Claims for purposes of distributions hereunder.

Notwithstanding anything in the Plan to the contrary, the 2025 Senior Notes Trustee shall not have any liability to any Person or Entity with respect to distributions made or directed to be made by the 2025 Senior Notes Trustee in accordance with the Plan, nor shall the 2025 Senior Notes Trustee have any duty, obligation, or responsibility to make, or liability whatsoever with respect to, any distribution that is not delivered to it in a form that is distributable through the facilities of the DTC, and the Debtors or the Reorganized Debtors, as applicable, shall make such

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distributions (subject to the applicable Indenture Trustee Charging Lien). The 2025 Senior Notes Trustee shall be deemed a “Servicer” for purposes of the Plan.

5.	Delivery of Distributions on 2024 Senior Exchangeable Notes

Except as otherwise reasonably requested by the 2024 Senior Exchangeable Notes Trustee, all distributions to holders of Allowed 2024 Senior Exchangeable Notes Claims shall be deemed completed when made to the 2024 Senior Exchangeable Notes Trustee. The 2024 Senior Exchangeable Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 2024 Senior Exchangeable Notes Claims. As soon as practicable following the Effective Date, the 2024 Senior Exchangeable Notes Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed 2024 Senior Exchangeable Notes Claims in accordance with the terms of the applicable 2024 Senior Exchangeable Notes Documents, the Plan, and the Confirmation Order. Subject to the applicable Indenture Trustee Charging Lien, the 2024 Senior Exchangeable Notes Trustee (at its election) may transfer, direct the transfer of, or facilitate such distributions (and may rely upon information received from the Debtors or the Disbursing Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices. Additionally, the 2024 Senior Exchangeable Notes Trustee may (but is not required to) establish its own record date for distributions to holders of Allowed 2024 Senior Exchangeable Notes Claims. DTC shall be considered a single holder of all 2024 Senior Exchangeable Notes Claims for purposes of distributions hereunder.

Notwithstanding anything in the Plan to the contrary, the 2024 Senior Exchangeable Notes Trustee shall not have any liability to any Person or Entity with respect to distributions made or directed to be made by the 2024 Senior Exchangeable Notes Trustee in accordance with the Plan, nor shall the 2024 Senior Exchangeable Notes Trustee have any duty, obligation, or responsibility to make, or liability whatsoever with respect to, any distribution that is not delivered to it in a form that is distributable through the facilities of the DTC, and the Debtors or the Reorganized Debtors, as applicable, shall make such distributions (subject to the applicable Indenture Trustee Charging Lien). The 2024 Senior Exchangeable Notes Trustee shall be deemed a “Servicer” for purposes of the Plan.

6.	Delivery of Distributions on Perpetual Notes

Except as otherwise reasonably requested by the Perpetual Notes Trustee, all distributions to holders of Allowed Perpetual Notes Claims shall be deemed completed when made to the Perpetual Notes Trustee. The Perpetual Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Perpetual Notes Claims. As soon as practicable following the Effective Date, the Perpetual Notes Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed Perpetual Notes Claims in accordance with the terms of the applicable Perpetual Notes Documents, the Plan, and the Confirmation Order. Subject to the applicable Indenture Trustee Charging Lien, the Perpetual Notes Trustee (at its election) may transfer, direct the transfer of, or facilitate such distributions (and may rely upon information received from the Debtors or the Disbursing Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices. Additionally, the Perpetual Notes Trustee may (but is not required to) establish its own record date

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for distributions to holders of Allowed Perpetual Notes Claims. DTC shall be considered a single holder of all Perpetual Notes Claims for purposes of distributions hereunder.

Notwithstanding anything in the Plan to the contrary, the Perpetual Notes Trustee shall not have any liability to any Person or Entity with respect to distributions made or directed to be made by the Perpetual Notes Trustee in accordance with the Plan, nor shall the Perpetual Notes Trustee have any duty, obligation, or responsibility to make, or liability whatsoever with respect to, any distribution that is not delivered to it in a form that is distributable through the facilities of the DTC, and the Debtors or the Reorganized Debtors, as applicable, shall make such distributions (subject to the applicable Indenture Trustee Charging Lien). The Perpetual Notes Trustee shall be deemed a “Servicer” for purposes of the Plan.

7.	Delivery of Distributions on Glide Notes

Except as otherwise reasonably requested by the Glide Notes Trustee, all distributions to holders of Allowed Glide Notes Claims shall be deemed completed when made to the Glide Notes Trustee. The Glide Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Glide Notes Claims. As soon as practicable following the Effective Date, the Glide Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders in accordance with the terms of the applicable Glide Notes Documents and the Plan.

Notwithstanding anything in the Plan to the contrary, the Glide Notes Trustee shall not have any liability to any Person or Entity with respect to distributions made or directed to be made by the Glide Notes Trustee in accordance with the Plan, nor shall the Glide Notes Trustee have any obligation to make any distribution that is not delivered to it in a form that is distributable through the facilities of the DTC. The Glide Notes Trustee shall be deemed a “Servicer” for purposes of the Plan.

8.	Minimum Distributions

No (i) fractional shares of New Equity or (ii) Cash payments of less than $50 shall be distributed to any holder of an Allowed Claim on account of such Allowed Claim. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of New Equity that is not a whole number, the actual distribution of such New Equity shall be rounded as follows: (i) fractions of greater than one-half (½) shares of New Equity shall be rounded to the next higher whole number and (ii) fractions of one-half (½) or less of New Equity shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity to be distributed to the holders of Allowed Claims may be adjusted as necessary to account for the foregoing rounding.

9.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, that any distribution that remains undeliverable for one year from the date on which such distribution was attempted to be made shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code. After such date, all unclaimed property shall revert to the

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Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandonment, or unclaimed property laws to the contrary), and the claim of any holder to such property shall be discharged and forever barred.

E.	Exemption from Securities Laws

No registration statement will be filed under the Securities Act, or pursuant to any state, local, or other applicable securities laws, with respect to the offer and distribution of securities under the Plan.  The offer, issuance, and distribution under the Plan of (i) the New Equity other than any (x) Incremental New Money Equity and (y) New Equity issued upon exchange of the Incremental New Money Exchangeable Debt and (ii) to the extent the 2026 Alternative Notes, Exchangeable Take-Back Notes, Non-Exchangeable Take-Back Notes, Amended Glide Notes, or Amended Safra Notes are issued in the form of notes or other securities under the Plan (collectively, the “Section 1145 Securities”) shall be exempt, without further act or actions by any Person or Entity, from registration under the Securities Act and any state, local, or other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code, subject to certain exceptions, including those described below.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act and state and local securities laws the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash.  Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right.

In reliance upon this exemption, the Section 1145 Securities will be exempt from the registration requirements of the Securities Act and state and local securities laws.  Subject to the restrictions on transfer, if any, and other applicable provisions set forth in the New Organizational Documents, the Section 1145 Securities will, upon initial issuance under the Plan, be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) days of such transfer, and (iii) is not an Entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, and may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act.  In addition, subject to the restrictions on transfer, if any, and other applicable provisions set forth in the New Organizational Documents, such Section 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. Notwithstanding anything to the contrary set forth herein, the Debtors, Abra and the Committee agree that the terms of the Section 1145 Securities and the New Organizational Documents shall contain restrictions on transfer and such other terms and conditions as are necessary to ensure that none of the Section 1145 Securities are required by Section 12 of the Exchange Act to be registered thereunder at the Effective Time or thereafter.

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Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (i) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or an interest; (ii) offers to sell securities offered or sold under a plan for the holders of such securities; (iii) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (iv) is an “issuer” of the securities within the meaning of section 2(a)(11) of the Securities Act.  In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities (i.e., “affiliates”).  The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act, as described below.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan and the Confirmation Order would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any particular Person receiving the Section 1145 Securities or other securities under the Plan and the Confirmation Order would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under the Securities Act.

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The offer, sale, issuance, and distribution under the Plan of any category of securities that would constitute Section 1145 Securities but are issued to a Person or Entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code (the “Underwriter Securities”), shall be exempt from registration under the Securities Act and any other applicable securities laws in reliance on the exemption from registration set forth in section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act or equivalent state law registration exemptions. In addition, the offer, sale, issuance and distribution under the Plan of the Exit Notes, any Incremental New Money Exit Financing, and New Equity issued upon exchange of any Incremental New Money Exchangeable Debt, in each case to the extent issued in the form of notes or other securities under the Plan (the “New Money Securities”), will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act, Regulation S or Regulation D promulgated thereunder, and similar registration exemptions applicable outside of the United States. The Underwriter Securities and the New Money Securities are collectively referred to herein as the “4(a)(2) Securities.”

The 4(a)(2) Securities will be considered “restricted securities,” will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act.

Rule 144 provides a limited safe harbor for the public resale of restricted securities, such as the 4(a)(2) Securities, if certain conditions are met.  Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available, and only if such Person also complies with the volume, manner of sale, and notice requirements of Rule 144.  If the issuer is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in section (c)(2) of Rule 144.

These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer.  Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available.  An affiliate must also comply with the volume, manner of sale, and notice requirements of Rule 144.  First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the

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account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.  Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144).  Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date.  Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, such holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

While GLAI is currently a public reporting company under section 12(g) of the Exchange Act, it is currently contemplated, and accordingly holders of Claims should assume, that Reorganized GLAI will not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; however, there may be a period after emergence from chapter 11 during which Reorganized GLAI is subject to the reporting requirements of section 13 or 15(d).  As described above, if Reorganized GLAI is not subject to the reporting requirements of section 13 or 15(d) after emergence, the holding period will be one year. However, such holding period will decrease from one year to six months if Reorganized GLAI is subject to the reporting requirements of section 13 or 15(d) after emergence from chapter 11.

F.	Compliance with Tax and Antitrust Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for

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the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Disbursing Agent has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations. The Reorganized Debtors may require, as a condition to making a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9 or a similar form applicable to such holder.

The Debtors, Reorganized Debtors, and the Disbursing Agent are authorized to take all actions necessary or appropriate to ensure that any distribution under the Plan complies with, and would not violate, applicable Brazilian law, including any relevant antitrust laws. In order to comply with applicable law, the Debtors, the Reorganized Debtors, and the Disbursing Agent may, prior to making any distribution of New Equity under the Plan to any claimant holding Allowed Claims in excess of $500 million, require that such claimant provide the Debtors, Reorganized Debtors, or Disbursing Agent, as applicable, with additional disclosures reasonably necessary for the Debtors or Reorganized Debtors, as applicable, to comply with applicable law. Failure to provide any such requested information may result in the holdback of any distribution pending receipt of such information. To the extent that failure to disclose any required information, including failure to make any required representation as set forth in the Transaction Steps, results in violation of any applicable law, such claimant may have their distribution forfeited or, if the claimant has already received a distribution, be held directly liable for violation of such laws as well as be held liable for any damages incurred by the Reorganized Debtors, including any fines and/or penalties imposed on the Reorganized Debtors.

G.	No Postpetition Interest on Claims and Interests

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or other Bankruptcy Court order, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest on such Claim accruing on or after the Petition Date.

H.	Setoffs and Recoupment

Except for Claims that are expressly Allowed hereunder or pursuant to a Final Order, the Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the applicable Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

I.	Claims Paid or Payable by Third Parties
1.	Claims Paid by Third Parties

A Claim shall be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of, the Bankruptcy Court, to the extent and in the amount that the holder of such Claim receives payment (before or after the Effective Date) on

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account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided, however, if such holder is required to repay all or any portion of a Claim (either by contract or by order of a court of competent jurisdiction) to the party that is not a Debtor or Reorganized Debtor, and such holder in fact repays all or a portion of the Claim to such third party, the repaid amount of such Claim shall remain subject to the applicable treatment set forth in the Plan and subject to the respective rights and defenses of the Debtors or Reorganized Debtors, as applicable, and the holder of such Claim. To the extent a holder of a Claim receives a distribution on account of such Claim under the Plan and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within ten (10) days of receipt thereof, repay or return the applicable portion of the distribution to the applicable Debtor or Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each day after the 10-day grace period specified above until such amount is repaid.

2.	Claims Payable by Third Parties

To the extent that one or more of the Debtors’ Insurers, in its role as an insurer (but not in any role as the issuer of surety bonds or similar instruments or as a guarantor of payment), agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then, immediately upon such Insurers’ payment thereof, the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to, or action, order, or approval of, the Bankruptcy Court; provided, however, if such holder is required to repay all or any portion of a Claim (either by contract or by order of a court of competent jurisdiction) to the Insurer, and such holder in fact repays all or a portion of the Claim to such Insurer, the repaid amount of such Claim shall remain subject to the applicable treatment set forth in the Plan and subject to the respective rights and defenses of the Debtors or Reorganized Debtors, as applicable, and the holder of such Claim.

3.	Applicability of Insurance Contracts

Except as otherwise provided in the Plan, distributions to holders of Claims covered by Insurance Contracts shall be in accordance with the provisions of any applicable Insurance Contract. Except as otherwise expressly set forth in the Plan, nothing herein shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity, including any holders of Claims, may hold against any other Entity under any Insurance Contract, including against Insurers or any insured, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

J.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to the holders of Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

Article IX

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Settlement, Release, Injunction, and Related Provisions

A.	Compromise and Settlement

The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that all compromises and settlements reflected in the Plan are (i) fair, equitable, and reasonable, and (ii) in the best interests of the Debtors, their Estates, and their creditors. The Confirmation Order shall authorize and approve the compromises, settlements, and releases of all contractual, legal, and equitable rights and Causes of Action that are satisfied, compromised, and settled pursuant hereto except as specified on the Schedule of Retained Causes of Action. Notwithstanding anything herein to the contrary, nothing in the Plan shall compromise or settle any (i) Causes of Action that the Debtors or Reorganized Debtors, as applicable, may have against any Person or Entity that is not a Released Party, (ii) Causes of Action that are preserved pursuant to Article V.N, (iii) Causes of Action included on the Schedule of Retained Causes of Action, or (iv) Unimpaired Claims or Interests.

The allowance, classification, and treatment of Allowed Claims of any Released Party take into account any Causes of Action, whether under the Bankruptcy Code or under applicable non-bankruptcy law, that the Debtors may have against such Released Party as of the Effective Date, and all such Causes of Action are settled, compromised, and released as set forth in the Plan except as specified on the Schedule of Retained Causes of Action.

In accordance with the provisions of the Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to, or action, order, or approval of, the Bankruptcy Court, after the Effective Date, the applicable Reorganized Debtors may, in their sole and absolute discretion, compromise and settle (i) Claims (including Causes of Action) not previously Allowed (if any) and (ii) claims (including Causes of Action) against other Persons or Entities.

B.	Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan, effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of such Claims and Interests, including any interest accrued on Claims from and after the Petition Date; (ii) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holder failed to vote to accept or reject the Plan or voted to reject the Plan; and (iii) all Persons and Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, the successors and assigns of the foregoing, and their respective assets and properties any Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

C.	Release of Liens

Except as otherwise expressly provided in the Plan or in any contract, instrument, release, or other agreement or document that is created, amended, ratified, entered into, or Reinstated pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens,

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pledges, and any other security interests with respect to any property of the Estates, subject to the consummation of the applicable distributions contemplated in the Plan, shall be released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors. The Agents/Trustees shall be directed to release any mortgages, deeds of trust, Liens, pledges, or other security interests they hold and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such mortgages, deeds of trust, Liens, pledges, or other security interests, including the execution, delivery, and filing or recording of any documents or instruments that may be required to effectuate the foregoing, in each case, at the Reorganized Debtors’ sole cost and expense. On and after the Effective Date, the Reorganized Debtors (and any of their agents, attorneys, or designees) shall be authorized to execute and file on behalf of the applicable creditors Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases, or such other forms or release documents in any jurisdiction as may be necessary or appropriate to evidence such releases and implement the provisions of this Article IX.C.

D.	Release by the Debtors

Notwithstanding anything in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, to the maximum extent permitted by applicable law, the Debtors, the Reorganized Debtors, and the Estates (in each case on behalf of themselves and their respective successors, assigns, and representatives) are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or the Estates (and in each case their respective successors, assigns, and representatives) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest, including any derivative claims or Causes of Action assertable on behalf of any Debtor, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Chapter 11 Cases, the DIP Facility, the issuance, distribution, purchase, sale, or rescission of the purchase or sale of any security or other debt instrument of the Debtors or Reorganized Debtors, the assumption, rejection, or amendment of any Executory Contract or Unexpired Lease, the subject matter of, or the transactions or events giving rise to, any Claim or Interest dealt with in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, and the negotiation, formulation, preparation, entry into, consummation, or dissemination of (i) the DIP Facility Documents, (ii) the Plan Support Agreement, (iii) the Disclosure Statement, (iv) the Plan (including, for the avoidance of doubt, the Plan Supplement), (v) the Transaction Steps, (vi) the Restructuring Transactions, (vii) the New Debt Documents, (viii) the Incremental New Money Equity Documents, (ix) the New Equity Documents, or (x) any related agreements, instruments, or other documents, in each case, in connection with or relating to any act or

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omission, transaction, event, or other occurrence taking place on or before the Effective Date, other than claims unknown to the Debtors as of the Effective Date arising out of or relating to any act or omission of a Released Party that is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, intentional fraud, or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release granted in this Article IX.D does not release any post-Effective Date obligations or liabilities of any Person or Entity under the Plan, any assumed Executory Contract or Unexpired Lease, or agreement or document that is created, amended, ratified, entered into, or Reinstated pursuant to the Plan (including the New Debt Documents, the Incremental New Money Equity Documents, and the New Equity Documents).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the release described in this Article IX.D and shall constitute the Bankruptcy Court’s finding that such release (i) is an essential means of implementing the Plan; (ii) is an integral and non-severable element of the Plan and the transactions incorporated herein; (iii) confers substantial benefits on the Estates; (iv) is given in exchange for good and valuable consideration provided by the Released Parties; (v) constitutes a good-faith settlement and compromise of the claims and Causes of Action released by this Article IX.D; (vi) is in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (vii) is fair, equitable, and reasonable; and (viii) is given after due notice and opportunity for hearing. The release described in this Article IX.D shall, on the Effective Date, have the effect of res judicata to the fullest extent permissible under applicable laws of Brazil and any other jurisdiction in which the Debtors operate.

E.	Releases by Holders of Claims or Interests

Notwithstanding anything in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged the Released Parties from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest, including any derivative claims or Causes of Action assertable on behalf of any Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Chapter 11 Cases, the DIP Facility, the issuance, distribution, purchase, sale, or rescission of the purchase or sale of any security or other debt instrument of the Debtors or Reorganized Debtors, the assumption, rejection, or amendment of any Executory Contract or Unexpired Lease, the subject matter of, or the transactions or events giving rise to, any Claim or Interest dealt with in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, and the negotiation, formulation, preparation, entry into, consummation, or dissemination of (i) the

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DIP Facility Documents, (ii) the Plan Support Agreement, (iii) the Disclosure Statement, (iv) the Plan (including, for the avoidance of doubt, the Plan Supplement), (v) the Transaction Steps, (vi) the Restructuring Transactions, (vii) the New Debt Documents, (viii) the Incremental New Money Equity Documents, (ix) the New Equity Documents, or (x) any related agreements, instruments, or other documents, in each case, in connection with or relating to any act or omission, transaction, event, or other occurrence taking place on or before the Effective Date, other than claims unknown to such Releasing Party as of the Effective Date arising out of or relating to any act or omission of a Released Party that is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, intentional fraud, or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases granted in this Article IX.E do not release any post-Effective Date obligations or liabilities of any Person or Entity under the Plan, any assumed Executory Contract or Unexpired Lease, or agreement or document that is created, amended, ratified, entered into, or Reinstated pursuant to the Plan (including the New Debt Documents, the Incremental New Money Equity Documents, and the New Equity Documents).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases described in this Article IX.E and shall constitute the Bankruptcy Court’s finding that such releases (i) are an essential means of implementing the Plan; (ii) are an integral and non-severable element of the Plan and the transactions incorporated herein; (iii) confer substantial benefits on the Estates; (iv) are in exchange for good and valuable consideration provided by the Released Parties; (v) constitute a good-faith settlement and compromise of the claims and Causes of Action released by this Article IX.E; (vi) are in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (vii) are fair, equitable, and reasonable; (viii) are given after due notice and opportunity for hearing; and (ix) are a bar to any of the Releasing Parties asserting any claim or Cause of Action released by this Article IX.E. The releases described in this Article IX.E shall on the Effective Date, have the effect of res judicata to the fullest extent permissible under applicable laws of Brazil and any other jurisdiction in which the Debtors operate.

Pursuant to section IV.B of the Solicitation and Voting Procedures, claimants that have submitted a proof of claim with respect to a particular Aircraft Equipment Transaction that are not receiving ballots in accordance with Annex 1 of the Solicitation and Voting Procedures shall be deemed to have given or not given the releases in this Article IX.E in connection with their non-voting Claims to the same extent and in accordance with whether the voting claimant for such Aircraft Equipment Transaction grants or does not grant such releases.

F.	Exculpation

Without affecting or limiting the releases set forth in Article IX.D and Article IX.E, and notwithstanding anything herein to the contrary effective as of the Effective Date, to the fullest extent permitted by law, no Exculpated Party shall have or incur, and each Exculpated Party shall be exculpated from, any Claim, claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of the DIP Facility Documents, the Plan Support Agreement, the Disclosure Statement, the solicitation of votes on, or confirmation of, the Plan, the New Debt Documents,

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the Incremental New Money Equity Documents, the New Equity Documents, any settlement or compromise reflected in the Plan, the Transaction Steps, the Restructuring Transactions, and the Plan (including, for the avoidance of doubt, the Plan Supplement), the funding of the Plan, the occurrence of the Effective Date, the administration and implementation of the Plan or the property to be distributed under the Plan, the issuance or distribution of securities under or in connection with the Plan, the issuance, distribution, purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors under or in connection with the Plan, or the transactions in furtherance of any of the foregoing, in each case, other than claims or liabilities arising out of or relating to any act or omission of an Exculpated Party that is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, fraud, or gross negligence; provided, that, notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not apply to any (i) liability that cannot be exculpated pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct (22 N.Y.C.P.R. § 1200), and (ii) cause of action, liability or claim arising out of or relating to any police, regulatory, criminal, or other enforcement action by a governmental agency. The Exculpated Parties have, and upon implementation of the Plan, shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on, and distribution of consideration under, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any applicable laws, rules, or regulations protecting the Exculpated Parties from liability. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any post-Effective Date obligations or liabilities of any Person or Entity under the Plan, the New Debt Documents, the Incremental New Money Equity Documents, and the New Equity Documents, or any assumed Executory Contract or Unexpired Lease.

G.	Injunction

UPON ENTRY OF THE CONFIRMATION ORDER, ALL HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES IN INTEREST, ALONG WITH THEIR RESPECTIVE PRESENT OR FORMER EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, PRINCIPALS, AFFILIATES, AND RELATED PARTIES SHALL BE ENJOINED FROM TAKING ANY ACTIONS TO INTERFERE WITH THE IMPLEMENTATION OR CONSUMMATION OF THE PLAN IN RELATION TO ANY CLAIM EXTINGUISHED, DISCHARGED, OR RELEASED PURSUANT TO THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS AGAINST OR INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST, ALONG WITH THEIR RESPECTIVE PRESENT OR FORMER EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, PRINCIPALS, AFFILIATES, AND RELATED PARTIES ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES, OR

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THE EXCULPATED PARTIES (TO THE EXTENT OF THE EXCULPATION PROVIDED PURSUANT TO Article IX.F WITH RESPECT TO THE EXCULPATED PARTIES): (I) COMMENCING OR CONTINUING ANY ACTION OR PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS OR ANY OTHER CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR OTHER ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OF SUCH ENTITIES OR THEIR ESTATES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (IV) ASSERTING THE RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS NOTWITHSTANDING AN INDICATION IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY SUCH RIGHT.

BY ACCEPTING DISTRIBUTIONS UNDER THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST EXTINGUISHED, DISCHARGED, OR RELEASED PURSUANT TO THE PLAN SHALL BE DEEMED TO HAVE AFFIRMATIVELY AND SPECIFICALLY CONSENTED TO BE BOUND BY THE PLAN, INCLUDING THE INJUNCTIONS SET FORTH IN THIS Article IX.G.

THE INJUNCTIONS IN THIS Article IX.G SHALL INURE TO THE BENEFIT OF THE DEBTORS, ANY SUCCESSORS OF THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES, AND THE EXCULPATED PARTIES AND THEIR RESPECTIVE PROPERTY AND INTERESTS IN PROPERTY.

H.	Additional Provisions Regarding SEC

Notwithstanding any language to the contrary in the Disclosure Statement, the Plan, or the Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers or (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-Debtor Person or Entity in any forum.

Article X
Conditions to Effective Date

A.	Conditions to Effective Date

The following are conditions to the Effective Date, each of which must be satisfied or, if applicable, waived in accordance with Article X.B:

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1.               the Plan Support Agreement shall remain in full force and effect and shall not have been terminated (and no termination notice has been validly delivered by any party thereto);

2.               the DIP Order shall remain in full force and effect;

3.               the Plan (and all supplements thereto) and all other Definitive Documents, and all of the schedules, documents, and exhibits contained therein, and the transactions to be implemented thereby, are consistent with the rights set forth in Sections 3.02 and 11(c) of the Plan Support Agreement, and such documents shall have been filed in a manner consistent with such Sections in the Plan Support Agreement;

4.               all conditions precedent to the effectiveness of the documents governing the Exit Notes, any Incremental New Money Exit Financing, the Non-Exchangeable Take-Back Notes, the Exchangeable Take-Back Notes, and any 2026 Alternative Notes, consistent with the rights set forth in Sections 3.02 and 11(c) of the Plan Support Agreement, shall have been satisfied or duly waived;

5.               the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the rights set forth in Sections 3.02 and 11(c) of the Plan Support Agreement, and such order shall not have been reversed, stayed, or vacated;

6.               all authorizations, consents, regulatory approvals, rulings, or documents required by applicable law to implement and effectuate the Plan, including any approvals required in connection with the transfer, change of control, or assignment of permits and licenses held by the applicable Debtor, unless such permits or licenses are abandoned, shall have been obtained from any appropriate regulatory agencies and not subject to any appeal;

7.               the Debtors shall have obtained all governmental and regulatory approvals, consents, authorizations, rulings, or other documents that are legally required for the consummation of the Restructuring, the foregoing shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) or applicable review periods under non-U.S. antitrust law shall have expired;

8.               except as otherwise expressly provided herein, (i) all documents to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (x) executed, delivered, assumed, or performed, as the case may be, and (y) to the extent required, filed with the applicable Governmental Units in accordance with applicable law, and (ii) any conditions contained in such documents (other than Consummation or notice of Consummation) shall have been satisfied or waived in accordance therewith, including all documents included in the Plan Supplement;

9.               contemporaneously with the Effective Date, all fees and expenses of the Consenting Stakeholders incurred in connection with the Restructuring Transactions (as defined herein and in the Plan Support Agreement) or as a result of the Chapter 11 Cases shall have been paid in full or reimbursed in accordance with the terms of the DIP Order or the Confirmation Order, as applicable;

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10.            contemporaneously with the Effective Date, all accrued and unpaid interest in respect of the 2028 Notes Claims shall have been paid in full in Cash;

11.            contemporaneously with the Effective Date, all accrued and unpaid Indenture Trustee Fees shall have been paid in full in Cash;

12.            there shall not be in effect any order, opinion, ruling, or other decision entered by any court or a Governmental Unit under U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan, the Restructuring Transactions (as defined herein and in the Plan Support Agreement), the transactions contemplated by the Plan Support Agreement, or any of the Definitive Documents contemplated by the Plan Support Agreement;

13.            all conditions precedent to the issuance of the New Equity shall have occurred;

14.            to the extent that the Debtors, in their sole discretion, seek recognition of the Plan in Brazil, the Plan shall have been granted recognition or its equivalent status in Brazil; provided, however, that if the Debtors seek such recognition or equivalent status, any failure or delay in obtaining such recognition or equivalent status shall not be a condition precedent to the extent the recognition of the Plan in Brazil is not necessary for the Restructuring Transactions in Brazil by the Effective Date; and

15.            each of the Professional Fees Escrow Account and the Disputed Claims Reserve shall have been established and funded in accordance with, and in the amounts required by, the Plan.

B.	Waiver of Conditions

The conditions to the Effective Date set forth in Article X.A (except the condition set forth in Article X.A.11) may be waived by the Debtors, with the consent of (i) Abra and (ii) to the extent the waiver impacts the right of holders of General Unsecured Claims or is required by the Plan Support Agreement, the Committee, without notice to, leave of, or order of, the Bankruptcy Court. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any Court. If the Plan is confirmed for fewer than all of the Debtors, the Debtors may, with the reasonable consent of Abra and the Committee, proceed with implementing the Plan and the occurrence of the Effective Date with respect to those Debtors for which the Plan is confirmed and, in such circumstances, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur with respect to such Debtor or Debtors.

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Article XI

Modification, Revocation or
Withdrawal of Plan

A.	Modification and Amendments

Subject to the rights of Abra and the Committee in the Plan Support Agreement, the Debtors shall have the right to modify the Plan, whether such modification is material or immaterial, and seek confirmation of the Plan consistent with the requirements of the Bankruptcy Code. After entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, reconcile any inconsistency in the Plan (including, for the avoidance of doubt, with respect to Article VI.A and the schedules referenced therein) in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms of the Restructuring Transactions, or withdraw or revoke the Plan, in each case subject to the rights of Abra and the Committee in the Plan Support Agreement.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan effected after the solicitation of votes thereon are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019; provided, that any such modifications or amendments to the Plan shall be in form and substance reasonably acceptable to Abra and the Committee.

C.	Revocation or Withdrawal of Plan

Subject to the rights of Abra and the Committee in the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan with respect to any or all of the Debtors prior to the Confirmation Date and to file other chapter 11 plans. If the Debtors revoke or withdraw the Plan or confirmation of the Plan does not occur, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise memorialized in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), the assumption of Executory Contracts or Unexpired Leases under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claim or Interest; (b) prejudice in any manner the rights of any Debtor or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Person or Entity.

Article XII
Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

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1.               allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including (i) the resolution of any request for payment of any Administrative Expense and (ii) the resolution of any objection relating to the foregoing;

2.               decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for Allowance of compensation or reimbursement of expenses to Professionals;

3.               resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims for rejection damages or Cure Claims; (ii) any contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

4.               ensure that distributions to the holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.               adjudicate, decide, or resolve any motions, adversary proceedings, contested matters, and applications pending in the Chapter 11 Cases on the Effective Date;

6.               adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

7.               enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

8.               enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.               resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Person’s or Entity’s obligations under or in connection with the Plan;

10.            issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan and ensure compliance with the Plan;

11.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, exculpation, injunctions, and other provisions contained in Article IX, and enter such orders as may be necessary or appropriate to implement or enforce such releases, injunctions, exculpation, and other provisions;

12.            resolve any controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by holders of Claims not timely repaid pursuant to Article VIII.I.1;

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13.            enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.            determine any other matters that may arise in connection with, or relate to, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15.            adjudicate any and all disputes arising from or relating to distributions under the Plan;

16.            consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any prior order, including the Confirmation Order;

17.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

18.            hear and determine matters concerning state, local, and federal taxes and fees in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

19.            hear and determine all disputes involving the existence, nature, scope, and enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article IX, regardless of whether such dispute occurred before or after the Effective Date;

20.            recover all assets of the Debtors and property of the Estates, wherever located;

21.            resolve any disputes concerning whether a Person or an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure Claim, in each case, for the purpose of determining whether a Claim or an Interest is discharged hereunder or for any other purpose;

22.            hear and determine any rights, claims, or Causes of Action held by, or accruing to, any Debtor pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including those set forth on the Schedule of Retained Causes of Action;

23.            enforce all orders previously entered by the Bankruptcy Court;

24.            enter an order or final decree closing the Chapter 11 Cases; and

25.            hear any other matter as to which the Bankruptcy Court has jurisdiction;

provided, however, that documents contained in the Plan Supplement shall be governed in accordance with applicable jurisdictional, forum selection, or dispute resolution clauses in such documents.

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Article XIII

Miscellaneous Provisions

A.	Immediate Binding Effect

Subject to Article X.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon Consummation, the terms of the Plan shall be immediately effective, enforceable, and binding upon the Debtors, the Reorganized Debtors, all holders of Claims and Interests (irrespective of whether the holders of such Claims or Interests have accepted the Plan), all Persons and Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Person or Entity acquiring property under the Plan, and all of the Debtors’ counterparties to Executory Contracts, Unexpired Leases, and any other prepetition agreements.

B.	Additional Documents

On or before the Effective Date, the Debtors may enter into any such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, all holders of Claims or Interests receiving distributions under the Plan, and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees and Quarterly Reports

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code (the “Quarterly Fees”) prior to the Effective Date shall be paid by the applicable Debtors on the Effective Date. Each Debtor and each Reorganized Debtor shall remain obligated to pay all Quarterly Fees payable to the U.S. Trustee until the earliest of the particular Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. Notwithstanding the foregoing, nothing herein shall prohibit the Reorganized Debtors (or the Disbursing Agent on behalf of the Reorganized Debtors) from paying any Quarterly Fees.

After the Effective Date, the Reorganized Debtors shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable. The Debtors shall file all quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee. After the Effective Date, the applicable Reorganized Debtors shall file the quarterly reports when they become due, in a form reasonably acceptable to the U.S. Trustee.

D.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect as to a Debtor if the Effective Date does not occur as to such Debtor. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to any Claims or Interests before Consummation.

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E.	Successors and Assigns

The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Person or Entity.

F.	Notices

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or the Committee shall be served on:

If to the Debtors, to:

GOL Linhas Aéreas Inteligentes S.A.
Praça Comandante Linneu Gomes, S/N, Portaria 3
Jardim Aeroporto 04626-020 São Paulo, São Paulo, Federative Republic of Brazil
Attention: Joseph W. Bliley
Email: jwbliley@voegol.com.br

with copies to (which shall not constitute notice):

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: Evan R. Fleck, Esq.
Lauren C. Doyle, Esq.
Bryan V. Uelk, Esq.
Email: efleck@milbank.com
ldoyle@milbank.com
buelk@milbank.com

-and-

Milbank LLP
2029 Century Park East, 33rd Floor
Los Angeles, CA 90067
Attention: Gregory A. Bray, Esq.
Email: gbray@milbank.com

-and-

Milbank LLP
1850 K St. NW, Suite 1100
Washington, DC 2006
Attention: Andrew M. Leblanc, Esq.
Erin E. Dexter, Esq.

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Email: aleblanc@milbank.com
edexter@milbank.com

If to the Committee:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Brett Miller, Esq.
Todd Goren, Esq.
Craig A. Damast, Esq.

James H. Burbage, Esq.

Email: bmiller@willkie.com
tgoren@willkie.com
cdamast@willkie.com
jburbage@willkie.com

G.	Notice of Entry of Confirmation Order

In the notice to be sent to creditors by the Debtors following entry of the Confirmation Order informing creditors that the Bankruptcy Court has confirmed the Plan and providing such other information as required by the Confirmation Order, the Debtors shall notify all Persons and Entities that, in order to continue to receive documents after the Effective Date pursuant to Bankruptcy Rule 2002, such Person or Entity (excluding the U.S. Trustee) must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After service of such notice and the occurrence of the Effective Date, the Reorganized Debtors shall be authorized to limit the list of Persons and Entities receiving documents pursuant to Bankruptcy Rule 2002 to the Reorganized Debtors, the U.S. Trustee, and those Persons and Entities who have filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases on the Confirmation Date pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. For the avoidance of doubt, (i) upon the Effective Date, the automatic stay pursuant to section 362 of the Bankruptcy Code of any litigation proceedings against or involving the Debtors shall terminate and (ii) all injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan (including the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations, all of which have become merged and integrated into the Plan.

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J.	Exhibits

All exhibits, schedules, supplements, and appendices to the Plan (including any documents to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date) are incorporated into and are a part of the Plan as if set forth in full in the Plan. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless stated otherwise herein or ordered by the Bankruptcy Court, the Plan shall control.

K.	Non-Severability of Plan Provisions

Before Confirmation, if any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be enforceable as so altered or interpreted. Notwithstanding any such alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Confirmation shall constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without consent of the Debtors; and (iii) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code. Upon entry of the Confirmation Order, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys shall be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and, therefore, none of the Reorganized Debtors or such Persons or Entities shall have any liability for the violation of any law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

M.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with the Debtors’ current document retention policy, as it may be altered, amended, modified, or supplemented by the Reorganized Debtors.

N.	Conflicts

In the event of a conflict between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of a conflict between the Plan and any document in the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order); provided, that, in the event any such conflict is a material conflict of the type that would require

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the Debtors to re-solicit the votes on the Plan under section 1127 of the Bankruptcy Code, the Plan shall control solely with respect to such provision giving rise to such material conflict. In the event of a conflict between the Confirmation Order and the Plan or Plan Supplement, the Confirmation Order shall control. In the event of a conflict between the description or summary of any Definitive Document (including the New Debt Documents, the Incremental New Money Equity Documents, and the New Equity Documents) set forth herein and such Definitive Document, the terms of the relevant Definitive Document shall control in all respects.

O.	Dissolution of Committee

On the Effective Date, the Committee (and any other statutory committees that may have been appointed in the Chapter 11 Cases) shall be deemed to have been dissolved, and the members thereof, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to, arising from, and in connection with the Chapter 11 Cases, except with respect to any continuing confidentiality obligations, prosecuting requests for Allowance of compensation and reimbursement of expenses incurred prior to the Effective Date, appointment of the General Unsecured Claim Observer, and, in the event that the Bankruptcy Court’s entry of the Confirmation Order is appealed, participating in such appeal. Subject to Article VII.C, from and after the Effective Date, the Reorganized Debtors shall continue to pay, when due and payable in the ordinary course of business, the reasonable and documented fees and expenses of the Committee’s professionals solely to the extent arising out of or related to the foregoing without further order of the Bankruptcy Court.

[Remainder of page intentionally left blank]

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Dated: March 20, 2025

GOL Linhas Aéreas Inteligentes S.A., on behalf of itself and its Debtor affiliates

By:	/s/ Joseph W. Bliley

Name: Joseph W. Bliley
Title: Chief Restructuring Officer

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Exhibit 1

Transaction Steps

These Transaction Steps, as defined in the Second Amended Joint Chapter 11 Plan of Reorganization of GOL Linhas Aéreas Inteligentes S.A. and Its Affiliated Debtors (as may be amended from time to time, the “Plan”),[2] set forth certain actions or steps that the Debtors anticipate may be necessary or appropriate to implement the Restructuring Transactions. These Transaction Steps are not intended to be the sole or exclusive actions or steps that may or shall be taken by the Debtors, the Reorganized Debtors, or other parties in connection with the implementation of the Restructuring Transactions, and nothing herein shall limit the Debtors’ or the Reorganized Debtors’ ability to take these or such other actions or steps as they determine to be necessary or appropriate to implement the Restructuring Transactions in accordance with the terms of the Plan. These Transaction Steps may be amended, supplemented, or modified from time to time by the Debtors through the Effective Date with the consent of Abra and the Committee.

Prior to the Effective Date

Step	1 Abra Global Finance (“AGF”), holder of the 2028 Senior Secured Exchangeable Notes issued by Gol Equity Finance (“GEF”), will be deemed (without need for any notice, filing, consent, or other action) to have assigned $941 million of such notes to Abra Group Limited (“AGL”), in exchange for a new credit held by AGF against AGL.
Step	2 Subject to the occurrence of the Effective Date, GLAI will agree to assume, as main obligor (assunção de dívida), all claims that will be equitized under the Plan (collectively, the “Subject Claims”) in exchange for intercompany receivables against the original obligors of the Subject Claims (GLA, GFC, GFL, GEF, GAC, Smiles Fidelidade, Smiles Viagens, Smiles Argentina, and Smiles Viajes) (the “Debt Assumption”).
Step	3 The Board of Directors of GLAI will call a shareholders’ meeting of GLAI (the “GLAI Shareholders’ Meeting”)[3] in accordance with applicable law to approve:

[2]	Capitalized terms used but not otherwise defined herein have the meanings given to them in the Plan.
[3]	In connection with calling the GLAI Shareholders’ Meeting, GLAI shall disclose on the websites of GLAI, the Brazilian Securities Commission (Comissão de Valores Mobiliários – CVM), and the Brazilian Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão or “B3”) (i) the calling notice (edital de convocação), with the description of the agenda of the GLAI Shareholders’ Meeting, and (ii) management’s proposal with respect to such agenda. The calling notice shall also be published in the “Valor Econômico” newspaper.

a.	a capital increase at Reorganized GLAI to give effect to the capitalization of the Subject Claims[4];
b.	the issuance of shares by Reorganized GLAI to Gol Intermediate Co. and the Reorganized GLAI shareholders, if any, who exercise their preemptive rights during the Preemptive Rights Offering Period (as defined below) (the “Reorganized GLAI Share Issuance”)[5];
c.	the price per share to be used in the Reorganized GLAI Share Issuance (the “Issue Price”), taking into account two appraisal reports that will be prepared prior to the GLAI Shareholders’ Meeting; and
d.	any other matter required to implement the transactions contemplated by these Transaction Steps and/or the Plan, including the reverse split of shares of Reorganized GLAI to be implemented after the Effective Date on terms determined by AGL and the Reorganized Debtors.[6]
Step	4 If, upon receipt of shares of New Equity on the Effective Date (or as soon as reasonably practicable thereafter) or as otherwise set forth in the Plan, any holder of a Subject Claim (other than AGL, New GOL Parent, and Gol Intermediate Co. (each as defined below)) will directly or indirectly hold (or is expected by the Debtors to directly or indirectly hold) 5% or more of the shares of New GOL Parent, Gol Intermediate Co. or Reorganized GLAI, such holder, prior to receiving shares of New Equity under the Plan, shall be required to represent to the Debtors and Abra that (i) such holder’s Economic Group[7] has not had BRL 75 million in gross revenues in Brazil (including export sales

[4]	For purposes of determining the final amount in BRL of the capital increase, the dollar amount of the Subject Claims will be converted into BRL using the BRL Exchange Rate as of closing on the Brazil Business Day immediately preceding the Effective Date. The number of shares to be issued will be determined based on such BRL amount and will be ratified in a meeting of the Board of Directors of Reorganized GLAI to be held on the Effective Date (or as soon as reasonably practicable thereafter) pursuant to Step 13.
[5]	The shares to be issued by Reorganized GLAI may include common and preferred shares.
[6]	Under the B3 regulations, the share price of a Brazilian-listed company must be at least BRL 1.00. As a result of the capitalization of the Subject Claims, it is anticipated that Reorganized GLAI’s share price will fall below this threshold. Consequently, the reverse split of shares of Reorganized GLAI is intended to restore the share price to higher value in compliance with the B3 regulations.
[7]	For purposes of this paragraph, “Economic Group” means in respect of a holder of a Subject Claim: (i) the holder of a Subject Claim; (ii) any person or entity who directly or indirectly holds control or an equity interest equal to or higher than 20% in the holder of a Subject Claim; and (iii) all companies in which the holder of the Subject Claim or the persons or entities that fall within item (ii) above, directly or indirectly, hold control or an equity interest equal to or higher than 20%. In case the holder of a Subject Claim or any of the entities that fall within item (ii) above is a fund, “Economic Group” will also mean (a) any quotaholders that holds directly or indirectly 50% of the quotas of such fund, (b) any quotaholders that directly or indirectly is currently linked to a quotaholders’ agreement and (c) all companies in which any of the quotaholders listed in items (a) or (b), directly or indirectly, holds control or an equity interest equal to or higher than 20%.
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to Brazil) in the last fiscal year and (ii) if such holder’s Economic Group has had BRL 75 million in gross revenues in Brazil (including export sales to Brazil) in the last fiscal year, that its Economic Group does not directly or indirectly hold control of and/or hold 20% or more of the equity interests (voting or non-voting) of a Competing Business.[8]

a.	Any holder of a Subject Claim that is unable to make such representation (such holder, a “Specific Holder”) will inform the Debtors and Abra in writing as soon as such holder becomes aware that they are unable to make such representation.
Step	5 No earlier than thirty (30) days after Step 3, the GLAI Shareholders’ Meeting will be held, and AGL and Abra Mobi LLP and Abra Kingsland LLP (each, an “Abra LLP” and, together, the “Abra LLPs”), holders of the common shares of GLAI, will approve the matters described in Step 3.
Step	6 A shareholders’ meeting of GLA (the “GLA Shareholders’ Meeting”) will be called to approve a capital increase at Reorganized GLA by means of a capitalization or capital contribution, as applicable, by Reorganized GLAI as described in Step 12.

On the Effective Date (or as soon as reasonably practicable thereafter)

Step	7 The Debt Assumption will become effective and, as a result, Reorganized GLAI will be the main obligor of the Subject Claims and will have receivables against the original obligors of the Subject Claims equal to the total amount of each such obligor’s respective obligations.
Step	8 AGL will acquire (or will have acquired) an entity formed under the laws of Luxembourg (or such other jurisdiction as may be agreed by the Debtors, Abra, and the Committee in accordance with the Plan Support Agreement) (“New GOL Parent”). New GOL Parent will acquire or incorporate (or will have acquired or incorporated) an entity organized under the laws of Brazil (“Gol Intermediate Co.”).

[8]	For purposes of this paragraph, “Competing Business” means companies that (i) compete with Reorganized GLAI and its subsidiaries in Brazil or abroad in air cargo or passenger transportation; (ii) compete with Reorganized GLAI and its subsidiaries in Brazil in loyalty programs, aircraft chartering or tourism/travel intermediation (i.e., travel agencies); and (iii) are vertically related (i.e., clients or suppliers) to the sector or markets mentioned in items (i) and (ii) above.
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Step	9 Holders of the Subject Claims will contribute their respective Subject Claims to New GOL Parent and receive, in full and final satisfaction of such claims, shares of New Equity issued by New GOL Parent on the terms set forth in the Plan.
a.	If any Specific Holder’s indirect acquisition of shares of Reorganized GLAI would require approval from Brazilian antitrust authorities pursuant to applicable laws of Brazil (“Antitrust Approval”),[9] the shares of New Equity that such Specific Holder is entitled to receive will remain in escrow with New GOL Parent, on behalf of such Specific Holder, until the Antitrust Approval is obtained. While such shares are held in escrow, the Specific Holder will not be entitled to any voting rights in connection with such shares, and any economic rights attributed to those shares will also be held in escrow to be paid to the Specific Holder together with the delivery of those escrowed shares once Antitrust Approval is obtained.
Step	10 New GOL Parent will contribute the Subject Claims to Gol Intermediate Co. in exchange for shares of Gol Intermediate Co. The contribution to Gol Intermediate Co. will be registered with the BCB as a direct foreign investment in Gol Intermediate Co.
Step	11 Gol Intermediate Co. will capitalize the Subject Claims in Reorganized GLAI, in exchange for shares of Reorganized GLAI.
a.	As a result, Existing GLAI Equity Interests will be significantly diluted, and Gol Intermediate Co. will be the majority shareholder of Reorganized GLAI.
Step	12 Reorganized GLA assumes, as main obligor (assunção de dívida), the obligation to pay all intercompany receivables held by Reorganized GLAI against the other original obligors of the Subject Claims, and Reorganized GLAI capitalizes, in Reorganized GLA, the intercompany receivables against Reorganized GLA (including the intercompany receivables against the other original obligors) in exchange for shares of Reorganized GLA by means of the capital increase approved at the GLA Shareholders’ Meeting.
a.	As a result, Reorganized GLAI’s intercompany receivable against Reorganized GLA will be extinguished, and Reorganized GLA will have intercompany receivables against the other original obligors of the Subject Claims.
b.	In addition, Reorganized GLA will receive funds in satisfaction of the intercompany receivables against the other original obligors of the Subject Claims,

[9]	Any Specific Holder shall cooperate with Reorganized GLAI to submit all required documents and information to apply for the Antitrust Approval.
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contribute such receivables to each of the respective original obligor, and/or remain as creditor of those receivables against the respective original obligor, as applicable.

Step	13 A meeting of the Board of Directors of Reorganized GLAI will be held to (i) ratify the number of shares to be issued by Reorganized GLAI in the GLAI Share Issuance; (ii) approve the issuance of a certificate confirming the conditions precedent to the Effective Date have been satisfied or waived in accordance with the Plan; and (iii) confirm that the modifications to the Bylaws of Reorganized GLAI in connection with matters described in Step 3 become effective.

After the Occurrence of the Actions and Transactions Contemplated by Steps 7-13

Step	14 As a result of the cancellation of the 2028 Notes Claims, the exclusive voting rights of each Abra LLP, including the right to direct the voting of the Reorganized GLAI common shares held by each Abra LLP, will automatically transfer to AGL. AGL will then assume sole responsibility for managing and controlling the Abra LLPs, holding the exclusive voting rights in each Abra LLP and indirectly in Reorganized GLAI (through Reorganized GLAI shares held by the Abra LLPs).
a.	After the cancelation of the 2028 Notes, each Abra LLP will transfer their shares in Reorganized GLAI to AGL.
b.	The Abra LLPs will be liquidated after they transfer their shares in Reorganized GLAI to AGL.
Step	15 No earlier than one day after the Effective Date, Reorganized GLAI will disclose to its shareholders that the GLAI Preemptive Rights Offering has commenced. Shareholders will have at least thirty (30) days to exercise their preemptive rights (the “Preemptive Rights Offering Period”).
a.	If any shareholder exercises their preemptive rights, Reorganized GLAI will transfer the proceeds therefrom to Gol Intermediate Co., and the number of shares of Reorganized GLAI that Gol Intermediate Co. would otherwise receive will be reduced by the same number of shares subscribed by those shareholders exercising their preemptive rights.
b.	Any proceeds received by Gol Intermediate Co. as a result of the exercise of such preemptive rights may be further transferred, lent to or contributed to Reorganized GLAI after the expiration of the Preemptive Rights Offering Period in a manner to be determined by Gol Intermediate Co.
Step	16 Gol Intermediate Co. will (i) subscribe for the shares corresponding to the preemptive rights transferred to it by AGL and the Abra LLPs, by means of the execution of a subscription bulletin (boletim de subscrição); and (ii) take custody of the corresponding shares issued through the Reorganized GLAI Share Issuance, subject to the timing and operational procedures of Reorganized GLAI’s bookkeeping agent.
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Step	17 The Preemptive Rights Offering Period will end.
Step	18 Reorganized GLAI will release a notice to its shareholders informing them of the end of the Preemptive Rights Offering Period and issuance of shares (through the Reorganized GLAI Share Issuance) to Gol Intermediate Co. and any shareholder of Reorganized GLAI that timely exercised their preemptive rights and paid the corresponding Issue Price.
Step	19 Shareholders of Reorganized GLAI who exercised their preemptive rights will take custody of the subscribed for shares.
Step	20 Gol Intermediate Co. will subscribe and take custody of the additional shares issued to it through the Reorganized GLAI Share Issuance (i.e., any shares that were not subscribed by Reorganized GLAI shareholders exercising their preemptive rights).
Step	21 Subject to any approval by Brazilian antitrust authorities that may be needed pursuant to applicable laws of Brazil, one or more investors, if any, purchases Incremental New Money Equity or shares of Gol Intermediate Co., through an equity capital contribution.[10] If any third-party investor purchases such shares, the funds may be further contributed by New GOL Parent into Gol Intermediate Co. (if applicable) and further invested by Gol Intermediate Co. in Reorganized GLAI in a manner to be determined by New GOL Parent.
Step	22 The reverse split of Reorganized GLAI shares approved at the GLAI Shareholders Meeting, as described in Step 3 above, will become effective.
Step	23 To the extent necessary according to Step 9, Reorganized GLAI and the other relevant parties will request Antitrust Approval. Upon obtaining Antitrust Approval, if necessary, the applicable Specific Holders will receive the shares of New Equity and other amounts held in escrow pursuant to Step 9.

[10]	The final investment structure by strategic investors, including whether it will involve the subscription of shares or another mechanism, may change and will be determined together with the relevant strategic investor, if any.

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